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Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

FROM OUR CHAIRMAN OF THE BOARD
Dear Shareholder
Dr. Sol J. Barer
Chairman of the
Board of Directors
On behalf of the entire Teva Board of Directors, I thank you for your support and investment in Teva. This past year represented continued stabilization and growth for Teva on several fronts. We marked a successful CEO leadership transition, continued to drive growth for our key brands (AUSTEDO and AJOVY) and continued investment in our product pipeline. In 2022, Teva delivered solid results, despite the challenging macroeconomic environment, and made significant progress in bringing the opioids nationwide settlement to finalization. We also remain focused on reducing our debt and optimizing our manufacturing and supply chain, while investing for growth.
Leadership transition
Kåre Schultz retired from the Company effective December 31, 2022 and Richard D. Francis was appointed President and CEO and a member of the Board of Directors on January 1, 2023. Under Kåre’s leadership, the Company executed on a comprehensive restructuring plan, which significantly reduced our spending to allow us to further pay down our debt I want to thank Kåre for his years at Teva. KÈ§re’s success positioned us to smoothly transition to Richard and what we anticipate to be a period of growth for Teva under his leadership. Richard brings an entrepreneurial leadership style and extensive experience as a senior executive in the pharmaceutical industry, along with a rack-record of success in the life sciences, biologics and generic drug sectors. We are confident that we are well-positioned to benefit from strong and effective leadership in the coming years. Growth at Teva We believe that Teva is positioned to return to growth and create shareholder value. Our key innovative medicines, AUSTEDO and AJOVY, continue to show promise for sustainable growth. AUSTEDO revenues grew to approximately $1 billion in 2022, and AJOVY has now launched in most of the European countries and in Japan, with plans to launch in additional markets. Our generics business has also performed well in 2022. In addition, over the last six years, we have built a strong pipeline of biosimilars. Aligning financing and our sustainability goals In addition to the debt reduction progress cited above, in March 2023, we concluded a successful $2.49 billion refinancing through a sustainability-linked bond offering, which continues to better align our debt maturities with our expected free cash flows for the coming years. We chose to do this through a sustainability-linked bond offering to establish a direct connection with both our social and environmental targets. Environmental, Social and Governance (“ESG”) ESG is critical to our long-term sustainability and success. Over the last few years, we ave worked hard to lay strong ESG foundations, formalize ESG, ensure our efforts are tied to meaningful goals and that our progress is reported transparently. In our forthcoming 2022 ESG Progress Report, we will provide detail on how we manage our come ESG topics, in accordance with broadly accepted reporting standards. Litigation The Board and its committees have been engaged in monitoring Teva’s efforts to bring the opioids litigation to an acceptable conclusion. After finalizing the documentation for the nationwide opioids settlements, in January 2023, we confirmed participation from 49 of the 50 states and have moved forward with the participation process of the subdivisions. Most importantly, the settlement makes critical medicines part of the solution when addressing the opioids epidemic. While the agreement includes no admission of wrongdoing, it remains in our best interest to put these cases behind us and focus on the patients we serve every day. We are also making progress on the U.S. generic antitrust litigation, and have reached settlements with a number of individual states. Board refreshment We continue our focus on refreshment, to ensure that the Board is composed of members with the diverse skills and experiences necessary to oversee our strategy and stay ahead of the evolving pharmaceutical industry. We are therefore very excited with the nomination of Michal Braverman Blumenstyk to serve as a member of the Board. Michal brings a nuanced understanding in innovation, R&D and technology. Her expertise includes over 25 years in global leadership of leading technology corporations, leading their innovation, R&D and cybersecurity divisions. Her perspective and experience will be a valuable addition to the Board, complementing the skills and experiences of our other Board members. Additionally, Jean-Michel Halfon and Nechemia (Chemi) Peres will each retire from our Board following the Annual Meeting. The Board is grateful for their invaluable service and significant contributions to Teva over the past years. Continued dialogue with our shareholders I was pleased to have the opportunity to meet and speak directly with several of our investors, while our management team engaged with others. Our discussions focused on Teva’s ESG efforts, including our long-term goals linked to our financing strategy, human capital management and inclusion and diversity, CEO leadership succession, as well as the various changes to our executive compensation program over recent years. We look forward to continuing our dialogue, incorporating your feedback into our discussions as we strive to grow Teva in al responsible and inclusive way. Looking ahead at 2023 I am excited to continue working closely with my fellow Board members, our President and CEO, Richard Francis, our talented management team and dedicated employees, as we shift our perspective to the future. We believe that Teva is positioned to return to growth and create shareholder value.
We are pleased to invite you to attend our annual meeting of shareholders, which will take place on June 15, 2023, at 4 p.m., Israel time/9 a.m. Eastern time. Your vote is very important. We hope you will vote as soon as possible. Sincerely, Dr. Sol J. Barer Chairman of the Board of Directors April 19, 2023

For an accessible version of this Proxy Statement, please visit www.tevapharm.com/2023proxymaterials.

Notice of 2023 Annual Meeting of Shareholders

DATE AND TIME:	Thursday, June 15, 2023, at 4:00 p.m., Israel time / 9:00 a.m., Eastern time

PLACE:	Teva’s Executive Offices at 124 Dvora HaNevi’a Street Tel Aviv, 6944020, Israel

AUDIO WEBCAST TO LISTEN TO THE ANNUAL MEETING:	Shareholders will also have the option to listen to the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Teva Pharmaceutical Industries Limited (“we,” “us,” “our,” “Teva” or the “Company”) through an audio webcast. Joining the audio webcast does not constitute attendance and will not count towards determining the presence of a quorum, nor will shareholders joining the audio webcast be able to vote electronically through such webcast. For further information, see Questions and Answers below.

ITEMS OF BUSINESS:

Proposal 1: To appoint the following persons to Teva’s Board of Directors: Dr. Sol J. Barer, Michal Braverman-Blumenstyk and Janet S. Vergis to serve until Teva’s 2026 annual meeting of shareholders.

Proposal 2: To approve, on a non-binding advisory basis, the compensation for Teva’s named executive officers.

Proposal 3: To appoint Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as Teva’s independent registered public accounting firm until Teva’s 2024 annual meeting of shareholders.

In addition, shareholders will consider Teva’s annual consolidated financial statements for the year ended December 31, 2022.

The Board of Directors recommends that you vote FOR all proposals.

Teva urges all of its shareholders to review its annual report (“Annual Report”) on Form 10-K for the year ended December 31, 2022.

RECORD DATE:	Only holders of ordinary shares (or American Depositary Shares representing such ordinary shares) of record at the close of business on May 8, 2023 will be entitled to vote at the Annual Meeting. Two holders of ordinary shares who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares, shall constitute a legal quorum. Should no legal quorum be present one-half hour after the scheduled time, the Annual Meeting shall be adjourned to one week from that day, at the same time and place.

By Order of the Board of Directors,

Dov Bergwerk

Senior Vice President,

Company Secretary

April 19, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 15, 2023

The accompanying Proxy Statement and our Annual Report are available at www.tevapharm.com/2023proxymaterials. We expect the proxy materials to be mailed and/or made available on or before April 21, 2023.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	i

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Risks that could cause actual results to differ from those expressed or implied in such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, including in the section captioned “Risk Factors,” and other documents we may subsequently file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

ii	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

2022 Overview

Teva is a leading global pharmaceutical company. In 2022, we continued helping patients around the world to access affordable medicines and benefit from innovations to improve their health. Our key growth drivers delivered promising results and milestones, and we met all components of our 2022 financial guidance.

Looking ahead, we expect to see continued growth of our key innovative medicines, AUSTEDO and AJOVY, as well as to continue to develop our exciting pipeline in neuroscience and immunology and advance our core business through the launch of high quality generics, biosimilar and innovative medicines around the world.

2022 Financial Results

Revenue	Earnings (Loss) Per Share	Cash

$14.9 billion	$(2.12) (GAAP)	$1.6 billion (cash flow from operating activities)

	$2.52 (non-GAAP*)	$2.2 billion (free cash flow**)

*	For a reconciliation of non-GAAP EPS to GAAP EPS, see Teva’s Form 8-K filed with the SEC on February 8, 2023.
**

Free cash flow includes cash flow from operating activities, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets, net of cash used for capital investment. For a reconciliation of free cash flow to cash flow from operating activities, see Teva’s Form 8-K filed with the SEC on February 8, 2023.

Key Product and Pipeline Updates—Leveraging Our Growth Engines

AUSTEDO

Continued strong growth in the U.S. with revenues in 2022 increasing by 20% compared to 2021; launched in China, Israel and Brazil; in February 2023, the FDA approved AUSTEDO XR (deutetrabenazine) extended-release tablets, which is a new once-daily formulation, additional to the currently marketed twice-daily AUSTEDO.

AJOVY

Continued growth in the U.S. and Europe; 26% U.S. market share in terms of prescriptions in 2022; launched in most European countries, in Japan and in certain other countries in our International Markets; auto-injector launched in the U.S. and Canada.

Risperidone LAI NDA resubmitted in October 2022, awaiting FDA response. Olanzapine LAI Initiated phase 3 trial for patients with schizophrenia in September 2022.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	1

Generics

Continued maintaining our top-three leadership position in many countries, including the U.S. and some key European markets; 2022 revenues in Europe and International Markets increased in local currency terms, compared to 2021.

Biosimilars Robust biosimilar pipeline; including 13 programs, of which eight are in-house and five programs are in collaboration with strategic partners.

*

Free cash flow includes cash flow from operating activities, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets, net of cash used for capital investment.

Continuing to Reduce our Debt

In the past six years, we have reduced our net debt by more than $15 billion. As of December 31, 2022, our net debt was $18.4 billion.

2	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Board and Corporate Governance Highlights

Our Board of Directors (the “Board of Directors” or the “Board”) continually evaluates Teva’s corporate governance policies and practices, focusing on ensuring effective oversight of Teva’s business and management. We have established a strong and effective framework to monitor the risks of our business.

Board and Corporate Governance

∎	Board refreshment and succession planning—four new directors appointed over the last five years

∎	11 out of 12 current directors are independent; subject to the approval of shareholders of Proposal 1, we will have 10 out of 11 independent directors

∎	All members of our committees are independent

∎	25% of current directors serving on the Board identify as female; subject to the approval of shareholders of Proposal 1, 36% of directors serving on the Board identify as female

∎	Annual Board and committees evaluation process

Board Oversight of Risk

∎	Full Board and individual Committees focus on understanding and assessing Company risks

∎	Board reviews risk management policies of our operations and business strategy, and Board committees review risk in their areas of expertise

∎	The Audit Committee assists the Board with our financial reporting, independent auditors, internal controls, internal audit function, risk assessment and risk management and cybersecurity risks

∎

The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting), our strategy regarding environmental, social and governance (“ESG”) matters and our culture of integrity and also reviews policies and practices that may seriously impact our reputation

∎

The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions

∎

The Human Resources and Compensation Committee (the “HR and Compensation Committee”) oversees compensation, retention, succession and other human resources-related issues and risks, as well as initiatives to promote inclusion and diversity

∎	The Science and Technology Committee oversees risks relating to our intellectual property and research and development activities

∎	The Corporate Governance and Nominating Committee oversees risks relating to governance policies and initiatives

Director Alignment with Shareholder Interests

∎	In 2022, the Board of Directors held ten meetings with an average attendance rate of 98%

∎

We maintain director stock ownership guidelines requiring stock ownership of five times the annual cash fee (excluding committees fees) paid to directors, which must be achieved within a certain timeframe

Shareholder Engagement

∎

Active shareholder engagement efforts, led by our Chairman of the Board. Discussions are focused on responding to feedback received from shareholders on corporate governance, executive compensation and ESG matters as well as on leadership succession

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	3

Board and Corporate Governance Highlights

Our Environmental, Social and Governance Priorities and Accomplishments

∎

Teva views ESG as core to our business, and our ESG strategy reflects how we plan to address environmental and social issues. We are currently reviewing our materiality assessment with the results expected to be included in our 2022 ESG Progress Report

∎	In March 2022, Teva further linked its ESG targets with its financing strategy by entering into a $1.8 billion Sustainability-Linked Revolving Credit Facility, which was amended in February 2023

∎

Throughout 2022, we continued our efforts to enhance transparency by publishing our 2021 ESG Progress Report on how we are managing our core 21 ESG topics, in accordance with Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”) standards, and with the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework, which contributed to further improvements in ESG ranking indices in 2022

∎	Our 2030 greenhouse gas (“GHG”) emissions targets, which were validated in December 2022 by the Science Based Target initiative, are aligned to global efforts to meet the Paris Climate Agreement

∎	In March 2023, Teva issued $2.49 billion (equivalent) in aggregate principal amount of sustainability-linked bonds (“SLB”).

4	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Proposal 1: Election of Directors

The election of highly qualified directors is fundamental to the Board’s successful oversight of Teva’s strategy and risks. We seek directors who add diverse perspectives, possess a variety of skills and provide global pharmaceutical experience and other qualifications. In March 2023, the Board approved and adopted the “Board’s Inclusion and Diversity Statement” (“Board I&D Statement”) as part of the Company’s Statement of Corporate Governance Principals, which is available on our website. The Board’s vision, as reflected in the Board I&D Statement, is that the Board is a reflection of the cultural and geographical breadth of our business, and therefore we should continuously strive to align the composition and diversity of our Board with the size and geographical spread of Teva, its broad product portfolio, history and culture. Additionally, a diverse Board with a range of views, skills and expertise enhances decision-making, which is beneficial to the Company’s success in the interests of generating value for all Teva’s stakeholders. The Board believes, as stipulated in the Board I&D Statement, that Teva’s directors should ultimately be selected based on wide-ranging experiences, backgrounds, skills, knowledge, and insight, while also considering the gender, ethnicity, nationality, and cultural diversity of its members. The process of selecting directors is based on objective criteria without discrimination and focuses on a candidate’s ability to perform as a director.

The average tenure of our current directors is 6.25 years of service and the average age is 62.8. We currently have three directors who identify as female out of 12 members serving on our Board of Directors. Subject to the approval of shareholders of this Proposal 1, we will have 11 members serving on our Board of Directors, of which four directors who identify as female, the average tenure will be reduced to 5.45 years of service, and the average age of our directors will be reduced to 61.9.

Dr. Barer, our Chairman of the Board, is an independent director under NYSE regulations. Richard D. Francis, our President and Chief Executive Officer (the “President and CEO”) serves on the Board, which facilitates collaboration between the Board of Directors and management. Corporate governance remains a high priority and we continue to evaluate the size and composition of the Board to ensure that it maintains dynamic, exceptionally qualified leadership.

Following the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors recommends that shareholders approve the appointment of Dr. Sol J. Barer, Michal Braverman-Blumenstyk and Janet S. Vergis to serve as directors until our 2026 annual meeting of shareholders. Dr. Sol J. Barer and Janet S. Vergis are currently members of the Board of Directors and all nominees qualify as independent directors under NYSE regulations. If re-appointed as a director at this Annual Meeting, Dr. Barer will continue to serve as Chairman of the Board of Directors.

In accordance with the Israeli Companies law, 5759-1999 (as amended from time to time, the “Israeli Companies Law”), all nominees for election as directors at the Annual Meeting have declared in writing that they possess the requisite skills and expertise, as well as sufficient time, to perform their duties as directors.

The Board of Directors recommends that shareholders vote FOR the appointment of Dr. Sol J, Barer, Michal Braverman-Blumenstyk and Janet S. Vergis, each to serve as a director until Teva’s 2026 annual meeting of shareholders.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	5

Proposal 1: Election of Directors

Directors

The following table sets forth information regarding the directors and director nominees of Teva as of April 1, 2023:

Name	Age	Director Since	Term Ends

Dr. Sol J. Barer—Chairman	75	2015	2023

Richard D. Francis	54	2023	(1)

Michal Braverman-Blumenstyk	62	—	—

Rosemary A. Crane	63	2015	2024

Amir Elstein	67	2009	2025

Jean-Michel Halfon (2)	71	2014	2023

Gerald M. Lieberman	76	2015	2024

Roberto A. Mignone	51	2017	2025

Dr. Perry D. Nisen	67	2017	2025

Nechemia (Chemi) J. Peres (3)	64	2017	2023

Prof. Ronit Satchi-Fainaro	51	2018	2024

Janet S. Vergis	58	2020	2023

Dr. Tal Zaks	57	2021	2025

(1)	Mr. Francis’s term ends contemporaneously with his term as President and CEO.

(2)	Jean-Michel Halfon is not standing for re-election at the Annual Meeting.

(3)	Nechemia (Chemi) J. Peres is not standing for re-election at the Annual Meeting.

Persons Being Considered for Election at the Annual Meeting

Dr. Sol J. Barer Chairman of the Board Independent Director

Dr. Barer became Chairman of the Board of Directors in 2017, after joining Teva’s Board of Directors in January 2015. Dr. Barer is Managing Partner at SJ Barer Consulting. He also serves as an advisor to the Israel Biotech Fund. From 1987 to 2011, he served in top leadership roles at Celgene Corporation, including as Executive Chairman from 2010 to 2011, Chairman and CEO from 2007 to 2010, CEO from 2006 to 2010, President and Chief Operating Officer from 1994 to 2006 and President from 1993 to 1994. Prior to that, he was a founder of the biotechnology group at the chemical company Celanese Corporation, which was later spun off as Celgene. Dr. Barer has served on the board of directors of Contrafect as lead independent director from 2011 and as Chairman of the board of directors of NexImmune, Inc. since 2019, which became a public company in February 2021. From 2020 to 2021, Dr. Barer served on the Board of Directors of Cerecor, Inc. (formerly Aevi Genomic Medicine, Inc.), from 2013 to 2019 as Chairman of the Board of Edge Therapeutics, from 2011 to 2016 on the board of Aegerion Pharmaceuticals, from 2009 to 2017 on the board of Amicus Therapeutics and from 2011 to 2017 as Chairman of the Board of InspireMD. Dr. Barer is Founding Chair of the Center for Innovation and Discovery at the Hackensack Meridian Medical School. He received his Ph.D. in organic and physical chemistry from Rutgers University and his B.S. in chemistry from Brooklyn College of the City University of New York.

Qualifications:

With his long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, Dr. Barer provides broad and experienced knowledge of the global pharmaceutical business and industry as well as extensive scientific expertise.

6	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Proposal 1: Election of Directors

Michal Braverman-Blumenstyk Independent Director Nominee

Ms. Braverman-Blumenstyk is currently a Corporate Vice President at Microsoft Corporation, General Manager of Microsoft Israel R&D Center (since 2020) and Chief Technological Officer of the Microsoft Security division (since 2017). Prior to her current role, from 2013 to 2017, Ms. Braverman-Blumenstyk founded and was the General Manager of the Cybersecurity Center at Microsoft Israel Development Center when she joined Microsoft in 2013. Prior to joining Microsoft, Ms. Braverman-Blumenstyk served as the General Manager of RSA Israel. She also currently serves on the board of Columbia University’s School of Engineering. Ms. Braverman-Blumenstyk holds an M.Sc. in Computer Science from Columbia University, New York, summa cum laude, and graduated from the MBA executive program at the Recanati School of Business, Tel Aviv University.

Qualifications:

With over 25 years of experience in management, technology and innovation and cybersecurity leadership, along with her experience as general manager of a global company’s R&D center, Ms. Braverman-Blumenstyk will provide the Board with a broad global business leadership perspective.

Janet S. Vergis Independent Director Committees: – Compliance (Chair) – Human Resources and Compensation

Ms. Vergis joined the Board of Directors in 2020. She served as a retained executive advisor to various private equity firms from 2013 to 2019. From 2011 to 2012, she served as the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company. From 2004 to 2009, she served as President of Janssen Pharmaceuticals LP, McNeil Pediatrics, Inc. and Ortho-McNeil Neurologics, Inc., subsidiaries of Johnson & Johnson. Ms. Vergis contributed to a number of Johnson & Johnson companies during her career, holding positions of increasing responsibility in research and development, new product development, sales and marketing. Ms. Vergis has served on the board of directors of Church and Dwight Co., Inc. since 2014, Dentsply-Sirona, Inc. since 2019 and SGS SA since March 2021. She previously served on the board of directors of MedDay Pharmaceuticals from 2016 to 2021, Amneal Pharmaceutical from 2015 to 2019, as well as Lumara Health from 2013 to 2014 and OraPharma, Inc. from 2011 to 2012. Ms. Vergis received a Bachelor of Science in Biology and a Master’s of Science in Physiology from The Pennsylvania State University.

Qualifications:

With over 30 years of experience in various fields of the healthcare industry, including research and development, new product development, sales, and various executive roles, as well as her experience as a board member of public pharmaceutical companies, Ms. Vergis provides the Board with broad global business experience in the pharmaceutical industry.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	7

Proposal 1: Election of Directors

Continuing Directors

Richard D. Francis Director and President and Chief Executive Officer

Mr. Francis became Teva’s President and Chief Executive Officer and a member of the Board of Directors on January 1, 2023. Prior to joining Teva, Mr. Francis served as the Chief Executive Officer of Purespring Therapeutics, a pioneering gene therapy company focused on transforming the treatment of kidney diseases, from 2021 to 2022, and as the Chief Executive Officer of Forcefield Therapeutics, a pioneer of best-in-class therapeutics to protect heart function, from 2021 to 2022. He also served as an operating partner for Syncona Investment Management Limited since 2021. From 2014 to 2019, Mr. Francis served as Chief Executive Officer of Sandoz and a member of the executive team of Novartis. Prior to his role at Sandoz, Mr. Francis was a senior executive at Biogen for 13 years, where he held a number of senior roles, including leading Biogen’s U.S. business. Mr. Francis also serves as a member of the board of directors of Mettler-Toledo International Inc. since 2016. He holds a Bachelor of Arts in Economics from The Manchester Metropolitan University.

Qualifications:

With over two and a half decades of leadership positions in various pharmaceutical companies and a proven track-record in the pharmaceutical, biotech and generics sectors, Mr. Francis provides an entrepreneurial, pragmatic and unique global perspective on the healthcare and pharmaceutical industries.

Rosemary A. Crane Independent Director Committees: – Human Resources and Compensation (Chair) – Science and Technology

Ms. Crane joined the Board of Directors in 2015. Ms. Crane served as President and Chief Executive Officer of MELA Sciences, Inc. from 2013 to 2014. Ms. Crane was Head of Commercialization and a partner at Appletree Partners from 2011 to 2013. From 2008 to 2011, she served as President and Chief Executive Officer of Epocrates Inc. Ms. Crane served in various senior executive positions at Johnson & Johnson from 2002 to 2008, including as Group Chairman, OTC & Nutritional Group from 2006 to 2008, as Group Chairman, Consumer, Specialty Pharmaceuticals and Nutritionals from 2004 to 2006, and as Executive Vice President of Global Marketing for the Pharmaceutical Group from 2002 to 2004. Prior to that, she held various positions at Bristol-Myers Squibb from 1982 to 2002, including as President of U.S. Primary Care from 2000 to 2002 and as President of Global Marketing and Consumer Products from 1998 to 2000. Ms. Crane has served on the board of directors of Tarsus Pharmaceuticals, Inc. since August 2021, on the board of directors of Catalent Pharma Solutions, Inc. since 2018 and on the board of directors of Certara, Inc. since July 2022. From 2015 to 2019, she served as Vice Chairman of the Board of Zealand Pharma A/S. From 2017 to March 2019, she served on the board of directors of Edge Therapeutics. Ms. Crane received a B.A. in communications and English from the State University of New York and an M.B.A. from Kent State University.

Qualifications:

With over 30 years of experience in commercialization and business operations, primarily in the pharmaceutical and healthcare industries, and more than 25 years of therapeutic and consumer drug launch expertise, Ms. Crane provides broad experience and knowledge of the global pharmaceutical business and industry.

8	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Proposal 1: Election of Directors

Amir Elstein Independent Director Committees: – Corporate Governance and Nominating (Chair) – Audit – Finance and Investment

Mr. Elstein rejoined the Board of Directors in 2009. From January 2014 to July 2014, he served as Vice Chairman of the Board of Directors of Teva. Mr. Elstein has served as Chairman of the Board of Tower Semiconductor Ltd. since 2009 and Chairman of the Israel Democracy Institute since 2012. Mr. Elstein also serves as Chairman or as a member of the board of directors of several academic, scientific, educational, social and cultural institutions. Mr. Elstein served as Chairman of the Board of Governors of the Jerusalem College of Engineering from 2009 to 2018 and as Chairman of the Board of Directors of Israel Corporation from 2010 to 2013. From 2004 to 2008, Mr. Elstein was a member of Teva’s senior management, most recently as Executive Vice President, Global Pharmaceutical Resources. From 1995 to 2004, Mr. Elstein served on Teva’s Board of Directors. Prior to joining Teva as an executive in 2004, Mr. Elstein held a number of executive positions at Intel Corporation, most recently as General Manager of Intel Electronics Ltd., an Israeli subsidiary of Intel Corporation. Mr. Elstein received a B.Sc. in physics and mathematics from the Hebrew University in Jerusalem, an M.Sc. in solid state physics from the Hebrew University and a diploma in senior business management from the Hebrew University.

Qualifications:

With leadership positions in various international corporations, including his experience as chairman of international public companies and his service as an executive officer at Teva and other companies, Mr. Elstein provides global business management and pharmaceutical expertise.

Gerald M. Lieberman Independent Director Committees: – Audit (Chair) – Human Resources and Compensation – Finance and Investment

Mr. Lieberman joined the Board of Directors in 2015. Mr. Lieberman is currently a special advisor at Reverence Capital Partners, a private investment firm focused on the middle-market financial services industry. From 2000 to 2009, Mr. Lieberman was an executive at AllianceBernstein L.P., where he served as President and Chief Operating Officer from 2004 to 2009, as Chief Operating Officer from 2003 to 2004 and as Executive Vice President, Finance and Operations from 2000 to 2003. From 1998 to 2000, he served as Senior Vice President, Finance and Administration at Sanford C. Bernstein & Co., Inc., until it was acquired by Alliance Capital in 2000, forming AllianceBernstein L.P. Prior to that, he served in various executive positions at Fidelity Investments and at Citicorp. Prior to joining Citicorp, he was a certified public accountant with Arthur Andersen. Mr. Lieberman has served as Chairman of the board of directors of Entera Bio Ltd. since 2018. He previously served on the board of directors of Forest Laboratories, LLC from 2011 to 2014, Computershare Ltd. from 2010 to 2012 and AllianceBernstein L.P. from 2004 to 2009. Mr. Lieberman received a B.S. Beta Gamma Sigma with honors in business from the University of Connecticut.

Qualifications:

With his many years of experience as an executive in leading financial services companies, including his knowledge and experience in human capital development, succession planning and compensation, Mr. Lieberman provides finance, risk management, operating and human capital expertise for large, complex organizations.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	9

Proposal 1: Election of Directors

Roberto A. Mignone Independent Director Committees: – Finance and Investment (Chair) – Audit – Corporate Governance and Nominating

Mr. Mignone joined the Board of Directors in 2017. Mr. Mignone is the Founder and Managing Partner of Bridger Management LLC, a multi-billion dollar investment management firm founded in 2000 and specializing in long-term equity strategies. Since inception, Bridger Management has focused on the healthcare sector and has developed considerable research expertise in support of its investments. In addition to healthcare, Bridger Management invests in global consumer, technology and financial services companies. Prior to Bridger Management, Mr. Mignone co-founded and served as a partner of Blue Ridge Capital LLC from 1996 to 2000, an investment management firm specialized in health care, technology, media, telecommunications and financial services. Mr. Mignone serves as a co-Vice Chairman and member of the Finance Committee and Nominating Committee of the New York University Langone Medical Center. He received a Bachelor of Arts degree in Classics from Harvard College and an M.B.A. from Harvard Business School.

Qualifications:

With his long career as a global investment professional focused on healthcare, Mr. Mignone provides the Board with finance and management expertise with respect to large, complex pharmaceutical organizations.

Dr. Perry D. Nisen Independent Director Committees: – Science and Technology (Chair) – Compliance

Dr. Nisen joined the Board of Directors in 2017. In July 2021, he became Chief Executive Officer of Quanta Therapeutics Inc., a privately held biotechnology company. In 2018, he joined Soffinova Investments as Executive Partner, Private Equity and transitioned in January 2021 to a consultant role. From 2014 to 2017, Dr. Nisen served as Chief Executive Officer and the Donald Bren Chief Executive Chair of Sanford Burnham Prebys Medical Discovery Institute. From 2004 to 2014, Dr. Nisen held various roles at GlaxoSmithKline, most recently as Senior Vice President, Science and Innovation. From 1997 to 2004, Dr. Nisen served as Divisional Vice President, Global Oncology Development, and as Divisional Vice President, Cancer Research, at Abbott Laboratories. Previously, he was the Lowe Foundation Professor of Neuro-Oncology at the University of Texas Southwestern Medical Center. From 2016 to 2017, Dr. Nisen served as a director of Mirna Therapeutics, Inc. He received a B.S. from Stanford University, a Master’s degree in molecular biology, and an M.D. and PhD from Albert Einstein College of Medicine.

Qualifications:

With extensive experience in medical research and development and management positions in leading pharmaceutical companies, Dr. Nisen provides a unique perspective on business and R&D activities.

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Proposal 1: Election of Directors

Prof. Ronit Satchi-Fainaro Independent Director Committees: – Science and Technology – Compliance

Prof. Satchi-Fainaro joined the Board of Directors in 2018. Prof. Satchi-Fainaro is a Full Professor at Tel Aviv University, where she has served as Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, The Kurt and Herman Lion Chair in Nanosciences and Nanotechnologies since 2017, Director of the Cancer Biology Research Center since 2020 and a member of the Preclinical Dean’s Committee since 2015. She served as President of The Israel Controlled Release Society from 2010 to 2014. In 2003, she was appointed Instructor in Surgery at Children’s Hospital in Boston and Harvard Medical School, where she has been a Visiting Professor since 2005. Prof. Satchi-Fainaro also serves as a consultant to several biotech and pharmaceutical companies, and is a member of the scientific advisory board of the Blavatnik Center for Drug Discovery, The Israel Cancer Association and Vall d’Hebron University Hospital Foundation—Research Institute. She is also a member of several editorial boards of scientific journals. Prof. Satchi-Fainaro received her B.Pharm. from the Hebrew University in Jerusalem in 1995 and her Ph.D. in Polymer Chemistry and Cancer Nanomedicine from the University of London in 1999. She spent two years as a postdoctoral research fellow on biochemistry and protein delivery at Tel Aviv University and two years as a postdoctoral research fellow on vascular and cancer biology at Harvard University and Children’s Hospital in Boston.

Qualifications: With extensive experience in clinical medicine and research, Prof. Satchi-Fainaro provides in-depth knowledge of medicine and science.

Dr. Tal Zaks Independent Director Committees: – Audit – Finance and Investment – Science and Technology

Dr. Zaks joined the Board of Directors in 2021. Dr. Zaks, M.D., Ph.D., is a partner at OrbiMed Advisors LLC since November 2021. From 2015 to September 2021, he served as Chief Medical Officer of Moderna, Inc. From 2010 to 2015, he held senior development positions at Sanofi, including Senior Vice President and Head of Global Oncology. From 2008 to 2010, he served as Vice President of Clinical Research, Oncology at Cephalon. From 2004 to 2008, he served as Director, Clinical Development and Translational Medicine at GlaxoSmithKline. From 1996-1999, he was a Postdoctoral Fellow at the National Cancer Institute. Dr. Zaks has also served as an adjunct Associate Professor of Medicine at the University of Pennsylvania since 2004 and as an adjunct Associate Professor of Medicine at Tufts Medical Center since 2017. From 2016 to 2023, Dr. Zaks served on the Board of Directors of Adaptimmune Therapeutics plc. Dr. Zaks received his M.D. and Ph.D. from Ben Gurion University in Israel, conducted post-doctoral research at the U.S. National Institutes of Health and completed clinical training in internal medicine at Temple University Hospital, followed by a fellowship in medical oncology at the University of Pennsylvania. He has also been awarded Ph.D. honoris causa from Bar-Ilan University.

Qualifications:

With a unique combination of medical training, broad academic knowledge and executive experience in the biopharmaceutical industry, Dr. Zaks’s insights and experience in biopharmaceutical development, through his executive and non-executive roles, provide the Board with a broad scientific perspective and understanding of pharmaceutical product development, science and technology.

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Proposal 1: Election of Directors

Directors whose Services are Concluding at the Annual Meeting

Jean-Michel Halfon is not standing for re-election at the Annual Meeting. Mr. Halfon joined the Board of Directors in 2014, and has previously served as chair of the HR and Compensation Committee and more recently chair of the Compliance Committee. We sincerely thank Jean-Michel for his nine years on Teva’s Board of Directors, and his invaluable impact and contribution to the Board and to Teva.

Nechemia (Chemi) J. Peres is not standing for re-election at the Annual Meeting. Mr. Peres joined the Board of Directors in 2017 and served on several of the Board’s committees. We sincerely thank Chemi for his immense contribution to the Board and to Teva, along with his extensive efforts on behalf of Teva throughout his term of service.

Family Relationships

There are no family relationships among any of our executive officers, directors or director nominees.

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Corporate Governance and Director Compensation

Pursuant to our Articles of Association, the Board of Directors must consist of three to 18 directors (which includes our President and CEO, if serving as a member of the Board, and two statutory independent directors, if such are appointed in accordance with the Israeli Companies Law, and in the event the CEO and/or the statutory independent directors are not appointed to the Board of Directors, such maximum number of directors shall be reduced accordingly). Our Board of Directors consists of 12 persons, including our President and CEO. Following the Annual Meeting and subject to the approval of shareholders of Proposal 1, our Board of Directors will consist of 11 persons, including our President and CEO. The Board of Directors has determined that all of the directors that currently serve and that will serve on the Board of Directors following the Annual Meeting are independent, except for Richard D. Francis, our President and CEO.

We currently maintain a policy to have at least two directors qualify as financial and accounting experts under Israeli law. Accordingly, the Board of Directors has determined that Gerald M. Lieberman and Roberto A. Mignone are financial and accounting experts under such criteria.

Our directors are generally entitled to review and retain copies of our documentation and examine our assets, as required to perform their duties as directors and to receive assistance, in special cases, from outside experts at our expense.

Board Diversity and Skills*

Over the course of 2022, inclusion and diversity was a point of emphasis for our Board and our management team. Teva believes that inclusion and diversity are essential to its ability to innovate and grow its business. It is our desire to create and sustain an inclusive and diverse work environment. In its search for suitable candidates, our Board recognizes the value of overall diversity and considers members’ and candidates’ opinions, perspectives, personal and professional experiences, and backgrounds, including gender, race and ethnicity.

*	Following the departure of Jean-Michel Halfon and Nechemia (Chemi) J. Peres and the election of Michal Braverman-Blumenstyk.

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Corporate Governance and Director Compensation

The chart below summarizes the notable skills, qualifications and experience of each of our directors and director nominees (subject to the approval of Proposal 1, and in addition to requisite skills and expertise to perform their duties as directors) and highlights the balanced mix of skills, qualifications and experience of the Board as a whole. These are the same attributes that the Board considers as part of its ongoing director succession planning process. This high-level summary is not intended to be an exhaustive list of each director’s and director nominee’s skills or contributions to the Board.

SKILLS/QUALIFICATIONS/ EXPERIENCE	S. Barer	R. Francis	M. Braverman- Blumenstyk	R. Crane	A. Elstein	G. Lieberman	R. Mignone	P. Nisen	R. Satchi- Fainaro	J. Vergis	T. Zaks

Accounting and financial reporting experience						✓	✓

CEO / executive management leadership skills	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓

Human resource management and executive comp. knowledge and experience				✓		✓					✓

Pharmaceutical industry	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓

Commercial and operations management	✓	✓	✓	✓	✓					✓

Risk oversight and risk management		✓	✓			✓	✓

Cybersecurity			✓

Science / medical research / innovation	✓		✓		✓			✓	✓		✓

Finance and investment markets	✓	✓				✓	✓				✓

ESG	✓			✓						✓

Academia/Education	✓							✓	✓		✓

Global perspective, international	✓	✓	✓	✓	✓	✓	✓			✓	✓

ADDITIONAL QUALIFICATIONS AND INFORMATION

Audit committee financial expert / financial expert under Israeli law						✓	✓

Other public boards	✓	✓		✓	✓	✓				✓

Board Practices

Director Terms and Education. Our directors are generally elected in three classes for terms of approximately three years. Due to the complexity of our businesses and our extensive global activities, we value the insight and familiarity with our operations that a director is able to develop over his or her service on the Board of Directors. Because we believe that extended service on our Board enhances a director’s ability to make significant contributions to Teva, we do not believe that arbitrary term limits on directors’ service are appropriate. At the same time, it is the policy of the Board that directors should not expect to be renominated automatically.

In recent years, we strengthened our Board of Directors with the addition of new highly qualified and talented directors, adding expertise as well as diversity to our Board of Directors. The average tenure of our current directors is 6.25 years of service and the average age is 62.8. We currently have three directors who identify

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as female out of 12 members serving on our Board of Directors. Subject to the approval of shareholders of Proposal 1, we will have 11 members serving on our Board of Directors, of which four directors who identify as female, the average tenure will be reduced to 5.45 years of service, and the average age of our directors will be reduced to 61.9. Our Chairman of the Board is independent under NYSE regulations, and 11 out of 12 of our current directors are independent under NYSE regulations. Subject to the approval of shareholders of Proposal 1, 10 out of 11 of our directors will be independent under NYSE regulations. Our only non-independent director is our President and CEO, which facilitates collaboration between the Board of Directors and management. We continue to evaluate the size and composition of our Board of Directors to ensure it maintains dynamic, exceptionally qualified members.

We provide an orientation program and a continuing education process for our directors, which include business and industry briefings, provision of materials, sessions from leading experts and professionals, meetings with key management and visits to Teva facilities. We evaluate and improve our education and orientation programs to ensure that our directors have the knowledge and background needed for them to best perform their duties.

Board Meetings. The Board of Directors holds at least six meetings each year to review significant developments affecting Teva and to consider matters requiring approval of the Board, with additional meetings scheduled when important matters require Board of Directors action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. Information regarding the number of Board committee meetings and attendance rates for 2022 is presented in the table below under “—Committee Composition and Board and Committee Attendance in 2022.”

Executive Sessions of the Board. Our directors meet in executive session (i.e., without the presence of management, including our President and CEO) generally in connection with each regularly scheduled Board meeting and additionally as needed. Executive sessions are chaired by Dr. Barer, the Chairman of the Board.

Annual Meetings. We do not have a formal policy requiring members of the Board to attend our annual meetings, although all directors are strongly encouraged to attend. Eight out of 12 of our directors attended the 2022 annual meeting of shareholders.

Board Leadership. The Board of Directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the Board of Directors so as to provide effective oversight of management. The Board of Directors has separate roles for the Chief Executive Officer and Chairman of the Board of Directors, with Dr. Barer serving as independent Chairman and Mr. Richard D. Francis as President and CEO. Dr. Barer’s long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, as well as his extensive scientific expertise and knowledge of the global pharmaceutical business, have made him an invaluable resource to both the Board of Directors and the Chief Executive Officer. If reappointed as a director at this Annual Meeting, Dr. Barer will continue to serve as Chairman of the Board of Directors. The Board of Directors has determined that this leadership structure is appropriate for Teva at this time because it ensures that the appropriate level of oversight, independence and responsibility is applied to all Board decisions.

Board of Directors Role in Risk Oversight. Management is responsible for assessing and managing risk, subject to oversight by the Board of Directors. Our annual risk assessment process includes both a top-down review of strategic risks and a bottom-up review of operational risks, which are presented to the Board of Directors. The Board of Directors fulfills its oversight responsibility for risk assessment and management by reviewing risk management policies and the risk profile of our operations and business strategy, while its committees, as appropriate, monitor and address risks that may be within the scope of a particular committee’s expertise or charter, as described below. Each committee provides regular updates to the full Board regarding its activities.

∎

The Board oversees our risk management policies and risk profile, including operational risks and risks relating to our business strategy and transactions. Various committees of the Board assist the Board in this oversight responsibility in their respective areas of expertise.

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Corporate Governance and Director Compensation

∎

The Audit Committee assists the Board with the oversight of our financial reporting, independent auditors, internal controls, internal audit function and cybersecurity risks. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The Audit Committee further discusses our policies with respect to risk assessment and management regarding financial reporting, cyber risks and other material risks.

∎

The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting), our strategy regarding ESG matters and reviews policies and practices that may seriously impact our reputation.

∎

The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions.

∎	The HR and Compensation Committee oversees compensation, retention, succession and other human resources-related issues and risks.

∎	The Science and Technology Committee oversees risks relating to our intellectual property and research and development activities.

∎	The Corporate Governance and Nominating Committee oversees risks relating to our governance policies and initiatives.

During 2022, the Board and Audit Committee participated in monitoring strategic litigation, including with respect to the opioids litigation.

Cybersecurity Risk Management. The Audit Committee assists the Board with the oversight of cybersecurity risks. As part of its risk oversight function, the Audit Committee oversees risks associated with our information systems and technology, including cybersecurity, reviews our cyber risk assessment and management policies and receives updates from our Chief Information Officer relating to Teva’s information security and technology risks, including cybersecurity. During 2022, the Audit Committee received regular briefings on Teva’s information security and risk management programs, including with respect to cyber security, global cyber threat trends, and Teva’s related policies, processes and practices in place for managing and mitigating cybersecurity incidents and other technology-related risks, as well as SAP implementation and privacy controls. Teva’s information security office leads our cybersecurity risk management program. We also maintain cyber risk insurance coverage.

Director Service Contracts. Except for equity awards that accelerate upon termination, we do not have any contracts with any of our non-employee directors that provide for benefits upon termination of services. Information regarding director compensation can be found under “Non-Employee Director Compensation” below.

Communications with the Board. Shareholders, employees and other interested parties can contact any director or committee of the Board of Directors by writing to them care of Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Company Secretary or Internal Auditor or by email to TevaIR@tevapharm.com. Comments or complaints relating to our accounting, internal controls or auditing matters may also be referred to members of the Audit Committee, as well as other appropriate Teva departments. The Board of Directors has adopted a global “whistleblower” policy, which provides employees and others with an anonymous means of communicating with the Audit Committee.

Nominees for Directors. Pursuant to the Israeli Companies Law, a nominee for service as a director must submit a declaration to us, prior to his or her election, specifying that he or she has the requisite qualifications to serve as a director and the ability to devote the appropriate time to performing his or her duties as such and that he or she is not restricted from serving as director under the Israeli Companies Law.

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All of our directors, including those nominated for appointment as directors at the Annual Meeting, have provided such declaration. A director who ceases to meet the statutory requirements to serve as a director must notify us to that effect immediately and his or her service as a director will terminate upon submission of such notice.

Our Board of Directors believes that it should be composed of directors with diverse, complementary backgrounds and that directors should, at a minimum, exhibit proven leadership capabilities and possess experience at a high level of responsibility within their chosen fields. When considering a candidate for director, our Corporate Governance and Nominating Committee considers whether the directors, both individually and collectively, can and do provide the experience, judgment, commitment, skills and expertise appropriate to lead Teva in the context of its industry. In addition, our Corporate Governance and Nominating Committee considers a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, as well as whether such nominee could provide added value to any of the committees of the Board of Directors, given the then existing composition of the Board of Directors as a whole. When seeking new candidates, the Corporate Governance and Nominating Committee also considers candidates representing a diversity of backgrounds, perspectives, ethnicities, races, genders, nationalities, and cultures. Our Corporate Governance and Nominating Committee also provides input and guidance regarding the independence of directors, for formal review and approval by our Board of Directors.

When seeking candidates for directorships, our Corporate Governance and Nominating Committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the Board of Directors has in the past used and may continue to use the services of third-party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, members of the Board of Directors will interview that candidate if they believe the candidate may be suitable. The Chairman of the Board of Directors may also ask the candidate to meet with certain members of executive management.

If our Corporate Governance and Nominating Committee believes a director should be re-elected or a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board of Directors that candidate’s appointment or re-election, who, in turn, can submit the candidate for consideration by the shareholders.

The Israeli Companies Law provides a process by which one or more shareholders holding 1% or more of the voting rights of Teva may propose the nomination of a candidate to the Board of Directors. See “Shareholder Proposals for the 2023 Annual Meeting and the 2024 Annual Meeting” below.

Non-Employee Director Compensation

As required by the Israeli Companies Law, we have adopted a Compensation Policy for Executive Officers and Directors (the “Compensation Policy”), which is presented for shareholder approval at least once every three years. Pursuant to the Israeli Companies Law and regulations promulgated thereunder, any arrangement between Teva and a director relating to his or her compensation as a director or other position with Teva must generally be consistent with Teva’s Compensation Policy and approved by the HR and Compensation Committee, the Board and by a simple majority of Teva’s shareholders.

As approved at our 2019 annual general meeting of shareholders, our non-employee director annual compensation program (applicable to all non-employee directors except for the Chairman of the Board) is comprised of:

(i)	an annual Board membership fee of $130,000 paid in cash;

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Corporate Governance and Director Compensation

(ii)	additional annual cash fees for service on Board committees:

a.	$20,000 per annum to serve as a member of the Audit Committee; and $40,000 per annum to serve as chairperson of the Audit Committee;

b.	$15,000 per annum to serve as a member of the HR and Compensation Committee; and $30,000 per annum to serve as chairperson of the HR and Compensation Committee;

c.	$20,000 per annum to serve as a member on a special or ad-hoc committee of the Board; and $30,000 to serve as chairperson of such special or ad-hoc committee; and

d.	$10,000 per annum to serve as a member of any other standing Board committee that is not listed in sub-sections (a)-(b); and $20,000 per annum to serve as chairperson on such committee; and

(iii)	an annual equity-based award in the form of restricted share units (“RSUs”) with an approximate aggregate grant date fair value of $160,000 and a one year cliff vesting.

As approved at our 2019 annual general meeting of shareholders, the annual compensation for the Chairman of the Board is comprised of:

(i)	an annual Board membership fee of $255,000 paid in cash;

(ii)	an annual equity-based award in the form of RSUs with an approximate aggregate grant date fair value of $285,000 and a one year cliff vesting; and

(iii)	office and secretarial services at Teva’s offices.

The Chairman of the Board is not entitled to additional annual cash fees for service on Board Committees.

Fees for Board and committee service are payable over the period of time during which the individual serves as a non-employee director. In the event that a non-employee director serves as a member of the Board during only part of the year, a pro-rated amount of the annual board membership fee and standing committee fees will be paid. In the event of an appointment to the Board between annual meetings of shareholders, the annual equity-based award shall be pro-rated. Upon completion of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director by virtue of such position and held by such director will immediately become vested.

We purchase directors’ and officers’ liability insurance for our directors and executive officers, as approved by our shareholders and consistent with the Compensation Policy. In addition, we release our directors from liability and indemnify them to the fullest extent permitted by law and our Articles of Association, and provide them with indemnification and release agreements for this purpose, substantially in the form approved by our shareholders at our 2012 annual meeting.

In addition, Teva reimburses or covers its non-employee directors’ expenses (including travel expenses) incurred in connection with attending meetings of the Board and its committees or in performing other services for Teva in their capacity as non-employee directors, in accordance with Israeli law and the Compensation Policy.

Any director elected to serve as a member of our Board and all continuing non-employee directors will be compensated in the manner described above and will benefit from the insurance, indemnification and release discussed above.

No additional compensation is received for attendance at a Board or committee meeting.

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Director Stock Ownership Guidelines

In 2019, we established director stock ownership guidelines requiring ownership of five times the annual cash fee paid to directors for board membership (excluding committees fees), which must be achieved within the later of six years of first becoming subject to these guidelines and January 1, 2025.

2022 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Dr. Sol J. Barer	255,000	284,999	539,999

Rosemary A. Crane	190,000	159,997	349,997

Amir Elstein	200,000	159,997	359,997

Jean-Michel Halfon	160,000	159,997	319,997

Gerald M. Lieberman	195,000	159,997	354,997

Roberto A. Mignone	180,000	159,997	339,997

Dr. Perry D. Nisen	160,000	159,997	319,997

Nechemia (Chemi) J. Peres	155,000	159,997	314,997

Prof. Ronit Satchi-Fainaro	150,000	159,997	309,997

Janet S. Vergis	155,000	159,997	314,997

Tal Zaks	170,000	159,997	329,997
(1)

The amounts shown include the paid cash portion of the annual fee for the Chairman of the Board and Board membership fees and committee service fees (including special committees) for other non-employee directors.

(2)

In August 2022, each non-employee director serving at that time was granted 15,810 RSUs, and the Chairman of the Board was granted 28,162 RSUs, based on the grant date fair value of a share of $10.12. The amounts shown in the Stock Awards column represent the aggregate grant date fair values of RSUs computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”). Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14c. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2022. These RSUs vest one year from the grant date. As of December 31, 2022, the aggregate number of unvested RSUs held by each current non-employee director was as follows: Dr. Sol J. Barer: 28,162; Rosemary A. Crane: 15,810; Amir Elstein: 15,810; Jean-Michel Halfon: 15,810; Gerald M. Lieberman: 15,810; Roberto A. Mignone: 15,810; Dr. Perry D. Nisen: 15,810; Nechemia J. Peres: 15,810; Prof. Ronit Satchi-Fainaro: 15,810; Janet S. Vergis: 15,810; and Tal Zaks: 15,810. Upon completion or termination of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director in virtue of such position and held by such director will immediately become vested.

Mr. Kåre Schultz, who served as Teva’s President and CEO until December 31, 2022, was not entitled to any compensation in his capacity as a member of the Board or any committee thereof.

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Corporate Governance and Director Compensation

Committees of the Board

Our Articles of Association provide that the Board of Directors may delegate its powers to one or more committees as it deems appropriate to the extent such delegation is permitted under the Israeli Companies Law. The Board of Directors has appointed the standing committees listed below, as well as ad-hoc committees appointed from time to time for specific purposes determined by the Board.

We have adopted charters for all of our standing committees, formalizing the committees’ procedures and duties. These committee charters are available on our website at www.tevapharm.com.

Committee Composition and Board and Committee Attendance in 2022

Name	Audit	Human Resources and Compensation	Corporate Governance and Nominating	Finance and Investment	Compliance	Science and Technology

Rosemary A. Crane		Chair				∎

Amir Elstein	∎		Chair	∎

Jean-Michel Halfon			∎		∎

Roberto A. Mignone	∎		∎	Chair

Dr. Perry D. Nisen					∎	Chair

Nechemia (Chemi) J. Peres		∎	∎

Gerald M. Lieberman	Chair	∎		∎

Prof. Ronit Satchi-Fainaro					∎	∎

Janet S. Vergis		∎			Chair

Dr. Tal Zaks	∎			∎		∎

No. of meetings in 2022	6	6	4	4	4	5

Average attendance rate	100%	96%	100%	100%	94%	95%

In 2022, our Board of Directors met ten times with an average attendance rate of 98%, and each of our current directors attended at least 90% of the meetings of the Board and Board committees on which he or she served.

Audit Committee

The Israeli Companies Law requires publicly held Israeli companies to appoint an audit committee. As a NYSE-listed company, Teva’s Audit Committee must be comprised solely of independent directors, as defined by the SEC and NYSE regulations.

The responsibilities of our Audit Committee include, among others: (a) identifying flaws in the management of our business and making recommendations to the Board of Directors as to how to correct them and providing for arrangements regarding employee complaints with respect thereto; (b) making determinations and considering providing approvals concerning certain related party transactions and certain actions involving conflicts of interest; (c) reviewing the internal auditor’s performance and approving the internal audit work program and examining our internal control structure and processes; (d) examining the independent auditor’s scope of work and fees; and (e) providing for arrangements regarding employee complaints regarding questionable accounting or auditing matters and monitoring compliance with and investigating alleged violations and enforcing provisions of Teva’s Code of Conduct. Furthermore, the Audit Committee discusses the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “MD&A”) and presents to the Board of Directors its recommendations with respect to the proposed financial statements and MD&A.

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In accordance with the Sarbanes-Oxley Act and NYSE requirements, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. In addition, the Audit Committee is responsible for assisting the Board of Directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements. The Audit Committee also discusses our policies with respect to risk assessment and risk management regarding financial reporting and risks that may be material to us and major legislative and regulatory developments that could materially impact Teva’s contingent liabilities and risks.

The Audit Committee charter sets forth the scope of the committee’s responsibilities, including its structure, processes and membership requirements; the committee’s purpose; its specific responsibilities and authority with respect to, among others, registered public accounting firms; complaints relating to accounting, internal accounting controls or auditing matters; and its authority to engage advisors as determined by the Audit Committee.

The Audit Committee also reviews and receives briefings concerning Teva’s information security and technology risks, including cybersecurity, and is briefed on Teva’s information security and risk management programs, policies, practices and processes. Teva’s information security office leads our cybersecurity risk management program.

All of the Audit Committee members have been determined to be independent as defined by SEC and NYSE regulations.

The Board of Directors has determined that, of the directors on this committee, Gerald M. Lieberman (chair) and Roberto A. Mignone are “audit committee financial experts” as defined by applicable SEC regulations.

Human Resources and Compensation Committee

The Israeli Companies Law requires publicly held Israeli companies to appoint a compensation committee. As a NYSE-listed company, Teva’s HR and Compensation Committee must be comprised solely of independent directors, as defined by the SEC and NYSE regulations.

The HR and Compensation Committee is responsible for establishing annual and long-term performance goals and objectives for our executive officers, as well as reviewing our compensation philosophy and policies (including our Compensation Policy).

The HR and Compensation Committee is responsible for reviewing plans for the succession of our chief executive officer and other senior members of executive management, and led the search and appointment process of our current President and CEO, Richard D. Francis.

The HR and Compensation Committee also evaluates the performance of our chief executive officer and other executive officers, makes recommendations to the Board of Directors regarding the compensation of our executive officers and directors, reviews any organizational restructuring pertaining to the roles, responsibilities and selection of executive officers and oversees our labor practices.

All of the HR and Compensation Committee members have been determined to be independent as defined by SEC and NYSE regulations.

Corporate Governance and Nominating Committee

The NYSE Listed Company Manual requires publicly listed companies to appoint a corporate governance / nominating committee composed entirely of independent directors, as defined by NYSE regulations.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	21

Corporate Governance and Director Compensation

The role of our Corporate Governance and Nominating Committee is to (i) identify individuals who are qualified to become directors; (ii) recommend to the Board of Directors director nominees for each annual meeting of shareholders; and (iii) assist the Board of Directors in establishing and reviewing Teva’s statement of corporate governance principles and promoting good corporate governance in Teva.

All of the Corporate Governance and Nominating Committee members have been determined to be independent as defined by NYSE regulations.

Finance and Investment Committee

The role of our Finance and Investment Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to our financial and investment strategies and policies, including determining policies on these matters and monitoring implementation. It is also authorized to approve certain financial transactions (such as material loans and other financing arrangements), review our financial risk management policies and evaluate the execution, financial results and integration of Teva’s completed acquisitions, as well as various other finance-related matters, including our global tax structure and allocation policies. According to the committee’s charter, at least one of the committee’s members must be qualified as a financial and accounting expert under SEC regulations and/or the Israeli Companies Law.

The Board of Directors has determined that, of the directors on this committee, Gerald M. Lieberman and Roberto A. Mignone (chair) are financial and accounting experts under Israeli law.

A majority of committee members must be determined to be independent as defined by NYSE regulations.

Compliance Committee

The role of our Compliance Committee is to oversee our: (i) policies and practices for complying with laws, regulations and internal procedures; (ii) policies and practices regarding issues that have the potential to seriously impact our business and reputation; (iii) global public policy positions; (iv) strategy and governance of ESG matters and to advise the Board on ESG matters; and (v) implementation of our culture of integrity.

A majority of committee members must be determined to be independent as defined by NYSE regulations. The chairperson of the Audit Committee shall be invited by the committee chairperson to participate in the Compliance Committee, as deemed relevant to the committee’s agenda.

Science and Technology Committee

The Science and Technology Committee oversees our overall strategic direction and investment in research and development and technological and scientific initiatives. As part of this responsibility, it reviews scientific and R&D strategy and priorities, scientific aspects of business development activities and technological trends. It assists the Board of Directors in risk management oversight relating to R&D and our intellectual property, advises on our intellectual property strategy, reviews new technology in which Teva is, or is considering, investing and reviews the efficacy and safety profile of new pharmaceuticals.

All of the committee members must be determined to have scientific, medical or other related expertise. A majority of committee members must be determined to be independent as defined by NYSE regulations.

Code of Business Conduct

Teva has adopted a code of business conduct applicable to its directors, executive officers, and all other employees. A copy of the code is available to every Teva employee on Teva’s internet site, upon request to its human resources department, and to investors and others on Teva’s website at www.tevapharm.com or by contacting Teva’s investor relations department, legal department or the internal auditor. If we make any amendment or grant any waiver to this code that applies to our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions, and that relates to an

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Corporate Governance and Director Compensation

element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver on Teva’s website. The Board of Directors has approved a whistleblower policy which functions in coordination with Teva’s code of business conduct and provides an anonymous means for employees and others to communicate with various departments of Teva, including the Audit Committee. Teva has also implemented a training program for new and existing employees concerning the code of business conduct and whistleblower policy.

Principles of Corporate Governance

We have adopted a set of corporate governance principles, which is available on our website at www.tevapharm.com. We place great emphasis on maintaining high standards of corporate governance and continuously evaluate and seek to improve our governance standards. These efforts are expressed in our corporate governance principles, our committee charters and the policies of our Board of Directors. Teva is in compliance with all corporate governance standards currently applicable to Teva under Israeli and U.S. laws, SEC regulations and NYSE listing standards.

Insider Trading Policy

Our directors, executive officers and employees, as well as their immediate family members, persons living in their home and entities controlled by any of the foregoing persons are subject to Teva’s insider trading policy (the “Policy”). The Policy prohibits insider trading and certain speculative transactions (including short sales, buying put and selling call options and other hedging or derivative transactions in Teva’s securities), and establishes a regular blackout period schedule during which directors, executive officers and certain employees may not trade in Teva’s securities. In addition, the Policy establishes pre-clearance procedures that directors and executive officers must observe prior to effecting any transaction in Teva’s securities. The Policy applies not only to Teva’s ADSs and ordinary shares, but also to its debt securities and other securities for which Teva securities serve as underlying assets.

Board Evaluation Process

Our Board of Directors is committed to continuous improvement and recognizes the fundamental role a robust Board of Directors and committee evaluation process play in ensuring that our Board of Directors maintains optimal composition and functions effectively.

In the annual self-evaluation process, the members of the Board of Directors conduct a confidential oral assessment of the performance, risk oversight and composition of the Board and any committees of which he or she is a member with the Company Secretary. As part of the evaluation process, the Board of Directors, in conjunction with the Corporate Governance and Nominating Committee, reviews the effectiveness and overall composition of the Board of Directors, including director tenure, board leadership structure, diversity and skill sets, the quality and scope of the materials distributed in advance of meetings and the boards access to Company executives and operations, to ensure the Board of Directors serves the best interests of shareholders and positions the Company for future success. The results of the oral assessments are then communicated back to each committee, committee chair and the entire Board of Directors during an executive session. After the evaluations, each committee, committee chair and the entire Board of Directors and management work to improve upon any issues presented during the evaluation process and to identify opportunities that may lead to further improvement. The Corporate Governance and Nominating Committee also uses this process to assess and determine the characteristics and skills required of prospective candidates for election to the Board of Directors.

Self-evaluation items requiring follow-up and execution are monitored by the Board and each of the committees. While this formal self-evaluation is conducted on an annual basis, the evaluation process is an ongoing process throughout the year. Directors continuously share their perspectives, feedback, and suggestions throughout the year.

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Shareholder Engagement

In late 2022, the Board and senior management conducted discussions with shareholders, as part of our regular, ongoing, annual commitment to strong corporate governance and continuous dialogue with our stakeholders, which we believe enables us to better understand their perspectives.

During this time, we contacted our top 25 shareholders, which represent approximately 33% of our outstanding shares and a significant majority of identified institutional holders, as well as the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. We participated in discussions with shareholders representing approximately 14% of our outstanding shares. Our Chairman of the Board and senior management with responsibility for investor relations, corporate governance, ESG and executive compensation participated in relevant discussions with shareholders.

The discussions covered a broad array of matters, including:

∎

our ESG materiality assessment, our tangible and ambitious long-term goals reinforced by ESG policies and positions as well as our ESG targets linked to our financing strategy, oversight of ESG governance by the Board, our compliance and ethics program, our continued enhancement of ESG transparency and the resulting improvements in ESG ranking indices;

∎	inclusion and diversity at Teva;

∎	leadership succession and future growth for Teva; and

∎	changes to our executive compensation program over recent years.

Feedback from our shareholders was shared and discussed with the HR and Compensation Committee, the Corporate Governance and Nominating Committee, the Compliance Committee and the Board.

The Board and management continue to engage regularly in dialogue with many of the Company’s largest shareholders, and the HR and Compensation Committee will continue to consider the shareholder-approved Compensation Policy, shareholder feedback and the results of the advisory vote on executive compensation in connection with its determinations of executive compensation. Through our shareholder outreach, we have established important feedback channels that provide a valuable way to receive ongoing input from our shareholders.

See also “Executive Compensation—Compensation Discussion & Analysis—2022 Say-on-Pay Vote and Shareholder Engagement.”

Human Capital Management

Our employees are the heart of our company. We seek to make Teva an inclusive, diverse and safe workplace, with meaningful compensation, benefits and wellbeing programs, and we offer training and leadership development programs that foster career growth.

Our HR and Compensation Committee, Compliance Committee and Board play key roles in overseeing human capital management at Teva and devote time throughout the year to its strategy and execution.

The Board and executive management view inclusion and diversity as essential to our ability to innovate and grow our business. We strive to create and sustain an inclusive and diverse work environment.

We foster an inclusive work environment that allows all people to express themselves and realize their full potential. Our Inclusion and Diversity (“I&D”) framework, governed by our I&D task force, provides a foundation for embedding I&D across our business. Our dedicated Global I&D Lead is responsible for the execution of the global I&D framework, including strategy and initiatives, partnerships and alignment of activities across regions and business units. In addition, we support recruitment, development and retention of individuals with diverse backgrounds.

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Human Capital Management

As of December 31, 2022, Teva’s work force consisted of 36,826 employees. We have employees in 58 countries around the world, representing a wide range of nationalities. Employees identifying as female represent 46% of our global employee population, 48% of managers and 27% of senior management as of December 31, 2022.

We seek to support our inclusive and diverse culture through employee resource groups, mentoring programs and training, among other things. For instance, we developed a global mentoring program for women, aimed at advancing women to senior leadership positions. In addition, in January 2022, we launched the Catalyst program, a group of senior leaders tasked with establishing a plan to support the progression of women to senior leadership roles. In the U.S., the Teva Employee Resource Group Network represents ten distinct ERGs, which have a key role in creating a culture of inclusion and bringing together employees with shared characteristics and life experiences to foster opportunities for networking, mentoring, collaboration, community outreach, career development, leadership training and cultural exchanges. In Israel, we partnered with Co-Impact, a non-governmental organization focused on supporting employment among the Arab community. In addition, we provided mandatory training for all employees globally on fostering inclusive behavior and we include an inclusive leadership module in all Teva global leadership development programs.

The health and safety of our employees is critical to our ability to supply medicines to our patients. Our Environment, Health, Safety and Sustainability Policy and global Environment Health and Safety Management System guide our employee health and safety practices. We have implemented this system, which often exceeds regulatory requirements, to provide a global standard of care.

We invest in employee career growth and development at Teva. Our talent development programs benefit employees individually by providing them with the resources they need to enhance their professional and management abilities, develop leadership skills and achieve their career aspirations, which in turn helps us to remain competitive in our industry. Our Teva Grow program for employees provides development in essential soft skills, success in a global setting and company knowledge. For our managers, we refreshed our development programs to develop the skills, capabilities and mindset required of managers, taking into account the challenges of a disruptive environment. We focus on succession planning through global and local talent review processes that identify and accelerate successors’ readiness to fill senior positions across Teva.

In 2022, we began implementing our wellbeing strategy globally. In addition to having our first global wellbeing month dedicated to raising awareness of the importance of wellbeing, we leveraged practical tools and local programs to address the physical, financial, social and mental health needs of our employees and their families.

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Human Capital Management

We have been monitoring employee morale during this time in many ways, including by conducting our annual employee survey. Results of the 2022 survey show that employee engagement levels have remained high and steady. Employees are feeling connected with Teva’s mission and values, are confident in Teva’s positive impact on society and believe they are treated with respect. In addition, they feel they are able to be themselves at work, they are treated fairly regardless of personal background or characteristics, and that Teva promotes a culture of diversity and inclusiveness.

For further information, see “Item 1—Business— Human Capital Management” in our Annual Report on Form 10-K for the year ended December 31, 2022.

Environmental, Social and Governance

Teva views ESG as core to its business and our ESG strategy reflects how we plan to address environmental and social issues, while also bringing value to Teva and its stakeholders. In 2020, we conducted a materiality assessment to identify the ESG topics that matter most to our stakeholders and our business. We are currently reviewing our materiality assessment with the results expected to be included in our 2022 ESG progress report.

Teva’s 2022 ESG Progress report will show our efforts to enhance transparency on how we manage these 21 topics (outlined in the graphic below), in accordance with GRI and SASB standards and the TCFD framework.

Ten of the core 21 topics (in green in the graphic below) represent areas where we believe Teva can have the greatest impact, and/or which could have the greatest impact on our business. Each of these priority topics has a designated task force, working group or committee to guide our management’s approach, goal setting, activities and reporting.

At the end of 2021, Teva issued what was at the time the largest-ever SLB at $5 billion. We became the first pharmaceutical company to issue an SLB tied to both access to medicines and environmental targets, reflecting our commitment to implement our ESG strategy, and to increasing the reach of our medicines in low-and-middle-income countries (“LMICs”) and further reducing the impact of our operations on the

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Environmental, Social and Governance

planet. In March 2022, Teva further integrated its ESG and financing strategy by entering into a $1.8 billion Sustainability-Linked Revolving Credit Facility. In March 2023, Teva issued SLBs in an aggregate principal amount of $2.49 billion (equivalent). As has been the case in previous years, Teva plans to obtain external assurance and report on related progress and performance, including our various public ESG goals, in our annual ESG Progress Report (with the 2022 report expected to be published on our website in May 2023).

Environmental

As a health-based company, we recognize the interconnection of planetary health and human health. With 53 manufacturing sites around the world as of December 31, 2022, we believe that we have a responsibility to lessen our impact on the environment.

With the launch of Teva’s SLB in 2021, we formally set targets to reduce absolute scope 1 and 2 GHG emissions by 25% by 2025 and by 46% by 2030 (compared to a 2019 baseline), and like our 2021 SLB, our 2023 SLB is also linked to such 2025 target. Our 2030 Scope 1 and 2 GHG emissions target, which was validated in December 2022 by the Science Based Target initiative (SBTi), is aligned to global efforts to meet the Paris Climate Agreement to limit mean global temperature rises to 1.5°C above pre-industrial levels. In 2021, we also set additional long-term 2030 environmental targets, including, but not limited to, reducing absolute scope 3 GHG emissions by 25% (compared to a 2020 baseline) aligned to a well below 2°C pathway (also validated by the SBTi) and increasing electricity purchased or generated from renewable sources to 50% and increasing energy efficiency by 10%.

Monitoring and delivery in respect of our environmental targets is overseen by our Global Sustainability Taskforce, and our Environmental, Health and Safety Management System (EHSMS) is governed by our EHS&S Corporate Committee.

Social

As one of the world’s leading providers of generic medicines, we are a committed global health partner addressing unmet needs, increasing the reach of affordable medicines and expanding our generic and innovative medicines portfolio. Our efforts to create quality and affordable medicines for more people around the world are governed by our Access to Medicines steering committee and guided by Teva’s Position on Access to Medicines. In 2022, we donated $699.6 million worth of medicines to patients in need. We received marketing authorizations for 1,153 generic medicines and 18 innovative medicines. We engaged partners to advance access initiatives, help reduce healthcare costs and create cost-effective solutions, respond to drug shortages and participated in global health tenders in an effort to make treatments accessible and affordable for all.

Our 2021 and 2023 SLBs are tied to two 2025 social targets related to access to medicines—increasing the cumulative number of new regulatory submissions in LMICs on the World Health Organization’s Essential Medicines List (EML) by 150% (compared to a 2017 to 2020 baseline) between 2022 and 2025, and increasing product volume by 150% (compared to a 2020 baseline). In 2022, we submitted 21 new regulatory submissions, which represent 28% of our target, and we donated ~360,000 doses eligible to our SLB target.

Governance

Conducting business with integrity is non-negotiable for Teva. Our compliance vision is for business to be gained the right way. At Teva, compliance and ethics is everyone’s responsibility. Over the last seven years, Teva has strengthened its compliance and ethics program across the globe, with an emphasis on policies, training and support that meet the business in areas related to compliance. Our Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance and is updated on a regular basis by our Chief Compliance Officer. Our Global Compliance & Ethics (GC&E) department is structured to ensure our business partners have a consistent and dedicated partner at all levels of work.

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Environmental, Social and Governance

One way we cultivate a culture of compliance and accountability is by seeking to reflect our values in our policies and procedures. Primary among these is Teva’s Code of Conduct, which outlines our values and foundational compliance and ethics expectations for all employees. We have a range of policies and positions on corporate governance topics which are available on our website at https://www.tevapharm.com/our-company/corporate-governance/corporate-governance-documents/. Information on our website is not part of, and is not incorporated into, this Proxy Statement.

In 2022, we established compliance and ethics goals, including:

∎	Train or retrain 100% of active employees on applicable Teva’s compliance policies by 2023

∎	Train or retrain 100% of active sales employees on compliance policies related to marketing practices by 2023

∎	Train new employees and retrain 100% of active employees on how to report concerns through Teva’s Office of Business Integrity hotline by 2023

∎	Strengthen Teva’s culture of compliance, maintaining our Gartner global index at parity with or greater than industry benchmark

∎	Maintain 100% evaluation of submitted high-risk third-party business partners through Teva’s Third-Party Due Diligence tool

Progress on the above compliance and ethics goals, will be described in our 2022 ESG Progress (expected to be published in May 2023).

Teva has a risk-based global compliance training and communications program. To determine compliance and ethics training requirements, Teva evaluates job roles on a compliance-risk basis, and then assigns a general or advanced training curriculum based on that evaluation. In 2022, Teva trained a total of approximately 32,000 employees on a variety of compliance and ethics topics, with a completion rate of more than 99% of the target training populations. Additionally, Teva assigns all new employees a Code of Conduct training, and conducts a recertification regarding the Code of Conduct every two years for all active employees.

ESG Governance

Our executive management and Board of Directors provide oversight of our ESG activities. Teva’s Board of Directors oversees our ESG activities and provides strategic guidance and direction, and the Compliance Committee oversees our ESG strategy and receives updates on ESG matters.

In 2022, we strengthened our ESG governance by forming our ESG Steering Committee, chaired by our President and CEO. This committee provides strategic guidance on a quarterly basis, reviews and approves, as necessary, our global commitments and targets and reviews Teva’s annual ESG Progress Report. As part of our ESG governance, we have an ESG forum, which brings together the ESG leaders from various business units to discuss emerging ESG issues, risks and opportunities.

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Environmental, Social and Governance

Teva’s 2022 ESG Performance

We continue to enhance ESG transparency, which has contributed to further improvements in ESG ranking indices in 2022, as evidenced by the table below:

For more details on Teva’s ESG performance, please see our 2022 ESG Progress Report (expected to be published in May 2023). Information on our website is not part of, and is not incorporated into, this Proxy Statement.

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Executive Officers

The following table sets forth information regarding our executive officers as of April 1, 2023:

Name	Age	Executive Officer Since	Position

Richard D. Francis	54	2023	President and Chief Executive Officer

Richard Daniell	56	2017	Executive Vice President, European Commercial

Dr. Sven Dethlefs	54	2017	Executive Vice President, North America Commercial

Eric Drapé	61	2019	Executive Vice President, Global Operations

Dr. Eric A. Hughes	53	2022	Executive Vice President, Global R&D and Chief Medical Officer

Galia Inbar	48	2021	Executive Vice President, Chief Human Resources Officer and Corporate Affairs

Eli Kalif	50	2019	Executive Vice President, Chief Financial Officer

Mark Sabag	53	2013	Executive Vice President, International Markets Commercial

Eli Shani	58	2021	Executive Vice President, Global Marketing and Portfolio

David M. Stark	54	2016	Executive Vice President, Chief Legal Officer

Richard D. Francis President and Chief Executive Officer	The biography of Richard D. Francis, our President and Chief Executive Officer, and one of our directors, appears under “—Directors” above.

Richard Daniell Executive Vice President, European Commercial	Mr. Daniell was appointed Executive Vice President, European Commercial in 2017. From 2016 to 2017, he served as President and CEO, Teva Europe Generics. From 2015 to 2016, he served as Chief Integration Officer, leading the integration of the Actavis Generics business into Teva. From 2015 to 2016, he served as Chief Operating Officer, International Markets. From 2011 to 2015, he served as Cluster General Manager, United Kingdom and Ireland. Mr. Daniell received a B.Sc. degree in chemistry from the University of Auckland, New Zealand.

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Executive Officers

Dr. Sven Dethlefs Executive Vice President, North America Commercial	Dr. Dethlefs was appointed Executive Vice President, North America Commercial in August 2021. From 2017 to 2021, Dr. Dethlefs served as Executive Vice President, Global Marketing & Portfolio and from May 2021 to August 2021, he also assumed the role of International Markets Commercial. From 2016 to 2017, he served as Global Head of Respiratory Medicines, for Teva’s Global Specialty Medicines business. From 2013 to 2016, he served as Chief Operating Officer, Teva Global Operations. Dr. Dethlefs joined Teva as General Manager, Teva Germany, in 2008. Prior to joining Teva, he was a partner at McKinsey & Company. Dr. Dethlefs received his Ph.D. in biochemistry from the FU Berlin/Pasteur Institute Paris.

Eric Drapé Executive Vice President, Global Operations	Mr. Drapé was appointed Executive Vice President, Global Operations in 2019. From 2015 to 2019, he served as Teva’s Chief Quality Officer. From 2014 to 2017, he also served as head of Teva’s Biologics Operations, and from 2014 to 2015, he served as Senior Vice President, Technical Operations Steriles, Respiratory and Biologics at Teva. Prior to joining Teva, Mr. Drapé served as Executive Vice President, Technical Operations of Ipsen Pharma and in several leading positions at Novo Nordisk. Mr. Drapé holds a Doctorate degree in Pharmacy and a DESS in Analytical Control of Drugs from the Université Paris XI. He also received his Executive MBA from the Scandinavian International Management Institute in Copenhagen.

Dr. Eric A. Hughes Executive Vice President, Global R&D and Chief Medical Officer	Dr. Hughes was appointed Executive Vice President, Global R&D and Chief Medical Officer in August 2022. Prior to joining Teva, from 2021 to 2022, Dr. Hughes was Senior Vice President of Clinical Development and Translational Medicine at Vertex Pharmaceuticals. From 2015 to 2021, Dr. Hughes served as Global Development Unit Head for Immunology, Hepatology and Dermatology at Novartis, ultimately responsible for leading all clinical development activities and biostatistician talent across multiple therapeutic areas and for expanding development in China. Additionally, between 2020 and 2021, during the COVID-19 pandemic, Dr. Hughes also served as Co-Chair of the Therapeutics Clinical Working Group for the Accelerating COVID-19 Therapeutic Interventions and Vaccines public-private partnership at the National Institutes of Health. From 2010 to 2015, Dr. Hughes held several executive and senior positions at Bristol Myers-Squibb, including Head of Virology, Fibrotic Diseases, Genetically Defined Diseases, Autoimmunity, and Cardiology Discovery Medicine, Exploratory Clinical & Translational Research. He received his MD and Ph.D from Yale School of Medicine.

Galia Inbar Executive Vice President, Chief Human Resources Officer and Corporate Affairs	Ms. Inbar was appointed Executive Vice President, Chief Human Resources Officer and Corporate Affairs in August 2021. From 2019 to 2021, Ms. Inbar was Senior Vice President, Global People Operations, leading Teva’s global Human Resources operations. Prior to joining Teva, Ms. Inbar held several senior global human resources and operations roles at Amdocs and other leading technology companies. Ms. Inbar holds a BSc in Industrial Engineering from Tel-Aviv University.

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Executive Officers

Eli Kalif Executive Vice President, Chief Financial Officer	Mr. Kalif was appointed Executive Vice President, Chief Financial Officer in 2019. From 2001 to 2019 he held various leadership and senior executive finance positions at Flex Ltd., a Nasdaq listed global technology, design and manufacturing service provider. From 2010 to 2019, Mr. Kalif served as Flex Ltd.’s Senior Vice President, Finance, leading its finance organization. From 1996 to 2001, Mr. Kalif worked for Deloitte Israel in various positions as a certified public accountant. Mr. Kalif received his bachelor degree in accounting and economics from the College of Management Academic Studies in Israel and is a Certified Public Accountant.

Mark Sabag Executive Vice President, International Markets Commercial	Mr. Sabag was appointed Executive Vice President, International Markets Commercial, in August 2021. Prior to that, he held several executive and senior positions at Teva, including, Executive Vice President, Chief Human Resources Officer and Global Communication and Brand from 2019 to 2021, Executive Vice President, Global Human Resources from 2013 to 2019, Global Deputy Vice President, Human Resources from 2012 to 2013, Vice President, Human Resources for Teva’s International Group and Vice President, Global Human Capital and M&A from 2006 to 2012. Prior to joining Teva, Mr. Sabag held several senior global human resources roles at Intel Corporation. Mr. Sabag received a B.A. in economics and business management from Haifa University.

Eli Shani Executive Vice President, Global Marketing and Portfolio	Mr. Shani was appointed Executive Vice President, Global Marketing and Portfolio in August 2021. From 2018 to 2021, he served as SVP, Business Development and Alliance Management. Prior to that, he held several senior leadership roles at Teva including, Senior Vice President, Strategic Initiatives, International Markets, Chief Operating Officer of a joint venture formed by Teva and Procter & Gamble and Vice President in Teva’s Corporate Business Development group. Before joining Teva, Mr. Shani held several senior leadership roles in healthcare and investment banks. He holds a joint degree in law and accounting from the University of Tel Aviv and an MBA from the University of Chicago.

David M. Stark Executive Vice President, Chief Legal Officer	Mr. Stark was appointed Executive Vice President, Chief Legal Officer in 2017. From 2016 to 2017, he served as Group Executive Vice President, Chief Legal Officer. From 2014 to 2015, Mr. Stark was Senior Vice President and General Counsel, Global Specialty Medicines. Since joining Teva in 2002, Mr. Stark served in a series of roles with increasing responsibilities in Teva North America and Teva Americas, including as Senior Director, Deputy General Counsel, and Vice President and General Counsel. Prior to joining Teva, Mr. Stark was an associate attorney in the litigation departments at Willkie Farr & Gallagher LLP between 1998 and 2002, Chadbourne & Parke between 1997 and 1998 and Haight, Gardner, Poor & Havens between 1994 and 1997. Mr. Stark received a J.D. from New York University School of Law and a B.A. in political science from Northeastern University, summa cum laude.

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Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2022 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Name	Position

Kåre Schultz (1)	President and Chief Executive Officer (“CEO”)

Eli Kalif	Executive Vice President, Chief Financial Officer (“CFO”)

Dr. Sven Dethlefs	Executive Vice President, North America Commercial

Mark Sabag	Executive Vice President, International Markets Commercial

Eric Drapé	Executive Vice President, Global Operations
(1)	Mr. Schultz served as President and Chief Executive Officer and as a member of the Board of Directors through December 31, 2022.

Quick CD&A Reference Guide

I. BUSINESS AND COMPENSATION OVERVIEW

Compensation Objectives

In order to accomplish our key corporate objectives, we must attract, motivate and retain highly skilled and experienced people to execute our corporate strategy and lead our team. To that end, our executive officer compensation program is designed to:

(i)	link pay to performance;

(ii)	align executive officers’ interests with those of Teva and its shareholders over the long term;

(iii)	provide competitive compensation to attract and retain talent; and

(iv)	encourage performance without excessive risk.

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Executive Compensation

2022 Select Business Highlights

In 2022, we continued to make progress in executing on our strategic plan and we delivered solid results, as detailed below.

Leadership Transitions

∎

Effective January 1, 2023, our Board of Directors appointed Richard D. Francis to become the Company’s President and Chief Executive Officer and, as of such date, a member of the Board. To facilitate an orderly transition, Kåre Schultz and the Board mutually agreed that Mr. Schultz would relinquish his positions as President and Chief Executive Officer, and as a member of the Board of Directors, effective December 31, 2022.

Strategic Developments

∎

In April 2022, Teva entered into an unsecured syndicated sustainability-linked revolving credit facility, which was amended in February 2023 (“RCF”), of $1.8 billion with a maturity date of April 2026, with two one-year extension options. The RCF is linked to two sustainability performance targets, (i) the Company’s S&P ESG Score and (ii) the number of new regulatory submissions in low and middle-income countries. The RCF margin may increase or decrease depending on the Company’s sustainability performance. In addition, in March 2023, Teva issued $2.49 billion (equivalent) in aggregate principal amount of sustainability-linked bonds.

∎

In July 2022, Teva reached an agreement in principle with the working group of States’ Attorneys General, the Multi-District Litigation Plaintiffs’ Executive Committee (“PEC”) and counsel for Native American Tribes, on the financial terms of a final nationwide opioids settlement. During the third quarter of 2022, Teva and Allergan resolved their dispute with respect to Teva’s indemnification obligations. In November 2022, Teva, Allergan, the Working Group and PEC, and representatives for the Tribes, finalized the terms of their respective proposed opioids settlement agreements. Under the financial terms of the proposed nationwide settlement agreements, Teva will pay up to $4.25 billion (including the already settled cases) plus approximately $100 million for the Tribes, spread over 13 years, including the supply of up to $1.2 billion of Teva’s generic version of Narcan® (naloxone hydrochloride nasal spray) over 10 years. In January 2023, Teva confirmed participation from 49 of the 50 states and decided to move forward with the participation process of the subdivisions.

∎

Revenues from AUSTEDO for Huntington’s disease and tardive dyskinesia continued to grow, with $971 million in global revenues in 2022. In North America, revenues were $963 million, an increase of 20% compared to 2021. AUSTEDO was launched in Israel and China in 2021 and in Brazil in 2022.

∎

Revenues from AJOVY for the preventive treatment of migraines in adults continued to grow, with $377 million in global revenues in 2022, an increase of 20% compared to 2021 (including a milestone payment). In North America, revenues were $218 million, an increase of 24% compared to 2021, and in Europe, revenues were $124 million, an increase of 43% compared to 2021. By the end of 2022, AJOVY was launched in most European countries and in certain countries within our International Markets segment, such as Australia, Israel, South Korea, Brazil and others.

∎

In March 2022, we announced the launch of the first generic version of Revlimid® (lenalidomide capsules) in the United States. These lenalidomide capsules are a prescription medicine used in adults for the treatment of (i) multiple myeloma in combination with the medicine dexamethasone, (ii) certain myelodysplastic syndromes, and (iii) mantle cell lymphoma following specific prior treatment.

∎

In August 2022, the European Commission granted a marketing authorization for Ranivisio® (ranibizumab), a biosimilar to Lucentis®, across all five indications in adults for which Lucentis® is authorized, including age-related macular degeneration (AMD) and four other ophthalmology indications. This biosimilar was launched in the United Kingdom during the third quarter of 2022, as ONGAVIA®.

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Executive Compensation

∎

Among the most significant generic products we sold in North America in 2022 were Truxima® (the biosimilar to Rituxan®), lenalidomide capsules (the generic version of Revlimid®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr. ®), albuterol sulfate inhalation aerosol (our ProAir® authorized generic), and lidocaine transdermal patch (the generic equivalent of Lidoderm Patch®).

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We have biosimilar products in development internally and with our partners that are in various stages of clinical trials and regulatory review worldwide, including phase 3 clinical trials for biosimilars to Prolia® (denosumab), Xolair® (omalizumab) and Eylea® (afilbercept), a biosimilar to Lucentis® (ranibizumab) that was submitted in Canada, and biosimilars to Stelara® (ustekinumab) and to Humira® (adalimumab), each of which are currently under U.S. regulatory review.

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We closed or divested a significant number of manufacturing plants in the United States, Europe, Israel and Japan in connection with a restructuring plan, and reduced our spend base from $11.5 billion in 2021 to $10.8 billion in 2022.

∎	We reduced our net debt by an additional $2.5 billion to $18.4 billion at the end of 2022.

Financial Results

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Our revenues in 2022 were $14,925 million, a decrease of 6% in U.S. dollars, or 1% in local currency terms, compared to 2021, mainly due to lower revenues from COPAXONE® and certain respiratory products in our North America and Europe segments, and generic products and BENDEKA® and TREANDA® in our North America segment, partially offset by higher revenues from generic products in our Europe and International Markets segments, and from our innovative products—AUSTEDO and AJOVY, and Anda.

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Operating loss was $2,099 million in 2022, compared to operating income of $1,716 million in 2021, mainly affected by goodwill impairment charges and legal settlements and loss contingencies. Non-GAAP operating income was $4,139 million, compared to $4,401 in 2021. Please see Teva’s Form 8-K filed with the SEC on February 8, 2023, for a reconciliation of non-GAAP operating income to GAAP operating loss.

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As of December 31, 2022, our debt was $21,212 million, compared to $23,043 million as of December 31, 2021. This decrease was mainly due to $1,369 million of senior notes repaid at maturity and $484 million of exchange rate fluctuations.

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Net loss attributable to Teva and diluted loss per share were $2,353 million and $2.12, respectively, compared to net income of $417 million and diluted earnings per share of $0.38, respectively, in 2021.

Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share (“EPS”) were $2,812 million and $2.52, respectively, compared to $2,855 million and $2.58, respectively, in 2021. Please see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Net Income and Non-GAAP EPS Data” of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 10, 2023, for a reconciliation of non-GAAP net income and non-GAAP EPS.

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During 2022, we generated free cash flow of $2,243 million, which we define as comprising: $1,590 million in cash flow generated from operating activities, $1,140 million in beneficial interest collected in exchange for securitized accounts receivables and $68 million in proceeds from divestitures of businesses and other assets, partially offset by $548 million in cash used for capital investments and $7 million in cash used for acquisition of businesses, net of cash acquired.

Macroeconomic Environment. In 2022, the global economy was significantly affected by fluctuating foreign exchange rates. Approximately 47% of our 2022 revenues were denominated in currencies other than the U.S. dollar. The strengthening of the U.S. dollar versus other currencies in which we operate negatively

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impacted our revenues, results of operations, profits and cash flows. We also manufacture largely outside of the United States, which may have, to varying degrees, resulted in lower expenses. Additionally, high levels of inflation have resulted in significant economic volatility and monetary tightening by central banks. The global economy has also been affected by the ongoing conflict between Russia and Ukraine, which has spurred rising energy costs and caused disruptions to the global, and the Company’s internal, supply chain. Supply chain disruptions and rising energy costs could continue to result in delays in our production and distribution processes, R&D initiatives and our ability to timely respond to consumer demand.

We have implemented certain measures in response to such macroeconomic pressures and are continually considering various initiatives, including price adjustments, enhanced inventory management and alternative sourcing strategies for our raw material supply, to allow us to partially mitigate and offset the impact of these macroeconomic factors. However, although inflationary and other macroeconomic pressures may ease, the higher costs we have experienced during the recent period have already impacted our operations and will likely continue to have an effect on our financial results.

Bringing our ESG Strategy to Life

Teva is dedicated to advancing the health of its patients, the planet and its business. As a company focused on improving patients’ lives, ESG has been a central priority to Teva. Over the last few years, we have laid strong foundations for ESG. In pursuing ESG leadership, we formalized our ESG building blocks which encompass: materiality and prioritization; strategy; oversight and governance; targets and goals; policies, positions and processes; and reporting and disclosures. We have greatly expanded our reporting, in part, to meet the growing expectations of our stakeholders, which has resulted in us disclosing more qualitative and quantitative information in accordance with the relevant global ESG standards and frameworks.

During 2022, we embedded a robust ESG governance structure; we significantly increased our ESG ratings performance as determined by leading ESG rating agencies (e.g. S&P Global, Sustainalytics, MSCI, Moody’s and EcoVadis); we executed a revolving credit facility linked to sustainability key performance indicators; and we further aligned our reporting to the Task Force on Climate-Related Financial Disclosures (TCFD), including quantifying climate risks and opportunities. We had our Greenhouse Gas (GHG) emission reduction targets validated by the Science Based Target initiative (SBTi) as aligning to the Paris Climate Agreement and by year end 2021 achieved a 13% reduction in our Scope 1 and Scope 2 GHG emissions as compared to our 2019 target baseline. We have now launched five access to medicines programs, and in 2022 alone made 21 new regulatory submissions and distributed over 300,000 doses of medicine in access programs in low- and middle-income countries. Lastly, we held our first ESG webinar for strategic suppliers, and 99.6% of active employees were trained or retrained on applicable compliance policies.

Key Aspects of 2022 Executive Compensation

1.	2022 CEO Compensation: Majority Performance-Based (Total and Long-Term Incentive Equity)

As in 2021, approximately 86% of our CEO’s 2022 compensation was variable and at-risk, with the substantial majority being performance-based. In addition, 70% of our CEO’s long-term incentive equity grant was in the form of performance share units (“PSUs”). The PSUs are subject to three-year performance metrics tied to our key goals and there is a relative Total Shareholder Return (“TSR”) modifier (+/- 20%). The PSUs will vest, if at all, at the end of the performance period. The other 30% of our CEO’s long-term incentive equity grant was in the form of time-based restricted share units (“RSUs”), which vest over four years. There was no increase to the CEO’s compensation, which was the level approved by our shareholders, as compared to 2021.

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2022 CEO Target Total Direct Compensation

Executive	Principal Position	Base Salary	Target Annual Incentive	Target Long-Term Incentive: PSUs (*)	Target Long-Term Incentive: RSUs (*)	Total (*)

Kåre Schultz	CEO	$2,000,000	$2,800,000	$7,000,000	$3,000,000	$14,800,000

% of Total		14%	19%	47%	20%	100%

% of Long-Term Incentive				70%	30%
(*)	Equity values have been rounded to the nearest $10,000.

2.	2022 Long-Term Incentives: 70% Performance-Based Equity for CEO, 50% for all other NEOs; High Threshold Performance Level; Three-Year Performance Goal

In addition to 70% of the CEO’s target equity grant in the form of PSUs, similar to 2021, 50% of the value of the target equity grant for our other executive officers is subject to performance-based vesting conditions in the form of PSUs, and the other 50% is in the form of time-based RSUs. This enhances the strong link between pay and performance for our NEOs and the alignment of the interests of the NEOs with those of Teva and its shareholders.

A minimum of 85% of target performance must be achieved in order to earn any PSUs for a particular metric, which is a rigorous and challenging level. In addition, the HR and Compensation Committee and the Board established three-year goals for the performance period.

3.	2022 Targets Rigorous

Long-Term Incentives. For the 2020-2022 PSUs, the HR and Compensation Committee and the Board determined that the achievement for the combined three-year performance period was 92% of the target for Net Revenue, resulting in an earning percentage of 59%, and achievement of 96% of the target for Non-GAAP Operating Profit, resulting in an earning percentage of 78%. The average of these earning percentages, 69%, was then subject to a relative TSR modifier, which adjusted the earning percentage to be only 80% of the actual earning percentage, resulting in a modified earning percentage of 55% of the target number of PSUs.

Annual Cash Incentives. At the beginning of 2022, we established annual cash incentive plan targets for Non-GAAP EPS and Free Cash Flow that were aligned to the high end of the range of our outlook as communicated to investors in February 2022. These goals were considered rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks, including the significant and continuing headwinds we were facing.

The 2022 Non-GAAP EPS goal was set at $2.60 and the Free Cash Flow goal was set at $2.2 billion, based on the assumptions communicated to investors in February 2022, including:

∎	Anticipated continued decline in COPAXONE revenue from $1.0 billion in 2021 to approximately $850 million in 2022, due to an expected increase in generic competition;

∎	Anticipated continued increase of AUSTEDO revenue from $808 million in 2021 to approximately $1.0 billion in 2022; and

∎	Anticipated continued increase of global AJOVY revenue from $313 million in 2021 to approximately $400 million in 2022.

During the course of 2022, due in part to exchange rate fluctuations, our guidance with respect to Company annual revenues was lowered by approximately $800 million. However, the goals for Non-GAAP EPS and Free Cash Flow were not lowered.

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Executive Compensation

For the 2022 annual incentive plan, the HR and Compensation Committee and the Board determined that the Company’s achievement was 97% of our 2022 Non-GAAP EPS target, and 108% of our 2022 Free Cash Flow target. Based on achievement of these corporate objectives, along with the determinations of the NEOs’ individual performance achievement (which represented 25% of the target total opportunity), the HR and Compensation Committee and the Board approved an annual incentive plan payout of 101% of target for the CEO and between 96% and 121% of target for the other NEOs.

Realizable Pay Demonstrates Pay for Performance Alignment

As described in more detail below, a core component of our compensation philosophy is to incentivize our executive officers by creating a strong link between their performance and compensation. To show the alignment of pay outcomes with performance, it is useful to illustrate the amounts realizable as of December 31, 2022 relative to the target amounts of CEO compensation set by the HR and Compensation Committee, the Board, and shareholders for the relevant year.

Realizable pay shows this relationship because it reflects the actual value of annual incentives and equity awards received or to be received by our CEO, and fluctuates with financial metric performance and with increases or decreases in share price. For this reason, contrasting target pay with realizable pay provides a meaningful demonstration of the pay for performance alignment of Teva’s executive compensation program.

The following charts demonstrate the relationship between the target and realizable pay values, in each of the past three years, of our CEO’s: (1) annual incentive, and (2) annual equity grants, including PSUs and RSUs.

When the Company does not meet performance targets and/or the share price decreases, the CEO’s realizable pay is affected.

The realizable value shown for the annual cash incentive reflects actual Non-GAAP EPS, Free Cash Flow and individual performance for the applicable year, and when contrasted with target value, underscores the link of the pay outcome to actual performance. We calculated the realizable value of annual equity grants by multiplying the number of 1) actual earned shares (for the completed 2020-2022 performance period) based on actual three-year non-GAAP operating profit, net revenue and relative TSR performance, 2) target

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shares for each other PSU grant, and 3) the number of vested and unvested RSUs for each RSU grant, by the stock price per share on the last trading day of 2022. In 2020 and 2021, because of the decrease in the share price that is a key component of the equity value, the realizable equity value represented substantially less than the target value, demonstrating the direct link between performance and pay outcomes. In 2022, the realizable equity value represented more than the target value due to the increase in the share price, which also demonstrates the direct link between performance and pay outcomes.

No Earned Shares for CEO Five-Year Sign-On PSU Grant. In 2017, in connection with the recruitment and inducing of Kåre Schultz to serve as CEO of Teva, the Company granted three-year and five-year sign-on PSUs to Mr. Schultz. The five-year PSUs had a target grant date fair value of $7.5 million (as determined based on the closing price of Teva’s shares on the date prior to the announcement of Mr. Schultz’s hire), to be earned based on the achievement of performance goals related to the absolute increase in the price of Teva’s shares over the five-year period following the commencement date of his employment. The performance goals ranged from a 28% increase to a 385% increase for the five-year performance period and would have vested on the fifth anniversary of the commencement date. Similar to the three-year PSU where no shares were earned, at the end of the five-year performance period, our stock price had not reached the threshold performance level. Accordingly, our CEO did not earn any shares in respect of the five-year sign-on PSUs, which underscores the substantial pay for performance orientation of our CEO’s compensation.

2022 Say-on-Pay Vote and Shareholder Engagement

At the 2022 annual meeting of shareholders, our shareholders approved the compensation of our NEOs on an advisory basis through our Say-on-Pay proposal and approved our Compensation Policy, with approximately 76% and 77% of the votes cast in support of the proposals, respectively.

In late 2022, the Board and senior management conducted discussions with shareholders, as part of our regular, ongoing, annual commitment to strong corporate governance and continuous dialogue with our stakeholders, which we believe enables us to better understand their perspectives.

During this time, we contacted our top 25 shareholders, which represent approximately 33% of our outstanding shares and a significant majority of identified institutional holders, as well as the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. We participated in discussions with shareholders representing approximately 14% of our outstanding shares. Our Chairman of the Board and senior management with responsibility for investor relations, corporate governance, ESG and executive compensation participated in relevant discussions with shareholders.

The discussions covered a broad array of matters as presented in the table below.

Topics Raised	Teva Response
Changes to executive compensation program over recent years

We raised the topic of our executive compensation program. Shareholder commentary on the subject was limited, and ultimately, there were no common themes. (Given the opportunity to determine the topics of discussion, most shareholders focused on the other topics set forth below.) Following engagement with shareholders over the past few years, the HR and Compensation Committee has taken the following actions:

∎  Embedded objective and measurable ESG related goals in the individual performance component of the annual cash incentive for all executives (2022);

∎  Increased the proportion of long-term incentive equity grants that are performance-based from 50% to 70% for the CEO (2020) and from 33% to 50% for all other NEOs (2019);

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Executive Compensation

Topics Raised	Teva Response

∎  Eliminated overlapping metrics in short- and long-term performance-based awards (2019);

∎  Updated peer group criteria by reducing the revenue range to $10-$40 billion from $10-$70 billion, which resulted in the removal of five of the largest companies by revenue, to reflect current organizational status (2019);

∎  Enhanced stock ownership guidelines by increasing the ownership guideline for the CEO to 6x base salary (from 4x) and for the other executive officers to 3x base salary (from 2x), adopted ownership guidelines for members of the Board of Directors equal to 5x the annual cash retainer fee for Board membership (excluding committee fee) and discontinued including unvested PSUs toward satisfaction of the ownership guidelines (2019);

∎  Requested and obtained shareholder approval to decrease compensation for the Chairman of the Board and revise the compensation for other directors to provide greater alignment with shareholders (2019); and

∎  Incorporated performance-based equity within our new CEO’s sign-on award to immediately align his interests with those of our shareholders and emphasize the criticality of key strategic priorities to the Company over the next few years. Further, we structured sign-on compensation arrangements to align with the competitive market for new hire CEOs and induce Mr. Francis to join the Company while limiting the overall amount to a substantially lower magnitude than our prior CEO’s new hire compensation (2022).

Future Growth for Teva

We believe that Teva is positioned to return to growth and create shareholder value. AJOVY and AUSTEDO continue to show promise for continued growth with AUSTEDO, achieving $971 million in revenues in 2022 and AJOVY, launching in most European countries and in certain countries within our International Markets segment, such as Australia, Israel, South Korea, Brazil and others by the end of 2022. We are moving forward with plans to launch in other markets. Our European business is also showing growth, reflecting 4% revenue growth in 2022 compared to 2021, in local currency terms.

We have built a very strong pipeline of biosimilars over the last six years. We have 13 programs, of which eight are in-house. We believe that due to our unique combination of being both an innovative company and a generics company, we have the business-to-business relationships, the contracting know-how, relationships, and medical capabilities to support these products. With the appointment of Richard D. Francis and his track-record in the life sciences, biologics and generic drug sectors, we believe that we are well-positioned to return to growth across our product portfolio.

In addition, since the third quarter of 2017, we have reduced our net debt by approximately $15.6 billion. In November 2021, we concluded a successful $5 billion refinancing round, which aligned our debt maturities for the coming years with our expected free cash flows. In March 2023, we issued $2.49 billion (equivalent) in aggregate principal amount of sustainability-linked bonds to further align our upcoming debt maturities with our expected free cash flows and to enhance our commitment to sustainability.

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Topics Raised	Teva Response
Environmental, Social, and Governance

The Board and the executive management team firmly believe that ESG is critical to our long-term sustainability and success.

Teva’s ESG approach is underpinned by our ESG building blocks. Some of our recent highlights are summarized below:

∎  Materiality and Prioritization – Compass for strategy, activities and reporting:

    A 2020 assessment led to the identification of ten ESG priority areas. We are currently re-evaluating our priority areas to reflect the impact of changing and emerging trends.

∎  Strategy – Articulating our ESG focus and direction:

    In 2022, we continued to make progress on our ESG strategy. We further interconnected our financial and ESG strategies, by entering into a second financial instrument linked to our ESG objectives. In 2022, we entered into a Revolving Credit Facility, which builds on our pioneering 2021 sustainability-linked bond.

    We have now activated five of the eight access to medicine programs we committed to establish by 2025. These programs result in life-changing benefits to vulnerable and marginalized populations across the world. We are committed to further increasing the number of both doses and regulatory submissions of essential medicines in low- and middle-income countries.

    Teva continues to invest in its human capital to ensure we develop, attract and retain the best talent and provide an environment of inclusion and diversity (I&D). Our Teva Grow program for employees provides development in essential skills, success in a global setting and company knowledge.

∎  Oversight and Governance – Assignment of responsibility and action at every level, reporting to the Board:

    In 2022, we continued to evolve our ESG governance. As we communicated in the past, our Board’s Compliance, Audit and HR and Compensation Committees oversee ESG. We have also introduced an ESG Steering Committee at the executive management level chaired by our CEO.

∎  Targets and Goals – Drivers of accountability, reinforced through sustainable finance instruments and executive compensation:

    Our 2021 performance against our ESG targets has been very positive and well-received, and we look forward to providing full details of our 2022 performance as part of our annual ESG progress report, which is expected to be published in May 2023. For instance, in 2022, as part of our Sustainability-Linked Bond commitments, we achieved formal validation of our ‘Climate’ targets, that demonstrates that our targets are based on the underlying science of the global ‘Paris Climate Agreement’. In addition, in 2022, we extended individual performance goals directly tied to Teva’s ESG strategy to all our executive officers.

∎  Policies, Positions and Processes – Compass for strategy, activities and reporting:

    We continue to prioritize our compliance and ethics program across the globe, with an emphasis on governance, culture policies and training. Teva strives to create a culture of compliance by reflecting its values in policies and procedures. We have established public targets relating to compliance and ethics and employees are assigned relevant compliance trainings and receive frequent communications from Board members and senior management about the importance of integrity.

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Executive Compensation

Topics Raised	Teva Response

∎  Reporting and Disclosures – Demonstration of progress with metrics aligned to recognized standards:

    Teva continues to enhance transparency by ensuring we share externally our ESG approach, positions, policies, progress and commitments. We also engage regularly with stakeholders. This outreach allows us to share and respond to any ESG-related queries and to hear about potential opportunities for further strengthening our work related to ESG priorities. From a reporting point of view, we continue to align with robust international standards, such as the Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) and increase the scope of ESG data that undergoes external assurance. In 2022, we further aligned our reporting with the Task Force on Climate-Related Financial Disclosures (TCFD) framework, including output of Teva’s 2022 physical and transition climate risk and opportunities assessment.

    Rating and ranking systems provide us an opportunity to measure our progress over time. For 4 years now we have improved year-over-year our ESG rating. In 2022, three ESG rating agencies ranked Teva within the top 10% of the pharmaceutical sector (S&P Global, ISS ESG and EcoVadis) and we improved our score in six key indices that we track (S&P Global, Sustainalytics, MSCI, Moody’s, EcoVadis and CDP Climate Change).

Inclusion and Diversity

The Board and executive management view inclusion and diversity as essential to our ability to innovate and grow our business. We strive to create and sustain an inclusive and diverse work environment.

Employees identifying as female represented 46% of our global employee population, 48% of managers, 27% of senior management, and 25% of directors as of December 31, 2022.

Our I&D framework, governed by our I&D task force, provides a foundation for embedding I&D across our business. Our dedicated global I&D lead is responsible for the execution of the global I&D framework, including strategy and initiatives, partnerships and alignment of activities across regions and business units.

We strive to achieve pay equity at all levels and we conduct equitable pay research and report our findings annually in our ESG Progress Report. For example, in 2021, the most recent year for which findings are available, we conducted comprehensive equitable pay research among 100% of our employees, and found that, among those in the same level, function/profession and location, we pay our women employees an average of 1% more than our male employees in terms of annual base salaries.

In addition, we support recruitment, development and retention of individuals with diverse backgrounds. We seek to support our inclusive and diverse culture through employee resource groups, mentoring programs, sponsorship, and training, among other things. In addition, we provided mandatory training for all employees globally on fostering inclusive behavior, and we include an inclusive leadership module in all Teva global leadership development programs.

Feedback from our shareholders was shared and discussed with the HR and Compensation Committee, the Corporate Governance and Nominating Committee, the Compliance Committee and the Board.

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The Board and management continue to regularly engage in dialogue with many of the Company’s largest shareholders, and the HR and Compensation Committee will continue to consider the shareholder-approved Compensation Policy, shareholder feedback, and the results of the advisory vote on executive compensation in connection with its determinations of executive compensation as depicted in our annual shareholder engagement cycle below. Through our shareholder outreach, we have established important feedback channels that provide a valuable way to receive ongoing input from our shareholders.

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

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Pay-for-performance: We aim to incentivize our executive officers by creating a strong link between their performance and compensation. Therefore, a significant portion of the total compensation package provided to our executive officers is based on measures that reflect both our short- and long-term goals and performance, as well as the executive officer’s individual performance and impact on shareholder value.

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Alignment of executive officers’ interests with those of Teva and its shareholders: In order to promote retention and motivate executive officers to focus on long-term objectives and the performance of Teva’s shares, a significant portion of the compensation packages of our executive officers is granted in the form of equity-based compensation, which creates a direct link between the interests of executive officers and the interests of Teva and its shareholders. By making executive officers shareholders with a personal stake in the value of Teva, we are motivating them to create, and enabling them to share in, Teva’s growth and success, while also fostering an ownership culture among executive officers.

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Competitive compensation to attract and retain talent: We compete with global companies to attract and retain highly talented professionals with the necessary capabilities to promote creativity, encourage high achievement, manage our complex business and worldwide operations and execute our strategy. The HR and Compensation Committee and the Board reference, among other things, the amounts and structures of the compensation of executive officers in the companies in our peer group in determining competitive pay levels.

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Executive Compensation

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High standards of corporate governance, compliance and risk management: We are committed to transparent and ethical business practices. Maintaining high standards of corporate governance and legal compliance are key factors in our success. This allows us to create long-term value for our shareholders as well as all of our other stakeholders, including employees, customers, suppliers and, above all, patients worldwide. Compensation is structured in a manner that creates an incentive to deliver high performance (both short- and long-term) while taking into account our compliance and risk management philosophy and avoiding undue pressure on executive officers to take excessive risks, thereby encouraging a balanced and effective risk-taking approach.

Compensation Policy under the Israeli Companies Law

Due to our unique position as an Israeli company with an extensive global footprint, we aim to adopt compensation policies and practices that match those of similar global companies, but we must also comply with applicable Israeli law, including the requirement that Israeli publicly-traded companies adopt a compensation policy which is submitted periodically for shareholder approval and contains certain limits on elements of compensation. Executive compensation decisions must generally be consistent with that policy.

As approved at our 2022 annual meeting of shareholders, and as required by the Israeli Companies Law, we have adopted a Compensation Policy regarding the terms of office and employment of our “Office Holders” (as defined under the Israeli Companies Law, which includes directors, the CEO, other executive officers and any other managers directly subordinate to the CEO), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance, and other benefits (the “Terms of Office and Employment”). During 2022, each of our NEOs was an Office Holder within the meaning of the Israeli Companies Law. The Compensation Policy is reviewed from time to time by the HR and Compensation Committee and the Board to ensure its alignment with our compensation philosophy and objectives and to consider its appropriateness for Teva. Under the Israeli Companies law, we are required to submit the compensation policy to shareholders at least once every three years for approval. Please see “—Compensation Policy Requirements” below.

Compensation Governance

The HR and Compensation Committee assesses the effectiveness of our compensation program periodically and reviews risk mitigation and governance matters. We do this by maintaining the following best practices:

What We Do
Shareholder Engagement	We reach out to shareholders to understand and address their perceptions and concerns regarding our executive compensation program.
Shareholder-Approved Compensation Policy	We must generally comply with the provisions of our shareholder-approved Compensation Policy in all decisions in connection with executive compensation.
Majority Variable Pay	The majority of total executive compensation is variable and at-risk, and a meaningful percentage is performance-based.
Balance Short- and Long-Term Compensation	The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.
Combination of Balanced Performance Metrics	We use a diverse set of performance metrics in our incentive plans to ensure that no single measure affects compensation disproportionately.

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What We Do
Equity for Long-Term Incentives

We use PSUs with a three-year performance period and RSUs that vest over four years to motivate long-term performance, align the interests of executive officers and shareholders and provide an incentive for retention.

Independent Compensation Consultant	Our HR and Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in Committee decision-making.
Peer Data	We review compensation benchmark data from peer companies whose industry, revenues, and global footprint share similarities with Teva.
Stock Ownership Guidelines	We maintain guidelines for executive officers and directors to maintain meaningful levels of stock ownership.
Clawback

We maintain a clawback policy to recoup cash and equity-based incentives paid to executive officers based on erroneously prepared financial statements or other misconduct. (We will update the clawback policy, as necessary after the NYSE adopts listing standards in accordance with the final rules.)

Risk Assessment	We conduct an annual risk assessment of our compensation program.
Cap Bonus, Equity Grant Fair Values and PSU Payouts	We cap annual cash incentive payouts, annual equity grant date fair values at target, and the number of PSUs that may be earned under an award, pursuant to the Compensation Policy.
Double Trigger Change-in-Control Provisions

If there is a change in control, outstanding equity awards will vest only if there is both a change-in-control and a termination of employment (a “double trigger”). A change-in-control alone will not trigger vesting.

What We Don’t Do
No Dividends on Unearned Awards	Under our equity plan, we do not pay dividends or dividend equivalents on shares that a participant has not yet earned or that have not vested.
No Hedging or Pledging of Company Securities	We prohibit executive officers and non-employee directors from engaging in hedging, pledging or short sale transactions in Company securities.
No Repricing of Underwater Stock Options	Our equity plan does not permit the repricing of stock options where the strike price exceeds the then-current fair market value without shareholder approval.
No Excise Tax Gross-Ups	We do not provide excise tax gross-ups in employment agreements.
No Guaranteed Bonuses	We do not provide guaranteed performance bonuses to our executive officers.
No Backdating, or Discounting Stock Options	We do not backdate stock options or provide discounted stock options.

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Executive Compensation

III. COMPENSATION DETERMINATION PROCESS

Key Participants

The roles and responsibilities of all parties involved with the compensation determination process are set forth below:

Participant	Responsibilities
Shareholders

∎   Approve the Compensation Policy as required under the Israeli Companies Law, including caps for cash incentives and equity, at least once every three years, and any changes thereto

∎  Cast advisory vote on proposal(s) regarding executive compensation under U.S. law

∎  Approve any compensation that deviates from the Compensation Policy

∎  Approve compensation of the CEO

∎  Approve compensation of directors

∎  Approve equity plans, material changes to equity plans and share reserve increases

∎  Provide direct feedback and input to Teva and our Board

Board of Directors

∎   Evaluate performance of the CEO and executive officers, including the NEOs

∎  Review and approve (subject to shareholder approval in certain cases):

∎  Equity plans, material changes to equity plans and share reserve increases

∎  CEO and executive officer compensation, with input and recommendation from, and prior approval of, the HR and Compensation Committee

∎  Changes to the Compensation Policy

Human Resources and Compensation Committee

∎   Consider shareholder feedback and all other factors to help align our executive compensation program with the interests of Teva and our shareholders and long-term value creation

∎  Review and approve (subject to Board and shareholder approval in certain cases):

∎  CEO and executive officer compensation, including adjustments to executive officers’ base salaries, cash incentives and equity compensation, as well as other components of compensation

∎  Performance-based metrics and goals under the annual cash incentive plan and PSU plan

∎  Achievement of performance-based goals under the annual cash incentive plan and associated with PSUs

∎  Equity plans and awards

∎  The Compensation Policy and its continued appropriateness (periodically)

∎  The CD&A and the compensation tables and accompanying narrative descriptions

Independent Compensation Consultant

∎   Advise the HR and Compensation Committee on various director and executive officer compensation and governance topics, including:

∎  Compensation Policy, pay philosophy, best practices and market trends

∎  Selection of peer group companies

∎  Director and executive officer compensation practices and levels at peer group companies

∎  Design of annual cash incentive plan and performance and other equity plans, and awards and grants under each plan

∎  Stock ownership guidelines

∎  Review and provide an independent assessment of the data and materials presented by management to the HR and Compensation Committee

∎  Participate in HR and Compensation Committee meetings as requested

CEO

∎   Evaluate the performance of other executive officers, including the other NEOs, and recommend adjustments to base salaries, annual cash incentives and long-term equity compensation

∎  Develop business goals, which are evaluated and incorporated by the HR and Compensation Committee and the Board in the design of our executive officer compensation program

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Role of Independent Compensation Consultant

The HR and Compensation Committee has the authority to retain independent compensation consultants to assist it in the performance of its duties and responsibilities without consulting or obtaining the approval of management of the Company. The HR and Compensation Committee has retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy reported directly to, and was directly accountable to, the HR and Compensation Committee. While the HR and Compensation Committee took into consideration the review and recommendations of this independent advisor when making decisions about the Company’s executive officer and director compensation practices and governance related topics, the HR and Compensation Committee ultimately made its own independent decisions about these matters.

The HR and Compensation Committee assessed the independence of Semler Brossy pursuant to the rules of the SEC and the NYSE. In doing so, the HR and Compensation Committee considered the factors set forth by the SEC and NYSE with respect to a compensation consultant’s independence. The HR and Compensation Committee also considered the nature and amount of work performed for the HR and Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. After these reviews, the HR and Compensation Committee concluded that there were no conflicts of interest, and that Semler Brossy was independent pursuant to SEC and NYSE rules.

Compensation Peer Group and Peer Selection Process

The HR and Compensation Committee believes that obtaining relevant market and benchmark data is very important to making determinations about executive compensation. This information provides a solid reference point for making decisions and very helpful context even though, relative to other companies, there are differences and unique aspects of the Company.

The HR and Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program. The HR and Compensation Committee also considers broader industry practices and our competitors for talent.

The HR and Compensation Committee has developed and maintained a relevant group of peer companies (the “Peer Group”) that represent the companies with which we believe we primarily compete for talent. The HR and Compensation Committee generally use the following criteria when conducting the initial screening of the Peer Group:

∎	Industry: Pharmaceutical sector/subsector;

∎	Company size: $10 billion to $40 billion of revenues, market capitalization of $10 billion to $160 billion, and a similar number of employees as Teva; and

∎

Global presence and geography: Global footprint and breadth, with focus on U.S. and European markets; the HR and Compensation Committee made a conscious decision to include both U.S. and non-U.S. companies (in terms of headquarters and country of primary exchange listing) in order to reflect Teva’s international presence and competition in the global talent market.

In general, the HR and Compensation Committee accords less weight to market capitalization due in part to the number of factors that can influence and cause volatility in the spot price of the common stock of a company. In addition, the HR and Compensation Committee views the consistency and robustness of the peer group over time as being very important.

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The Peer Group established for setting 2022 compensation consisted of the following companies:

Company	Headquarters	Revenues (*) ($ in millions)	Market Cap (*) ($ in millions)	Employees (*)

AbbVie, Inc.	United States	$45,804	$206,789	50,000

Amgen, Inc.	United States	$25,424	$119,069	22,000

Astellas Pharma, Inc.	Japan	$11,298	$32,288	16,243

AstraZeneca Plc	United Kingdom	$26,617	$182,880	70,600

Biogen, Inc.	United States	$13,445	$39,724	9,100

Bristol-Myers Squibb Co.	United States	$42,518	$131,913	30,000

Eli Lilly & Co.	United States	$24,540	$235,397	38,815

Gilead Sciences, Inc.	United States	$24,689	$84,646	12,000

GlaxoSmithKline Plc	United Kingdom	$46,555	$107,035	95,490

Merck KGaA	Germany	$21,448	$106,517	59,308

Novo Nordisk A/S	Denmark	$20,863	$257,609	46,982

Sanofi	France	$45,711	$128,215	100,409

Takeda Pharmaceutical Co., Ltd.	Japan	$28,914	$45,493	49,578

Viatris, Inc.	United States	$11,946	$17,065	38,000

	Revenues ($ in millions)	Market Cap ($ in millions)	Employees

Teva Pharmaceutical Industries Ltd. Percentile Rank	19th	0th	50th

Median	$25,057	$113,052	42,899
(*)	Source (revenue, market capitalization and employee number information): Dow Jones (November 2021).

The HR and Compensation Committee periodically reviews the Peer Group to ensure that the companies included continue to meet the primary selection criteria outlined above. The HR and Compensation Committee decided to keep the same Peer Group as the prior year except for Mylan NV, which became Viatris, Inc.

The HR and Compensation Committee and the Board consider data from the Peer Group companies as a reference point in reviewing market pay levels, allocations and practices, but do not tie CEO and executive officer compensation to specific market percentiles. Other factors considered when setting the compensation of our CEO and executive officers include sustained performance, criticality of contributions to Teva, and the executive officer’s role, skills, experience and development. The HR and Compensation Committee retains discretion in determining the nature and extent of the use of Peer Group data.

Internal Considerations. The HR and Compensation Committee also reviews relevant internal ratios between executive officer compensation and the compensation of other employees, specifically the average and median values of other employee compensation, and its potential effect on the Company’s labor relations in connection with the review and approval of compensation to executive officers.

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IV. COMPONENTS OF OUR COMPENSATION PROGRAM

2022 Components in General

The HR and Compensation Committee, Board and shareholders each participated in the selection of the components of compensation set forth in the chart below to achieve our stated executive compensation program objectives. The majority of the compensation of each executive officer is variable and at-risk and a significant portion is subject to the achievement of performance goals in order to be earned. The HR and Compensation Committee and the Board review all components of the compensation of executive officers in order to verify that each executive officer’s total compensation is consistent with our compensation philosophy and objectives and within the parameters set by our shareholder-approved Compensation Policy.

Element	Description	Additional Detail
Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, external market value and internal equity	Base salaries are intended to provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable leadership team
Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement relative to Company and individual performance objectives that are pre-determined annually

Weighted performance against goals must be at least 85% of target (90% for the CEO) and other predetermined thresholds must be met in order for any payout to occur

Cash incentives are capped at a maximum of 200% of base salary if achievement level is at least 120% of performance goal

Per the Compensation Policy, a target cash award as a percentage of base salary is capped at 100% (150% for the CEO)

Annual cash incentive opportunities are designed to ensure that our executive officers are incentivized to reach Teva’s annual goals; payout levels are determined based on actual financial and operational results, as well as individual performance

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Executive Compensation

Element	Description	Additional Detail
Long-Term Incentives: Annual Equity-Based Compensation

Variable equity-based compensation

Per the Compensation Policy, the maximum monetary grant value of the annual equity award is $11.0 million at target for the CEO and $4.5 million at target for executive officers

Performance Share Units (“PSUs”): Restricted share units that are earned only upon the attainment of 3-year performance goals

Corporate performance against goals must be at least 85% of target in order for the award to be earned for that metric

Awards are capped at 240% of target number of shares if achievement level is at least 120% of performance goal and relative TSR performance is at the 75th percentile of peers

Restricted Share Units (“RSUs”): Restricted share units that are time-based

Equity-based compensation is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, as well as to attract, motivate and retain executive officers for the long term

In 2022, the CEO received 70% of the value granted in the form of PSUs and 30% in the form of RSUs; all other executive officers received 50% of the value granted in the form of PSUs and 50% in the form of RSUs

2022 Target Pay Mix

The target pay mix supports the core principles of our executive officer compensation philosophy of compensating for performance and aligning executive officers’ interests with those of Teva and its shareholders, by emphasizing short- and long-term incentives.

The following charts outline the HR and Compensation Committee and the Board’s allocation of annual target total direct compensation payable to the CEO and to other NEOs. The HR and Compensation Committee and the Board allocated compensation among (i) base salary, (ii) short-term annual cash incentive opportunity and (iii) long-term annual equity.

A sizeable majority of target total direct compensation is variable, at-risk pay, consistent with our pay-for-performance philosophy. Specifically, in 2022, 86% of our CEO’s target total direct compensation was at-risk compensation, and 79%, on average, of the target total direct compensation of our other NEOs was at-risk compensation. We consider compensation to be “at risk” if it is subject to performance-based payment or vesting conditions or if its value depends on stock price appreciation.

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Target Pay Mix

The percentages of target total direct compensation as calculated above are based on the annualized 2022 base salary, the 2022 annual cash incentive compensation opportunity (assuming achievement at the target level), and the grant date fair value of the annual equity grants. Each compensation element is outlined in more detail in the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards table.

Base Salary

Base salaries provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable management team. Base salaries vary among executive officers and are individually determined according to each executive officer’s areas of responsibility, role and experience based on a variety of considerations, which may include, inter alia, professional background (education, skills, expertise, professional experience and achievements and previous compensation arrangements, as relevant), external competitiveness, job criticality and internal fairness.

For 2022, there were no changes made to the annual base salary for our CEO compared to 2021. The HR and Compensation Committee adjusted the annual base salary of our CFO, EVP, North America Commercial, and EVP, Global Operations, to bring them more in line with the market levels.

Executive	Annualized 2021 Base Salary ($)	Annualized 2022 Base Salary ($)(1)	2021-2022 % Change

Kåre Schultz	$2,000,000	$2,000,000	0%

Eli Kalif	$754,343	$799,658	6% (2)

Dr. Sven Dethlefs	$816,000	$840,500	3%

Mark Sabag	$772,637	$744,787	-4% (2)

Eric Drapé	$763,583	$700,723	-8% (3)
(1)	Annualized base salary as of December 31, 2022 converted from local currency, where relevant, using a 2022 annual average exchange rate.
(2)

Mr. Kalif and Mr. Sabag are paid in Israeli shekels. The change in salary shown for Mr. Kalif is due to a 10% salary increase and fluctuations in exchange rates, and the change in salary for Mr. Sabag is due to fluctuations in exchange rates (no salary increase or decrease was provided).

(3)	Mr. Drapé is paid in Euros. The change in salary shown is due to a 3% salary increase and fluctuations in exchange rates.

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Annual Cash Incentives

The annual cash incentive component aims to ensure that our executive officers are incentivized to reach our annual goals. Annual cash incentives are designed to provide a significant pay-for-performance element of our executive compensation package, as payout eligibility and levels are determined based on actual financial and operational performance, as well as individual performance.

Pursuant to our Compensation Policy, which serves as a shareholder approved framework, executive officer target annual cash incentive opportunity is capped at 100% of annual base salary, and for the CEO, target annual cash incentive opportunity is capped at 150% of annual base salary. In addition, the maximum annual cash incentive payout cannot exceed 200% of target annual cash incentive.

The 2022 annual cash incentive plan offers incentives to the executive officers to accomplish certain short-term financial results that the HR and Compensation Committee and Board view as key steps in the execution of our overall business strategy, with the intent ultimately of increasing shareholder value.

The amount of the payout, if any, under the annual cash incentive plan is determined as follows:

Eligible Salary	X	Target Incentive %	X	Overall Performance Factor %

=

Annual Cash Incentive Plan Payout

Target Opportunities

The HR and Compensation Committee and the Board determine the target annual cash incentive opportunity available to each NEO by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. The HR and Compensation Committee and the Board did not change the target incentive percentages for our NEOs from 2021 levels.

Executive	2022 Target Annual Cash Incentive (% of Base Salary)

Kåre Schultz	140%

Eli Kalif	100%

Dr. Sven Dethlefs	100%

Mark Sabag	100%

Eric Drapé	100%

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Performance Measures

The HR and Compensation Committee and the Board used the same performance measure categories, Company Financial and Individual, and weightings as in 2021:

Category	Weighting	Metric Weighting

Company Financial	75%	50% Non-GAAP EPS

		25% Free Cash Flow

Individual	25%	See Below

Company Financial Measures. The HR and Compensation Committee and the Board believe that certain financial measures are key performance indicators of the present and future prospects of our business and key drivers of shareholder value, and selected the following financial measures for use in the annual cash incentive plan:

∎

Non-GAAP Earnings Per Share: This measure of income is calculated as net income attributable to ordinary shareholders divided by the weighted average number of shares outstanding (fully diluted) and represents profitability. It focuses managers on expense control in addition to revenue generation and is viewed as a strong indicator of sustained performance over the short- and long-term.

∎

Free Cash Flow: This measure, for purposes of the Annual Cash Incentive, is calculated as the cash flow generated from operating activities, net of capital expenditures used and cash received for beneficial interest collected in exchange for securitized trade receivables. It serves to focus employees on generating cash in the short- and long-term to fund operations and pay debt. It focuses managers on expense control in addition to revenues and on improvement in working capital. Free Cash Flow amounts in the annual cash incentive might differ from the amounts reported in our financial statements because the amounts shown for this performance measure have been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles or legal settlements).

These performance measures were selected because they focus management on metrics that align with our most critical strategic priorities of servicing debt, controlling expenses and improving profitability, and give a clear line of sight into how achieving operating goals drives Teva performance and generates rewards.

The HR and Compensation Committee and the Board used the non-GAAP measures that are used for investor guidance as performance metrics in structuring our annual cash and our performance-based long-term equity incentive programs. The use of these measures is not intended to replace comparable GAAP measures as set forth in our consolidated financial statements. We believe that these non-GAAP measures are helpful to management and investors as measures of operating performance because they exclude various items that do not relate to or are not indicative of operating performance.

Target, Threshold and Maximum Company Performance Levels. The HR and Compensation Committee and the Board set the 2022 threshold, target and maximum performance levels at levels that were considered rigorous, aggressive and challenging, attainable only with strong performance, and that took into account the relevant risks and opportunities.

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In developing our 2022 business plan and corresponding incentive plan performance metric targets, which were based on the business plan and were aligned to the high end of the range of our outlook as communicated to investors in February 2022, the HR and Compensation Committee and the Board made key assumptions communicated to investors in February 2022, including:

∎	Anticipated continued decline in COPAXONE revenue from $1.0 billion in 2021 to approximately $850 million in 2022, due to an expected increase in generic competition;

∎	Anticipated continued increase of AUSTEDO revenue from $808 million in 2021 to approximately $1.0 billion in 2022; and

∎	Anticipated continued increase of global AJOVY revenue from $313 million in 2021 to approximately $400 million in 2022.

During the course of 2022, due in part to exchange rate fluctuations, our guidance with respect to revenues was lowered by approximately $800 million. However, the goals for Non-GAAP EPS and Free Cash Flow were not lowered.

After setting the targets, the HR and Compensation Committee and the Board also set the threshold and maximum performance levels. To achieve threshold performance, 85% of target performance for each Company performance metric must be achieved, which is a rigorous and challenging level of achievement that must be met. An achievement percentage of less than 85% of target for either Non-GAAP EPS or Free Cash Flow would result in no annual cash incentive payment for executive officers. The HR and Compensation Committee and the Board set the maximum level of performance at 120% of target for each Company performance metric, a level that presented a significant challenge requiring exceptionally strong performance.

Determining Company Performance. Ultimately, having set the threshold, target and maximum performance levels, the HR and Compensation Committee determines the Company’s performance relative to this established performance curve.

Annual Review. A key element of determining actual performance is conducting an annual review to determine how to treat various items that occurred during the performance period under the terms of the program or otherwise, including unusual or nonrecurring events, items not otherwise specified under the plan or award agreement and legal settlements that took place during the year.

In connection with this annual review, the HR and Compensation Committee takes a holistic view of the Annual Cash and Long-Term incentives within the executive compensation program, recognizing the effects of uncertain potential liability and legal settlements on our share price and on our financial and operating performance.

Decision Factors: Treatment of Legal Settlements. In evaluating how to treat legal settlements, the HR and Compensation Committee considers:

∎	Whether excluding such a settlement is consistent with the Company’s prior public reporting of non-GAAP financial measures and reflects the intent and definitions of such non-GAAP financial measures;

∎	The facts and circumstances of the subject matter of the settlement;

∎

The timing of the settlement compared to the timing of the event giving rise to the dispute (including whether the same individual in executive management at the time of the underlying event was in place at the time of the settlement);

∎	The magnitude of the settlement;

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∎	The effects of the pending potential liability and the legal settlement on our share price;

∎	Shareholder feedback about our executive compensation program; and

∎	Any determination of fault or wrongdoing by the Company.

Treatment of Legal Settlement; Rationale. The HR and Compensation Committee used these decision factors in determining how to treat the Company’s share ($4.25 billion over 13 years) of the proposed nationwide opioid settlement with U.S. states and subdivisions. In January 2023, Teva confirmed participation from 49 of the 50 states and decided to move forward with the participation process for the states’ subdivisions and special districts. The HR and Compensation Committee concluded that it was appropriate to exclude the effects of this legal settlement from the results of the performance metrics in the 2022 Annual Cash Incentives, primarily for the following reasons:

∎

Like many other companies, including our peers, we exclude items from our non-GAAP measures and Free Cash Flow that have a non-recurring impact on our financial performance. Doing so enables the metric to reflect the authentic performance of executive officers for the performance period and aligns the result with the intent of the HR and Compensation Committee. In addition, excluding such items prevents market participants from extrapolating future performance from an improper base that is not reflective of our underlying business performance. We believe that the opioid settlement reflects such a non-recurring item and is not reflective of our underlying business performance for the period in which the settlement is recognized in our financial statements. Additionally, given the magnitude of such settlement, inclusion of the settlement in our non-GAAP financial measures may cause investors to review our future performance from an improper base.

∎

It is extremely challenging to accurately forecast the amount and timing of legal settlements, making it very difficult to factor them in to goal-setting for metrics, and the amount and timing of such settlements and related accounting charges are not fully within the control of the executive officers.

∎

The Board does not want to disincentivize management from negotiating and reaching legal settlements that are in the best interests of our shareholders by potentially including their effects and affecting calculated performance, penalizing them individually for doing what is in the best interest of shareholders.

∎

The effect of the legal settlement and its impact on various financial metrics (and before the settlement, the “overhang” of the uncertain prospective liability related to this subject matter) is, we believe, likely to have been reflected in the Company’s stock price, and equity represents the largest portion of executive officer compensation, so the legal settlement is believed to already have had a meaningful impact on executive pay and the value of the executive officers’ holdings of Company equity.

∎

The Board may choose to settle legal matters for a variety of reasons, including concerns regarding the Company’s public image and management distraction, and in this case chose to approve entering into the settlement agreement because it believed that such settlement was an efficient method to move past this matter affecting many companies in the pharmaceutical sector and was in the best interest of the Company to put the cases behind it, and the agreement involved no admission of wrongdoing.

∎

In our meetings with shareholders during the year, including our outreach to our top 25 shareholders, the shareholders generally did not raise the issue of whether the HR and Compensation Committee would exclude the effects of legal settlements and related accounting charges from the determination of compensation performance metrics.

∎

The nationwide settlement agreement provided for the Company to supply up to $1.2 billion of its generic version of the life-saving medication, Narcan® (naloxone hydrochloride nasal spray), which can reverse an overdose from opioids, over 10 years, in order to provide access to this medication across the nation to help combat the opioid epidemic.

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∎	The executive officers occupying such positions with the Company at the time of the settlement generally were not executive officers at the time of the subject events of the legal settlement.

∎	The inclusion of this or other legal settlements, with amounts and timing that are inherently unpredictable, affects the consistency and comparability of performance across periods.

For these reasons, the HR and Compensation Committee excluded the effects of this legal settlement in determining Company performance relative to the metrics in the Annual Cash Incentive.

We achieved 97% of our 2022 Non-GAAP EPS target and 108% of our 2022 Free Cash Flow target.

Weighting	Performance Metric	Threshold (85%)	Target (100%)	Maximum (120%)	Actual Results	% Achievement

50%	Non-GAAP EPS	$2.21	$2.60	$3.12	$2.52	97%

25%	Free Cash Flow	$1.9B	$2.2B	$2.6B	$2.4B	108%

Individual Measures. The remaining 25% of the measures under the 2022 annual cash incentive plan were individual performance measures established by the HR and Compensation Committee and the Board early in the year. These measures included components specific to the nature of each executive officer’s position and area of responsibility. The HR and Compensation Committee and the Board evaluated performance with respect to the individual measures by determining an individual performance rating and individual performance achievement percentage, which was then used as a component for determining the overall performance factor.

Executive	Individual Goals	% Achievement
Kåre Schultz

∎   Achieving global sales targets and sales targets for new generic, specialty and biosimilar products

∎  Achieving ESG targets related to reduction in absolute scope 1, 2 and 3 Greenhouse Gas emissions, developing, launching, and expanding access to medicine programs, and completing new regulatory submissions in low- and middle-income countries of Teva products on the World Health Organization Essential Medicines List across several therapeutic areas

∎  Achieving targets related to global gross margin improvement

∎  Achieving employee engagement, voluntary attrition and senior management succession targets

∎  Achieving other strategic initiatives

		100% (1)
Eli Kalif	∎ Achieving financial and IT targets ∎ Achieving ESG targets related to Sustainability Linked Bonds, Revolving Credit Facility, and external commitments ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	115%

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Executive	Individual Goals	% Achievement
Dr. Sven Dethlefs	∎ Achieving regional sales targets and sales targets for new generic, specialty and biosimilar products ∎ Achieving ESG targets related to developing and launching an access to medicine program in the U.S. ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	95%
Mark Sabag	∎ Achieving regional sales targets and sales targets for new generic and specialty products ∎ Achieving ESG targets related developing and launching an access to medicine program in International Markets, and completing new regulatory submissions in low- and middle-income countries of Teva products on the World Health Organization Essential Medicines List across several therapeutic areas ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	115%
Eric Drapé	∎ Achieving global gross margin and business unit targets ∎ Achieving ESG targets related to reduction in absolute scope 1, 2 and 3 Greenhouse Gas emissions ∎ Achieving targets related to quality, Environmental, Health and Safety, and customer service ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	100%
(1)

In November 2022, the HR and Compensation Committee reviewed the performance achievement of Mr. Schultz and noted that it was comfortably trending toward 100%. As such, the letter agreement with Mr. Schultz summarizing the terms of his departure confirmed that the performance achievement for the individual measures would be 100% for 2022.

Compliance Modifier. Strong individual goals performance by the CEO and NEOs, as measured by the various components, is fully rewarded only if there are no substantial compliance events. Individual goals performance achievement may be decreased by up to 10% if there is a substantial compliance event.

Embedding ESG in Individual Measures. The HR and Compensation Committee and the Board set the individual goals for executive officers to ensure greater alignment with key strategic priorities. In addition to continuing to include items that align with other strategic objectives, one area of augmented focus was ESG. In recent years, investors and other stakeholders have brought ESG issues to the fore, and, as described above, they were a predominant topic during our shareholder engagement. The CEO and all other executive officers were given objective and measurable goals directly related to our renewed ESG strategy including reduction in absolute scope 1, 2 and 3 Greenhouse Gas emissions, developing,

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launching, and expanding access to medicine programs, completing new regulatory submissions in low- and middle-income countries of Teva products on the World Health Organization Essential Medicines List across several therapeutic areas, employee engagement, inclusion and diversity, and other objectives.

Overall Performance Factor and Payout Calculation

Overall Performance Factor. The HR and Compensation Committee and the Board calculated an overall performance factor for each executive officer by taking the weighted average of the achievement percentages of the Company financial measures and the individual measures and converting that weighted average to an overall performance factor based on the table below.

Weighted Average Level of Achievement of Objectives	Overall Performance Achievement % (1) (2)	Overall Payout Performance Factor: Potential Annual Cash Incentive as a % of Annual Base Salary (3)

Below Threshold	Below 85% (below 90% for CEO)	0% (no annual cash incentive payment)

Threshold	85% (90% for CEO)	25%

Target	100%	100% (140% for CEO)

Maximum Cash Incentive	120%	200%
(1)

Payouts for performance for the CEO are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., 11.5% for each percentile change in weighted average performance between threshold and target and 3.0% for each percentile change in performance between target and maximum). No additional payout is made for weighted average performance achievement in excess of 120%.

(2)

Payouts for performance for other executive officers are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., 5.0% for each percentile change in performance between threshold and maximum). No additional payout is made for performance achievement in excess of 120%.

(3)

Payout as a percentage of target for the CEO at threshold is 18% and at maximum is 143%. Payout as a percentage of target for other executive officers is the same as the percentage of base salary as detailed in the table above because their target annual cash incentive is 100% of base salary.

The HR and Compensation Committee and the Board reviewed Company financial and individual performance against objectives in order to make determinations regarding whether any payouts were due under our annual incentive plan. The table below sets forth the calculation of the overall performance achievement percentage and performance factor for our CEO and other NEOs:

Executive	Non-GAAP EPS % Achievement (50% weighting)	Free Cash Flow % Achievement (25% weighting)	Individual Performance % Achievement (25% weighting)	Overall Performance Achievement%	Overall Payout Performance Factor%

Kåre Schultz	97%	108%	100%	100%	101%

Eli Kalif	97%	108%	115%	104%	121%

Dr. Sven Dethlefs	97%	108%	95%	99%	96%

Mark Sabag	97%	108%	115%	104%	121%

Eric Drapé	97%	108%	100%	100%	102%

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Payout Calculation. The HR and Compensation Committee and the Board then took the target award opportunity and applied the overall payout performance factor to determine the total 2022 annual incentive plan payout for the CEO and each NEO. This amount is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table presented below under the “Additional Compensation Information” section.

Executive	Eligible Base Salary ($) (1)	Target Annual Cash Incentive (% of Base Salary)	Target Award ($)	Overall Payout Performance Factor (2)	Payout ($)

Kåre Schultz	$2,000,000	140%	$2,800,000	101%	$2,824,360

Eli Kalif	$780,603	100%	$780,603	121%	$943,877

Dr. Sven Dethlefs	$834,846	100%	$834,846	96%	$799,615

Mark Sabag	$744,787	100%	$744,787	121%	$899,554

Eric Drapé	$695,279	100%	$695,279	102%	$709,731
(1)	Eligible base salary is generally defined as actual base salary earned during the year.
(2)	Percentages have been rounded to the nearest whole percentage.

Long-Term Incentive Equity-Based Compensation

The third and largest main component of the executive compensation program is long-term equity incentives.

Equity-based compensation is intended to incentivize and reward for future long-term performance, as reflected by the market price of our shares and/or other performance criteria, and is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders. Equity-based compensation is also intended to attract, motivate and retain executive officers for the long term by (i) providing them with a meaningful interest in Teva’s share performance; (ii) linking equity-based compensation to potential and sustained performance; and (iii) spreading benefits over a longer performance cycle through the vesting period mechanism.

Pursuant to our Compensation Policy, which serves as a shareholder approved framework, the minimum full vesting period of all equity-based awards is three years from the date of grant (partial vesting can occur before), the maximum monetary grant date fair value of annual equity-based awards granted to the CEO cannot exceed $11 million at target and to any other executive officer $4.5 million at target, and the maximum number of shares settled for a performance-based equity award shall not exceed 250% of the target number of shares granted.

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Equity Vehicles and Mix

The HR and Compensation Committee and the Board used the equity vehicles and mix set forth in the following table:

Type of Long- Term Incentive Vehicle	Proportion of Long- Term Incentive Grant	Vesting Schedule	Performance Metrics (Weighting)	Rationale for Use of Performance Metric
			1) 2022-2024 Net Revenue (50%)	1) Primary measure of top line growth
Performance Share Units (PSUs)	70% for CEO; 50% for other executive officers	Three-year cliff vesting	2) 2022-2024 Non-GAAP Operating Profit (50%)	2) Leading indicator of profitability, expense control and sustained long-term performance
3) 2022-2024 Relative TSR (Modifier)

3) Strong performance, as measured by the other two operating metrics, is fully rewarded only if it also results in above median shareholder returns. The relative TSR modifier for the 2022 award decreases or increases the average earning percentage by up to 20%

Restricted Share Units (RSUs)	30% for CEO; 50% for other executive officers	Four equal tranches vesting on the first, second, third and fourth anniversaries of the date of grant	N/A	N/A

The HR and Compensation Committee and the Board have structured the mix of equity vehicles and the relative weight assigned to each type to motivate performance against long-term targets and stock price appreciation over the long term and to encourage ownership and retention while aligning executive officers’ interests with those of our shareholders. The RSUs are complementary to the PSUs because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to Teva.

Performance Metrics

Financial Measures

The 2022-2024 PSU performance measures were selected because:

∎	Net Revenue focuses management on growing our top line, particularly as we look to pivot to more of a growth phase;

∎	Non-GAAP Operating Profit aligns with our most critical strategic priorities of controlling expenses and improving profitability; and

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∎

Relative TSR is an important measure because TSR ties executive officer compensation to shareholder value creation, aligns the interests and experience of executive officers with those of Teva and its shareholders and filters out macroeconomic and other factors that are not within management’s control.

All metrics give recipients a clear line of sight into how achieving operating goals drives Teva performance and generates rewards.

For purposes of the PSU performance measures, 1) Net Revenue is defined as GAAP Net Revenue, and 2) Non-GAAP Operating Profit is defined as consolidated operating income (loss) excluding goodwill impairment; legal settlements and loss contingencies; amortization of purchased intangible assets; intangible assets impairment; other asset impairments, restructuring and other items; and other unallocated items. For a reconciliation of Non-GAAP Operating Profit to the most directly comparable financial measure calculated and presented in accordance with GAAP, please see Teva’s Form 8-K filed on February 8, 2023.

Before the conclusion of the three-year performance period, we do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums because of the potential for competitive harm from such disclosure. These measures are competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The HR and Compensation Committee and the Board believe that they have set performance goals at rigorous and challenging levels so as to require significant effort and achievement by our executive officers to be attained, and that such goals have been established in light of our internal forecast as well as the macroeconomic and industry environments. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

Target, Threshold and Maximum Performance Levels. Similar to the annual cash incentive plan, for the PSUs, the HR and Compensation Committee and the Board defined payout levels representing the number of PSUs to be earned by executive officers based on the level of actual performance relative to the three-year targets.

For each of the two measures, Net Revenue and Non-GAAP Operating Profit, the HR and Compensation Committee determines the Company’s performance achievement percentage for the three-year period. The performance achievement percentage is then converted to an earning percentage as set forth below.

Level of Achievement of Objectives (*)	Performance Achievement %	Earning Percentage

Below Threshold	Below 85%	0%

Threshold	85%	25%

Target	100%	100%

Maximum	120%	200%
(*)	Linear interpolation will be used to determine the applicable earning percentage between levels.

The HR and Compensation Committee then calculates the average of the earning percentages for the two performance measures.

Relative TSR Modifier. The HR and Compensation Committee and the Board view the inclusion of Total Shareholder Return as critical because it ties executive officer compensation to the shareholder experience and the creation of shareholder value, and it aligns the interests of executive officers with those of Teva and its shareholders. By measuring our stock performance relative to peers, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles.

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The average of the earning percentages is multiplied by a modifier that has been determined based on our relative TSR performance for the three-year period as set forth below. The Company’s TSR is ranked relative to our Peer Group; the HR and Compensation Committee and the Board believe that the Peer Group is an appropriate comparator group that is broadly representative in terms of its size, industry, geographic footprint and employee base. See “—III. Compensation Determination Process—Compensation Peer Group and Peer Selection Process” for a list of the peer group companies used for this purpose.

Level of Achievement of Relative TSR (*)	Relative TSR Ranking	Modifier

Threshold	Up to 25th percentile	80% (i.e., 20% less than unmodified average of the earning percentages)

Target	50th percentile	100%

Maximum	75th percentile or above	120%
(*)	Linear interpolation will be used to determine the applicable modifier.

The product of (1) the average of the earning percentages and (2) the relative TSR modifier is multiplied by the target number of PSUs granted to each of the executive officers to determine the final number of PSUs earned by each individual. For example, if the Company’s TSR rank is less than or equal to the 25th percentile, then the average of the earning percentages is multiplied by 80% (equivalent to a reduction of 20%) to determine the final performance factor and then multiplied by the target number of PSUs to determine the final number of earned PSUs. If the Company’s TSR rank is at the 75th percentile or above, then the average of the earning percentages is multiplied by 120% (equivalent to an increase of 20%) and then incorporated into the calculation.

Average Earning Percentage	X	Relative TSR Modifier (80-120%)	X	Target Number of PSUs

=

Number of Earned PSUs

Ultimately, the HR and Compensation Committee approves and presents the performance achievement percentages, the calculation of the average earning percentage and the TSR modifier, and the determination of the number of PSUs earned by each executive officer to the Board for its review and approval.

2022 Grants of PSUs and RSUs

In making determinations about 2022 long-term equity incentive grants to executive officers, the HR and Compensation Committee and the Board considered, among other things: sustained performance; criticality of contributions to Teva; comparison against our Peer Group; the executive officer’s role, skills, experience and development; internal fairness among executive officers; current value of prior granted equity and pay mix. The sizes of the grants to executive officers vary based on these factors as well as information regarding the absolute levels and allocations at the companies in the Peer Group. The portion of executive officer compensation that is composed of these equity vehicles is “at risk” and directly aligned with shareholder value creation.

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The following table sets forth the 2022 annual grant date fair values at target approved by the HR and Compensation Committee, the Board and shareholders for the CEO and by the HR and Compensation Committee and the Board for the other NEOs.

Executive	PSUs ($) (*)	RSUs ($) (*)	Total ($) (*)

Kåre Schultz	$7,000,000	$3,000,000	$10,000,000

Eli Kalif	$1,000,000	$1,000,000	$2,000,000

Dr. Sven Dethlefs	$1,150,000	$1,150,000	$2,300,000

Mark Sabag	$1,000,000	$1,000,000	$2,000,000

Eric Drapé	$1,000,000	$1,000,000	$2,000,000
(*)	Equity values have been rounded to the nearest $10,000.

Consistent with historical practice, the dollar value allocated to PSUs was converted to a number of units, based on the grant date fair value as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. The dollar amount allocated to RSUs was converted to a number of shares using the fair market value on the grant date.

2020-2022 Performance Share Unit Payout

In 2020, the HR and Compensation Committee and the Board selected Net Revenue and Non-GAAP Operating Profit as metrics in the PSUs and granted PSUs with performance-based vesting requirements for the three-year performance period of 2020-2022. In connection with the 2020 PSU grants, the number of PSUs earned by the NEOs who were executive officers at the time the grants were made has been determined in two steps as follows.

In step one, there were two Company financial performance measures, 2020-2022 Non-GAAP Operating Profit and 2020-2022 Net Revenue, each of which was weighted 50%. For each of these two measures, the HR and Compensation Committee and the Board determined the Company’s performance achievement percentage for the three-year period. The performance achievement percentage was then converted to an earning percentage based on the following:

Level of Achievement of Objectives (*)	% Achievement of Target	Earning Percentage

Below Threshold	Below 85%	0%

Threshold	85%	25%

Target	100%	100%

Maximum	120%	200%
(*)	Linear interpolation was used to determine the applicable earning percentage between levels.

The HR and Compensation Committee and the Board then calculated the average of the earning percentages for the two performance measures.

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In step two, this average of the earning percentages was multiplied by a modifier that was determined based on our TSR performance relative to the companies included in the peer group used as a reference point for 2020 compensation decisions for the three-year period, as set forth below.

Level of Achievement of Relative TSR (*)	Relative TSR Ranking	Modifier

Threshold	Up to 25th percentile	80% (i.e., 20% less than unmodified average of the earning percentages)

Target	50th percentile	100%

Maximum	75th percentile	120%
(*)	Linear interpolation was used to determine the applicable modifier.

The product of (1) the average of the earning percentages and (2) the relative TSR modifier was multiplied by the target number of PSUs granted to the NEOs, to determine the final number of PSUs earned by each individual, except that the number of PSUs to be issued could not exceed 240% of the target number of PSUs.

The HR and Compensation Committee and the Board approved an average earning percentage of 69% which was then subject to a relative TSR modifier, which adjusted the earning percentage to be only 80% of the actual earning percentage, resulting in a modified earning percentage of 55%.

Weighting	Performance Metric	Threshold (85%) ($B) (*)	Target (100%) ($B) (*)	Maximum (120%) ($B) (*)	Actual Results ($B)	% Achievement	Earning %

50%	Non-GAAP Operating Profit	11.5	13.5	16.2	12.9	96%	78%

50%	Net Revenue	44.0	51.7	62.1	47.5	92%	59%

Weighted Average:							69%

Relative TSR Modifier (-20%, reflecting <25th percentile)							80%

Final Earning %							55%
(*)	We applied actual foreign exchange rates throughout the period and excluded divestments when determining performance achievement.

Based on this outcome, the NEOs earned Teva PSUs in respect of their 2020-2022 PSU awards as follows:

Executive	Target Award (# of PSUs)	Final Earning Percentage (*)	Final Award (# of PSUs)

Kåre Schultz	640,902	55%	351,728

Eli Kalif	81,911	55%	44,953

Dr. Sven Dethlefs	77,093	55%	42,309

Mark Sabag	91,548	55%	50,242

Eric Drapé	86,730	55%	47,598

(*)	Percentages have been rounded to the nearest whole percentage.

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Leadership Transitions Effective in 2023

Appointment of Mr. Richard D. Francis as President and CEO

As Mr. Kåre Schultz’s agreement was due to expire in November 2023, our Board led a global search process (with the assistance of a search firm) to find our next President and CEO. In November 2022, the Board successfully completed this process when it appointed Richard D. Francis to the position effective as of January 1, 2023, and he joined the Board at that time. Mr. Francis was not the CEO at any time during 2022. Under Mr. Schultz’s leadership, we stabilized the business and executed a significant operational transformation across our international footprint. In its search, the Board sought a leader with extensive global pharmaceutical experience and both generic and branded experience, who could build on this solid foundation and drive growth.

Mr. Francis is a seasoned pharmaceutical executive bringing over two decades of experience to the Company, including five years as Chief Executive Officer of Sandoz and a member of the Novartis Executive Team from 2014 to 2019. Prior to his role at Sandoz, Mr. Francis was a senior executive at Biogen for 13 years where he held a number of senior roles, including leading the U.S. business. He also oversaw the successful launch of Tecfidera® in 2013. Mr. Francis has served as the CEO of Purespring Therapeutics, a pioneering gene therapy company focused on transforming the treatment of kidney diseases, since 2021, and as CEO of Forcefield Therapeutics, a pioneer of best-in-class therapeutics to protect heart function, since 2021. He has also served as an operating partner for Syncona Investment Management Limited since 2021. Mr. Francis also serves as a member of the board of directors of Mettler-Toledo International Inc.

Based on this outstanding profile, our Board selected Mr. Francis as the best candidate to lead Teva presently and to participate in the establishment of, and steer the execution of, our strategic and operational goals. The terms of the employment agreement with Mr. Francis were negotiated in order to induce him to accept the Board’s offer to become our President and CEO at this time, and to render services from the Company’s principal offices in Israel. The Board was mindful of the critical importance of returning to growth, the fierce competition for talented executives in the pharmaceutical industry and the extreme pressure on, and vast duties of, the leader of an international organization of the size and complexity of Teva in approving the components of the compensation package, including the annual base salary, target annual incentive, annual equity grants, and one-time inducement equity grants and cash awards to Mr. Francis. Accordingly, the Board, with the assistance of its independent compensation consultant, developed a compensation package that considered pay structures for CEOs at peer companies, and which includes pay that depends on long-term Company performance as well as the opportunity to accumulate a significant ownership interest in Teva upon the creation of sustained shareholder value. In light of all of these factors, we entered into an employment agreement with Mr. Francis which provides for an initial employment term of three years, subject to automatic renewal for subsequent one-year periods unless either party gives at least six months advance notice of non-renewal or termination.

Under the Employment Agreement, Mr. Francis receives an annual base salary of USD $1.6 million, a performance-based target annual incentive opportunity equal to 150% of his annual base salary (and a maximum opportunity of 200% of his annual base salary), annual long-term equity incentives with a total target grant date fair value of USD $9 million with vesting terms similar to other senior executive officers, 70% of which are performance-based and in the form of PSUs and 30% of which are in the form of RSUs, and the same employee benefits as are provided to similarly situated senior executives of the Company.

Upon commencing employment, in light of forfeited compensation opportunities at his prior employer and to incentivize him to join the Company, Mr. Francis received (a) the following sign-on equity awards: (i) an RSU award with a grant date fair value of USD $5 million, which will vest in three equal installments on the first, second and third anniversaries of the grant date, subject to his continued employment through the applicable vesting dates; and (ii) a PSU award with a target grant date fair value of USD $5 million, which

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will be earned based on the achievement of stretch performance goals related to the Company’s key strategic priorities of returning to growth, optimizing global operations, reducing debt and delivering on our Sustainability-Linked Bond commitments, and (b) a sign-on cash award of USD $5 million, which will vest and be paid in three installments, with the first installment, equal to $1,500,000, paid on the first business day following the date that Mr. Francis commences employment with the Company (the “Effective Date”), the second installment, equal to $1,500,000, to be paid on the first business day following the first anniversary of the Effective Date, and the third installment, equal to $2,000,000, to be paid on the first business day following the third anniversary of the Effective Date, in each case subject to his continued employment through the applicable vesting date. In connection with rendering services from the Company’s principal offices in Israel, Mr. Francis also receives certain housing and travel reimbursements, annual allowance for financial and tax advisory fees, and certain other relocation benefits in accordance with the Company’s policies. The Employment Agreement also provides for a one-time legal fee reimbursement.

Departure of Former President and CEO Kåre Schultz

On December 31, 2022, Mr. Kåre Schultz relinquished his roles as President and CEO and a member of the Board.

In connection with the leadership transition, Mr. Schultz and the Company entered into a letter agreement summarizing the terms of his departure, including that he continued to serve as President and Chief Executive Officer and a member of the Board of Directors through December 31, 2022 and thereafter was placed on garden leave until the expiration of his contractual notice period on February 19, 2023. During the garden leave period, Mr. Schultz agreed to be available to assist with the transition. Mr. Schultz’s termination of employment was treated as a termination without cause under his employment agreement with the Company, which will entitle him to the applicable payments and benefits specified in his employment agreement during his notice period and upon termination of employment, subject, to the extent applicable, to his execution and non-revocation of a release of claims in favor of the Company and compliance with the restrictive covenants set forth in his employment agreement.

Supplemental Non-GAAP Income Data

We utilize certain Non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the Non-GAAP measures:

∎

our executives and Board use Non-GAAP measures to evaluate our operational performance, to prepare and evaluate our work plans and annual budgets, and ultimately to evaluate the performance of our executives;

∎	our annual budgets are prepared on a Non-GAAP basis; and

∎

senior executive officers’ annual compensation is derived, in part, using these Non-GAAP measures. While qualitative factors and judgment also affect annual cash incentives, the principal quantitative elements in the determination of the annual cash incentives are the various performance targets tied to the work plan.

Non-GAAP financial measures have no standardized meaning and accordingly have limitations in their usefulness to investors. We provide this non-GAAP data because our executives believe that the data provide useful information to investors. However, investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies.

For the definitions of Non-GAAP financial measures and a reconciliation of these items to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the section captioned “Non-GAAP Net Income and Non-GAAP EPS Data” in the Company’s Form 10-K for the year ended December 31, 2022.

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Other Elements of Compensation

We generally provide to our executive officers the same benefits that are provided to all employees, including certain health and welfare benefits and other benefits. In addition, our executive officers are provided with certain additional benefits, intended to be competitive with the practices of companies in our Peer Group.

Health and Welfare Benefits

We offer health and welfare benefits to all eligible employees, including all executive officers, which are tailored to each location’s competitive market. Health and welfare benefits may include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, short- and long-term disability coverage and an employee assistance program.

Retirement and Other Local Benefits

Israel

Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, termination without cause and other circumstances as defined under Israeli law. We make monthly contributions on behalf of our executive officers on Israel payroll to pension plans. These funds provide a combination of pension allowance and/or insurance and severance pay benefits to the executive officers. We contribute 7.5% of an NEO’s monthly salary to the pension component (including disability insurance) and 8.33% of the NEO’s monthly salary to the severance component, and the employee contributes an amount between 6% and 7% of the monthly salary to the pension component. The contributions to the severance component are on account of Teva’s obligation to pay severance upon termination as referenced above. Our CEO and EVP, Global Operations are entitled to similar contributions on behalf of the Company as a pension contribution and on account of severance. Accordingly, a substantial part of our statutory severance obligation is covered by these monthly contributions.

Generally, in addition, our NEOs on Israel payroll (excluding those on relocation), like all of our employees in the country, are entitled to participate in a study fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her monthly salary to the study fund and Teva contributes to this fund or pays 7.5% of his or her monthly salary.

North America

Our North American subsidiaries mainly provide various defined contribution plans for the benefit of their employees. Under these plans, contributions are based on specified percentages of pay. In addition, Teva USA offers a supplemental deferred compensation plan to eligible employees. The plan is a nonqualified plan which is intended to work as a complement to the qualified 401(k) Retirement Savings Plan. The plan has been designed to address the “retirement gap” that many senior level employees face, primarily due to IRS-imposed limits on qualified plans and IRAs.

Expatriate Benefits / International Assignment and Relocation Benefits

Teva provides benefits to our employees who either accept an expatriate assignment or relocate internationally. The benefits are designed to provide ongoing assignment management and physical relocation support services. These benefits can vary depending on the nature of the assignment or relocation, but generally include a housing allowance, transportation support, a cost of living allowance (where applicable), home leave, global health insurance, and Company-paid education for approved dependents in locations where public education is not suitable. Additionally, we provide tax preparation and tax support services, dependent on the nature of the assignment (e.g., tax equalization for home-based assignments or

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tax gross up of relocation benefits and ongoing assignment allowances for host-based assignments), as well as immigration services to manage compliance within all global jurisdictions. The purpose of these benefits is to keep our expatriate employees “economically neutral” for the costs associated with living and working outside their home country, with the goal that they are not financially advantaged or disadvantaged as a result of relocating to another country and incurring associated taxes.

Details regarding benefits and perquisites specific to each NEO can be found in the footnotes to the 2022 Summary Compensation Table set forth below under “Additional Compensation Information.”

V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines

Teva and its shareholders are best served by executives and directors that manage the business with a long-term perspective. Therefore, we adopted stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and directors and our shareholders, to reinforce executive officers’ commitment to Teva and to demonstrate Teva’s commitment to sound corporate governance.

The policy provides that Teva expects the applicable level of stock ownership to be satisfied by our executive officers within five years, and by our directors within six years, of the later of the date the guidelines were adopted or the date of appointment as an executive officer or director. If an executive officer’s holding requirement increases because of a change in annual base salary, or if a director’s holding requirement increases because of a change in annual cash retainer, the executive officer is expected to achieve the higher holding requirement within one year, and the director within two years, of the date of the increase.

The HR and Compensation Committee receives periodic reports of the ownership achieved by each executive officer and director. For purposes of determining compliance with the guidelines, the value of an executive officer or director’s share holdings is based on the closing price of Teva’s American Depositary Shares reported on the principal U.S. national securities exchange on which the shares are listed (currently the NYSE) on the last trading day of the year.

The ownership guidelines are as follows:

Current Position	Multiple of Base Salary/Retainer

CEO	6x

All other executive officers	3x

Directors	5x annual cash fee(*)
(*)	Excluding committee fees.

The value of all of the following types of Teva shares or stock options owned by, or granted to, an executive officer or director qualifies toward the attainment of the target multiple of pay:

∎	shares owned outright by the executive officer or director or jointly with, or separately by, his or her immediate family members residing in the same household;

∎	shares held in a grantor trust or under a similar arrangement for the economic benefit of the executive officer or director or his or her immediate family members residing in the same household;

∎	shares held in any Teva retirement plan;

∎	unvested time-based restricted shares and RSUs; and

∎	the intrinsic value of vested but unexercised in-the-money stock options.

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At the last measurement date, all NEOs are in compliance with our stock ownership guidelines, or fall within the period to attain the guideline level of stock ownership.

Clawback Policy

Our executive officers are required to return any compensation paid to them on the basis of results included in financial statements that turned out to be erroneous and that were subsequently restated, during the three-year period following filing thereof. In such cases, compensation amounts will be returned net of taxes that were withheld thereon, unless the executive officer has reclaimed or is able to reclaim such tax payments from the relevant tax authorities (in which case the executive officer will also be obligated to return such tax amounts). We will publicly disclose the general circumstances of any repayment or forfeiture of compensation from our executive officers under our clawback policy, and the aggregate amounts repaid or forfeited, if required by applicable law or regulation, or if we have previously disclosed the underlying event giving rise to the repayment or forfeiture, unless such disclosure would, as determined by our HR and Compensation Committee or Board, raise legal or privacy concerns with respect to those individuals involved or would not be in the best interests of our shareholders.

In addition, in the event that it is discovered that an executive officer engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that an executive officer breached confidentiality and/or non-compete obligations to Teva (as determined by the Company), the Company has broad remedial and disciplinary authority. Such disciplinary action or remedy would vary depending on the facts and circumstances, and may include, without limitation, (i) terminating employment, (ii) initiating an action for breach of fiduciary duty, and (iii) seeking reimbursement of performance-based or incentive compensation paid or awarded to the executive officer, including by means of an offset to, or cancellation of, outstanding grants or opportunities. The Company will determine applicable terms to enforce repayment of clawback amounts and may modify this clawback policy in accordance with applicable law and regulations. We are reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to clawbacks of incentive-based compensation and will amend the clawback policy, as necessary after the NYSE adopts listing standards in accordance with the final rules.

Anti-Hedging and Anti-Pledging Policies

Our directors and executive officers are prohibited from hedging their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not), such as purchasing or selling options on Teva securities, purchasing or selling puts, calls, straddles, equity swaps or other derivative securities linked to Teva’s securities, or engaging in “short” sales on Teva securities. This policy applies to each director and each executive officer until one year after the director’s or executive officer’s termination or retirement. Our employees are also strongly discouraged from participating in any transaction in which profit is earned through a decline in value of Teva securities, such as short sales or hedges. Directors and executive officers are prohibited from pledging or using their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not) as collateral for loans.

Risk Considerations and Assessment

Our compensation elements are designed to include mechanisms that reduce incentives to expose Teva to imprudent risks that may harm the Company or our shareholders in the short- and long-term. This is achieved by using tools such as (i) placing maximum limits on short- and long-term incentives; (ii) measuring performance using key performance indicators that are designed to reduce incentives to take excessive risks; (iii) using compensation vehicles with diverse performance measures; (iv) granting a mix of equity-based compensation types that have long-term vesting schedules, which tie the awards to a longer

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performance cycle; (v) requiring clawback of compensation payments in certain circumstances; and (vi) aligning executive officer interests with Teva and shareholders through meaningful stock ownership guidelines.

While the Board and the Audit Committee have overall responsibility for risk oversight, each of the standing committees of the Board regularly assesses risk in its area of oversight in connection with executing its responsibilities. Thus, the HR and Compensation Committee assesses the potential risks arising from our compensation program, policies and practices. The HR and Compensation Committee coordinates with our legal, human resources and other departments, considers shareholder feedback and interests and consults with its compensation consultant. The HR and Compensation Committee reviewed and discussed the assessment for 2022. The HR and Compensation Committee determined that our compensation program, policies and practices do not create risks that are reasonably likely to have a material adverse effect on Teva.

Compensation Policy Requirements

Pursuant to the Israeli Companies Law, arrangements between Teva and its Office Holders must generally be consistent with the Compensation Policy. However, under certain circumstances, we may approve an arrangement that is not consistent with the Compensation Policy, if the arrangement is approved by a majority of our shareholders who participate and vote, provided that (i) the majority includes a majority of the votes cast by shareholders who participate and vote (abstentions are disregarded) who (A) are not controlling shareholders and (B) do not have a personal interest in the matter, or (ii) the votes cast against the arrangement by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who participate and vote constitute two percent or less of the voting power of the Company (a “disinterested majority”).

In addition, pursuant to the Israeli Companies Law, the Terms of Office and Employment of Office Holders generally require the approval of the HR and Compensation Committee and the Board. The Terms of Office and Employment as applicable to directors, including with respect to other positions in the Company, further require the approval of the shareholders by a simple majority. The Terms of Office and Employment with respect to a CEO (who is not a director) generally require the approval of the shareholders by the disinterested majority referenced in the immediately preceding paragraph. Pursuant to regulations promulgated under the Israeli Companies Law, shareholder approval is not required with respect to Terms of Office and Employment granted to a director or a CEO for the period following his or her appointment until the next general meeting of shareholders, provided these terms are (i) approved by the HR and Compensation Committee and the Board, (ii) consistent with the Compensation Policy and (iii) on similar or less favorable terms than those of the person’s predecessor. In addition, under certain circumstances, shareholder approval is not required with respect to the Terms of Office and Employment of a candidate for CEO if the HR and Compensation Committee determines that the engagement will be frustrated if the approval is pursued, provided that the terms are consistent with the Compensation Policy. This provision was followed in the recruitment of our President and CEO, Richard D. Francis.

Under certain circumstances, if the Terms of Office and Employment of Office Holders who are not directors are not approved by the shareholders, where such approval is required, the HR and Compensation Committee and the Board may nonetheless approve such terms. In addition, non-material amendments of the Terms of Office and Employment of Office Holders who are not directors may be approved by the HR and Compensation Committee only and non-material amendments of the Terms of Office and Employment of Office Holders who are not directors and excluding the CEO may be approved by the CEO only, provided such approvals are permitted under the Compensation Policy and consistent therewith.

Accordingly, pursuant to our Compensation Policy, our CEO is authorized to approve changes in terms for any other executive officer with respect to any calendar year, provided that it does not exceed the value of such executive officer’s one-month base salary, unless determined otherwise by the HR and Compensation Committee and the Board.

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Tax Deductibility

Generally, a public company cannot deduct compensation in excess of $1 million paid in any year to a Company’s chief executive officer, chief financial officer and the three other most highly compensated officers. Traditionally, certain “qualified performance-based compensation” was not subject to this $1 million limitation. The 2017 U.S. tax reform, however, eliminated the “qualified performance-based compensation” exemption. Nevertheless, our HR and Compensation Committee continues to view pay for performance as an important part of our executive compensation program. The HR and Compensation Committee, after considering the potential impact of the application of this Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its shareholders.

HR and Compensation Committee Report

The HR and Compensation Committee has reviewed and discussed this “Compensation Discussion and Analysis” section of this Proxy Statement with our executives. Based upon this review and discussions, the HR and Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This HR and Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the U.S. Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Members of the HR and Compensation Committee:

Rosemary A. Crane, Chair

Gerald M. Lieberman

Nechemia (Chemi) J. Peres

Janet S. Vergis

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Executive Compensation

ADDITIONAL COMPENSATION INFORMATION

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Kåre Schultz President and Chief Executive Officer	2022	2,000,000	0	9,999,990	0	2,824,360	0	704,788	15,529,138
	2021	2,000,000	0	9,999,994	0	2,029,440	0	652,338	14,681,772
	2020	2,000,000	0	9,999,970	0	3,055,920	0	668,628	15,724,518
Eli Kalif Executive Vice President, Chief Financial Officer	2022	780,603	0	1,999,995	0	943,877	0	290,142	4,014,617
	2021	747,175	0	1,799,996	0	715,340	0	282,472	3,544,983
	2020	681,281	0	1,949,974	0	826,599	0	265,961	3,723,815
Dr. Sven Dethlefs Executive Vice President, North America Commercial	2022	834,846	0	2,299,990	0	799,615	0	128,829	4,063,280
	2021	742,731	0	2,099,982	0	832,320	0	142,344	3,817,377

Mark Sabag Executive Vice President, International Markets Commercial	2022	744,787	0	1,999,995	0	899,554	0	279,597	3,923,933
	2021	765,294	0	1,999,991	0	732,686	0	290,770	3,788,741

Eric Drapé Executive Vice President, Global Operations	2022	695,279	0	1,999,995	0	709,731	0	501,828	3,906,833
	2021	756,108	0	1,899,989	0	724,106	0	432,056	3,812,259
	2020	708,010	0	1,799,994	0	859,028	0	481,569	3,848,601

Salary

(1)

The Company paid the salaries of Mr. Kalif and Mr. Sabag in Israeli shekels. The U.S. dollar amounts in the table above for Mr. Kalif and Mr. Sabag were converted from Israeli shekels using a 2022 monthly average exchange rate for the month of each salary payment, ranging from 3.13 to 3.55 shekels per U.S. dollar. The Company paid the salary of Mr. Drapé in euros. The U.S. dollar amount in the table above for Mr. Drapé was converted from euros using a 2022 monthly average exchange rate for the month of each salary payment, ranging from 0.88 to 1.02 euros per U.S. dollar. The reduction in base salary shown for Mr. Sabag and Mr. Drapé are due to fluctuations in exchange rates during 2022.

Stock Awards

(2)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of the PSUs and RSUs awarded to our NEOs, computed in accordance with Topic 718. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14b. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2022. For more information on these and other share awards granted during 2022, see the table entitled “2022 Grants of Plan-Based Awards” and related narrative and footnotes.

The grant date fair value of PSUs included above is determined based upon achievement of performance at the “target” level, which is the probable outcome of the performance metrics associated with each award of PSUs. If performance were to be achieved at “maximum” level, the grant date fair value of the 2022 PSU awards as of the respective grant dates would have been as follows: Mr. Schultz: $16,799,992; Mr. Kalif: $2,399,993; Dr. Dethlefs: $2,759,991; Mr. Sabag: $2,399,993; and Mr. Drapé: $2,399,993.

Non-Equity Incentive Awards

(3)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the executive officer annual cash incentive plan, as determined by the HR and Compensation Committee and the Board in accordance with the plan and the awards thereunder. Payments pursuant to the executive officer annual cash incentive plan are generally made early in the year following the year in which they are earned. The Company paid the amounts reported in 2022 for Mr. Kalif and Mr. Sabag in Israeli shekels. The 2022 U.S. dollar amounts in the table above were converted from Israeli shekels using a 2022 annual average exchange rate of 3.35 shekels per U.S. dollar. The Company paid the amount reported in 2022 for Mr. Drapé in euros. The 2022 U.S. dollar amount in the table above was converted from euros using a 2022 annual average exchange rate of 0.95 euros per U.S. dollar.

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Executive Compensation

All Other Compensation

(4)

Name	Defined Contribution and Israeli Separation Plan Contributions ($) (a)	Automobile ($) (b)	Housing and Relocation Expenses and Allowances ($) (c)	Tax Gross-Ups ($) (d)	Other ($) (e)	Total ($)

Kåre Schultz (*)	315,939	41,327	245,832	97,625	4,065	704,788

Eli Kalif (*)	123,683	53,445	—	48,856	64,158	290,142

Dr. Sven Dethlefs	101,983	24,000	—	4	2,842	128,829

Mark Sabag (*)	117,894	55,324	—	46,527	59,852	279,597

Eric Drapé (*)	178,382	48,562	93,076	173,624	8,184	501,828

(*)

The U.S. dollar amounts in the table above were converted from local currency, where needed, using the relevant 2022 monthly average exchange rates of 3.13 to 3.55 Israeli shekels per U.S. dollar and 0.88 to 1.02 euros per U.S. dollar.

(a)

Amounts disclosed in this column reflect Company contributions and/or payments related to tax-qualified and non-qualified retirement plans and Israeli separation plan contributions, which include pension and severance, pursuant to Israeli law.

(b)	Amounts disclosed in this column reflect automobile allowances, participation in the Company’s car lease program, and/or reimbursement of non-business automobile expenses.
(c)

Amounts disclosed in this column reflect expenses related to relocation such as housing accommodation costs for Mr. Schultz ($143,191) and Mr. Drapé ($78,605), travel costs for Mr. Schultz ($75,692), tax services and other relocation costs (both).

(d)

Amounts disclosed in this column reflect tax gross-ups paid to our NEOs as follows: Mr. Schultz—gross-ups are provided for the income associated with accommodation in Israel, travel costs associated with travel allowance, other items related to his relocation (paid in accordance with Teva’s relocation policy), and costs associated with the Company-leased automobile and cell phone, offset by tax return amounts paid back to the Company for prior years; Mr. Kalif and Mr. Sabag—gross-ups are provided for costs associated with the Company-leased automobile and/or automobile allowance and cell phone; Mr. Drapé—gross-ups are provided for the income associated with accommodation in Israel, payments for French social security contributions, tax equalization and other items related to his relocation to Israel (paid in accordance with Teva’s relocation policy), costs associated with the Company-leased automobile and/or automobile allowance and cell phone. In addition, gross-ups are provided to all applicable NEOs for miscellaneous fringe benefits, as are generally provided to other eligible employees in their relevant countries.

(e)

Amounts disclosed in this column reflect study fund contributions or payments for Mr. Kalif ($58,545) and Mr. Sabag ($55,859), as provided to all Israel-based employees (excluding those on relocation), life insurance premium payments made by the Company on behalf of the NEOs, and miscellaneous cash and other fringe benefits provided generally to all eligible employees in applicable countries.

Employment Agreements

We have entered into employment agreements with all of our NEOs. The employment agreements provide for, among other things, the term of employment, the position and duties, the compensation and benefits payable during the term of the agreement and certain restrictive covenants. The agreements also set forth the terms in the event that the NEO’s employment is terminated under various conditions. The material provisions pertaining to termination of employment of the NEOs are set forth below under “—2022 Potential Payments Upon Termination or Change in Control.”

Kåre Schultz

On September 7, 2017, we entered into an employment agreement with Mr. Schultz to serve as our CEO which was amended on June 9, 2020. The employment agreement provided for an employment term of six years, subject to automatic renewal for subsequent one-year periods (or until the second anniversary following a change in control of the Company, if later than the otherwise applicable term end date) until a notice of non-renewal was provided or other termination circumstances occurred.

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Executive Compensation

Under the employment agreement, Mr. Schultz received an annual base salary of $2 million, a performance-based target annual incentive opportunity equal to 140% of his annual base salary (and a maximum opportunity of 200% of his annual base salary) and annual long-term equity incentives with a total target grant date fair value of $10 million with vesting terms similar to other senior executive officers, 70% of which were performance-based. Mr. Schultz was eligible for benefit plans provided to similarly situated executive officers, including medical, dental, group life and other programs, pension and severance contributions pursuant to Israeli law, relocation benefits in accordance with our policy, housing reimbursement up to 40,000 Israeli shekels per month ($11,933 using a 2022 average monthly exchange rate of 3.35 shekels per U.S. dollar) and personal travel reimbursement up to $100,000 per year. Under the agreement, Mr. Schultz was also provided with a company or leased car.

The agreement also contained noncompetition and nonsolicitation covenants for 24 months after the term of the agreement, a nondisparagement covenant for 10 years after the term of the agreement, a nondisclosure covenant and an assignment of inventions. For more information on termination payments please see “2022 Potential Payments Upon Termination or Change in Control— Kåre Schultz” below.

Eli Kalif

On November 6, 2019, we entered into an employment agreement with Mr. Kalif. The agreement provides that Mr. Kalif will be employed as Executive Vice President and CFO, until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of 2,343,200 Israeli shekels (approximately $699,011 using a 2022 average monthly exchange rate of 3.35 shekels per U.S. dollar).

Mr. Kalif is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. Under the agreement, Mr. Kalif is also provided with a company or leased car (grossed-up for applicable taxes), certain pension and severance fund contributions pursuant to Israeli law (by both the Company and Mr. Kalif), and group life insurance and other benefits customary for executives in Israel.

In addition, Mr. Kalif received a sign-on equity award in February 2020 in the form of restricted stock units with a grant date fair value of $250,000 in consideration of certain equity grants with Mr. Kalif’s prior employer that were forfeited upon his resignation. These RSUs will vest in three equal installments on the second, third, and fourth anniversaries of the grant date, subject to his continued employment through the applicable vesting dates.

The agreement also contains noncompetition and nonsolicitation covenants for 6 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Dr. Sven Dethlefs

On June 5, 2018, we entered into an executive employment agreement with Dr. Dethlefs. The agreement provides that Dr. Dethlefs will serve as Executive Vice President, Global Marketing & Portfolio until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of $582,000.

Dr. Dethlefs is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. He is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. Under the agreement, Dr. Dethlefs is also provided with a car allowance.

The agreement also contains noncompetition and nonsolicitation covenants for 12 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

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Executive Compensation

Effective August 15, 2021, we appointed Dr. Dethlefs to the position of Executive Vice President, North American Commercial with an initial base salary of $816,000 which would be used as eligible base salary for the 2021 bonus calculation. His employment remains subject to the terms of his employment agreement.

Mark Sabag

On December 22, 2013, we entered into an executive employment agreement with Mr. Sabag. The agreement provides that Mr. Sabag will serve as Group Executive Vice President, Human Resources until his death, disability, aged retirement, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of 1,518,000 Israeli shekels (approximately $452,842 using a 2022 average monthly exchange rate of 3.35 shekels per U.S. dollar).

Mr. Sabag is eligible to be considered for an annual cash incentive and for equity-based awards under our equity compensation plan. Mr. Sabag is also provided with a company or leased car (grossed-up for applicable taxes), certain pension and severance fund contributions pursuant to Israeli law (by both the Company and Mr. Sabag), and group life insurance and other benefits customary for executives in Israel.

The agreement also contains a noncompetition covenant for 12 months after termination, nondisclosure and nondisparagement covenants and an assignment of inventions.

Effective as of August 15, 2021, we appointed Mr. Sabag to the position of Executive Vice President, International Markets Commercial. His employment remains subject to the terms of his employment agreement.

Eric Drapé

On March 12, 2020, we entered into an executive employment agreement with Mr. Drapé. The agreement provides that Mr. Drapé will serve as Executive Vice President, Teva Global Operations until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of 620,500 euros (approximately $654,128 using a 2022 average monthly exchange rate of 0.95 euros per U.S. dollar).

Mr. Drapé is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. Mr. Drapé is eligible for benefit plans provided to similarly situated executive officers, including medical, dental, group life and other programs, and pension and severance contributions pursuant to Israeli law, of which the pension portion and any supplement thereof is provided to Mr. Drapé as reimbursement of an amount equal to the required monthly French contribution, to be paid by Mr. Drapé to French social security to enable continued coverage. Under the agreement, Mr. Drapé is also provided with a company or leased car (grossed-up for applicable taxes). In conjunction with Mr. Drapé’s relocation to Israel, he is entitled to relocation benefits in accordance with the terms of our relocation policy. He is entitled to a housing allowance of up to 25,000 Israeli shekels per month ($7,458 using a 2022 average monthly exchange rate of 3.35 shekels per U.S. dollar).

The agreement also contains noncompetition and nonsolicitation covenants for 6 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

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Executive Compensation

2022 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares or Share Units (#) (3)	Grant Date Fair Value of Share and Option Awards ($)
Kåre Schultz			Annual Incentive	500,000	2,800,000	4,000,000
	2/8/2022	3/4/2022	PSU				208,520	1,042,597	2,502,233		6,999,996
	2/8/2022	3/4/2022	RSU							402,144	2,999,994
Eli Kalif			Annual Incentive	195,151	780,603	1,561,206
	2/8/2022	3/4/2022	PSU				29,789	148,942	357,461		999,997
	2/8/2022	3/4/2022	RSU							134,048	999,998
Dr. Sven Dethlefs			Annual Incentive	208,712	834,846	1,669,692
	2/8/2022	3/4/2022	PSU				34,257	171,283	411,080		1,149,994
	2/8/2022	3/4/2022	RSU							154,155	1,149,996
Mark Sabag			Annual Incentive	186,197	744,787	1,489,573
	2/8/2022	3/4/2022	PSU				29,789	148,942	357,461		999,997
	2/8/2022	3/4/2022	RSU							134,048	999,998
Eric Drapé			Annual Incentive	173,820	695,279	1,390,557
	2/8/2022	3/4/2022	PSU				29,789	148,942	357,461		999,997
	2/8/2022	3/4/2022	RSU							134,048	999,998

Annual Incentive Plan

(1)

The amounts disclosed in these columns reflect the threshold, target and maximum annual cash incentive opportunities for 2022 under the executive officer annual incentive plan. Actual amounts earned, as determined in the first quarter of 2023, are reflected in the 2022 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. For more information on the 2022 Annual Cash Incentive Plan awards, including the applicable performance metrics, please see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Annual Cash Incentives.”

Performance Share Units (PSUs)

(2)

Amounts disclosed in these columns reflect the potential threshold, target and maximum number of PSUs that may be earned in respect of the PSUs awarded in 2022 to each NEO. Actual amounts earned are based on the level of achievement relative to two financial goals, as modified by a financial modifier, for the 2022-2024 performance period. Results will be certified by the HR and Compensation Committee and the Board in the first quarter of 2025. For more information on the 2022 Long-Term Incentive Plan awards, including the applicable performance metrics, please see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Long-Term Incentive Equity-Based Compensation.” Valuations of PSUs disclosed in this table were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant, and then applying a discount factor.

Restricted Share Units (RSUs)

(3)

Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2022. The RSUs granted as part of the executive officer annual equity grant vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant.

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Executive Compensation

2022 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)	Vesting Schedule (7)
Kåre Schultz	Options	11/3/2017	591,719		11.40	11/3/2027					Vested
		2/9/2018	205,482		18.61	2/9/2028					Vested
	RSUs	3/4/2019					59,702	544,482			33% in 2021, 2022 and 2023
		2/28/2020					130,096	1,186,476			25% in 2021, 2022, 2023 and in 2024
		3/5/2021					213,879	1,950,576			25% in 2022, 2023, 2024, and 2025
		3/4/2022					402,144	3,667,553			25% in 2023, 2024, 2025, and 2026
	PSUs	2/28/2020					158,659	1,446,970			100% in 2023
		6/9/2020					193,069	1,760,789			100% in 2023
		3/5/2021							739,332	6,742,708	100% in 2024, subject to performance
		3/4/2022							260,650	2,377,128	100% in 2025, subject to performance
Eli Kalif	RSUs	2/13/2020					13,259	120,922			33% in 2022, 2023 and 2024
		2/28/2020					36,860	336,163			25% in 2021, 2022, 2023 and 2024
		3/5/2021					64,164	585,176			25% in 2022, 2023, 2024, and 2025
		3/4/2022					134,048	1,222,518			25% in 2023, 2024, 2025, and 2026
	PSUs	2/28/2020					44,953	409,971			100% in 2023
		3/5/2021							95,057	866,920	100% in 2024, subject to performance
		3/4/2022							37,236	339,592	100% in 2025, subject to performance
Dr. Sven Dethlefs	Options	2/24/2013	12,506		38.08	2/24/2023					Vested
		3/12/2014	25,003		48.76	3/12/2024					Vested
		3/12/2015	25,005		60.21	3/12/2025					Vested
		3/17/2016	25,006		53.50	3/17/2026					Vested
		3/3/2017	30,001		34.70	3/3/2027					Vested
		9/18/2017	8,721		16.99	9/18/2027					Vested
		2/9/2018	100,457		18.61	2/9/2028					Vested
	RSUs	3/4/2019					13,931	127,051			33% in 2021, 2022 and 2023
		2/28/2020					34,692	316,391			25% in 2021, 2022, 2023 and 2024
		3/5/2021					74,857	682,696			25% in 2022, 2023, 2024, and 2025
		3/4/2022					154,155	1,405,894			25% in 2023, 2024, 2025, and 2026
	PSUs	2/28/2020					42,309	385,858			100% in 2023
		3/5/2021							110,899	1,011,399	100% in 2024, subject to performance
		3/4/2022							42,821	390,528	100% in 2025, subject to performance

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Executive Compensation

			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)	Vesting Schedule (7)
Mark Sabag	Options	2/24/2013	4,502		38.08	2/24/2023					Vested
		11/11/2013	100,002		37.26	11/11/2023					Vested
		3/12/2014	73,933		48.76	3/12/2024					Vested
		2/12/2015	67,035		57.35	2/12/2025					Vested
		2/12/2016	64,940		55.75	2/12/2026					Vested
		2/14/2017	90,710		34.90	2/14/2027					Vested
		2/9/2018	118,724		18.61	2/9/2028					Vested
	RSUs	3/4/2019					15,921	145,200			33% in 2021, 2022 and 2023
		2/28/2020					41,197	375,717			25% in 2021, 2022, 2023, and 2024
		3/5/2021					71,293	650,192			25% in 2022, 2023, 2024, and 2025
		3/4/2022					134,048	1,222,518			25% in 2023, 2024, 2025, and 2026
	PSUs	2/28/2020					50,242	458,207			100% in 2023
		3/5/2021							105,618	963,236	100% in 2024, subject to performance
		3/4/2022							37,236	339,592	100% in 2025, subject to performance
Eric Drapé	Options	12/9/2013	25,005		40.15	12/9/2023					Vested
		3/12/2014	15,002		48.76	3/12/2024					Vested
		2/12/2015	54,623		57.35	2/12/2025					Vested
		2/12/2016	54,950		55.75	2/12/2026					Vested
		2/14/2017	62,364		34.90	2/14/2027					Vested
		9/18/2017	33,339		16.99	9/18/2027					Vested
		2/9/2018	50,231		18.61	2/9/2028					Vested
	RSUs	3/4/2019					11,940	108,893			33% in 2021, 2022 and 2023
		2/28/2020					39,029	355,944			25% in 2021, 2022, 2023 and 2024
		3/5/2021					67,728	617,679			25% in 2022, 2023, 2024, and 2025
		3/4/2022					134,048	1,222,518			25% in 2023, 2024, 2025, and 2026
	PSUs	2/28/2020					47,598	434,094			100% in 2023
		3/5/2021							100,337	915,073	100% in 2024, subject to performance
		3/4/2022							37,236	339,592	100% in 2025, subject to performance

(1)

Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting and have vested. The options generally expire ten years from the date of grant, and have an exercise price of no less than 100% of the fair market value of a Teva share on the date of grant. See “2022 Potential Payments Upon Termination or Change in Control” for information on the treatment of options upon retirement, death, disability, termination or change in control.

(2)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting that had not vested as of December 31, 2022.
(3)

Amounts disclosed in this column reflect the number of unvested RSUs granted that were subject to time-based vesting and unvested PSUs granted for the 2020-2022 performance period. The number of PSUs reported in this column reflects the PSUs vested in February and June 2023 for the 2020-2022 performance period at their actual payout percentage. As of December 31, 2022, the relevant performance period had been completed and in February 2023 the HR and Compensation Committee and Board determined the performance results and the awards fully vested thereafter. See “2022 Potential Payments Upon Termination or Change in Control” for information on the treatment of RSUs and PSUs upon retirement, death, disability, termination or change in control.

(4)

Amounts disclosed in this column reflect the market value of the RSUs and PSUs reported in the preceding column using the closing price of a Teva share as reported on the NYSE on December 30, 2022, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested RSUs and PSUs.

(5)

Amounts disclosed in this column reflect the number of unearned and unvested PSUs held by our NEOs, based on achievement of all applicable performance goals at target level for the open performance cycle ending in 2023 and at threshold level for the open performance cycle ending in 2024. PSUs generally vest following completion of the year indicated and following the date on which the HR and Compensation Committee and Board certify whether the performance conditions have been achieved. The actual number of PSUs that will be earned in respect of these unvested awards, if any, will be determined at the end of each performance cycle and might be less or more than the number shown in this column. See footnote (2) to “2022 Grants of Plan-Based Awards” above for information regarding the nature of the performance measures incorporated in the 2022-2024 PSU grant. See “2022 Potential Payments Upon Termination or Change in Control” for information on the treatment of PSUs upon retirement, death, disability, termination or change in control.

(6)

Amounts disclosed in this column reflect the market value of the unvested PSUs held by our NEOs and reported in the preceding column using the closing price of a Teva share as reported on the NYSE on December 30, 2022, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested PSUs.

(7)	This column discloses the vesting dates of outstanding awards held by our NEOs at year end which generally occur on the relevant anniversary of the date of grant.

78	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Executive Compensation

2022 Option Exercises and Stock Vested

The table below shows the number of shares each of our NEOs acquired and the values they realized upon the vesting of PSUs and RSUs during 2022. Values are shown before payment of any applicable withholding taxes or brokerage commissions. There were no stock options exercised by the NEOs in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Kåre Schultz	501,889	4,012,718
Eli Kalif	46,446	363,082
Dr. Sven Dethlefs	107,302	828,948
Mark Sabag	119,163	923,418
Eric Drapé	93,116	714,834
(1)	Amounts disclosed in this column reflect the number of PSUs and RSUs that vested during 2022.
(2)

Amounts disclosed in this column reflect the value realized upon vesting of the PSUs and RSUs, as calculated based on the price of a Teva share on the vesting date, multiplied by the number of shares underlying each award.

2022 Pension Benefits

None of our NEOs participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2022 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FY ($) (4)
Dr. Sven Dethlefs	Supplemental Deferred Compensation Plan	161,086	81,084	(245,257)	0	1,276,690
(1)

Amounts disclosed in this column reflect elective deferrals made by our NEOs and are included in the amounts reported as “Salary” and “Non-Equity Incentive Plan Compensation,” as relevant, in the Summary Compensation Table above.

(2)	Amounts disclosed in this column are included within the amount reported in the “All Other Compensation” column of the Summary Compensation Table above.
(3)

Amounts disclosed in this column include earnings on the relevant plans as well as changes in the values of the underlying accounts. None of the amounts disclosed in this column were reported in the Summary Compensation Table because the Company does not credit above-market or preferential earnings on deferred compensation.

(4)

Amounts disclosed in this column reflect the cumulative value of the applicable NEO’s contributions and Company matching contributions, which have been included in the amounts reported as “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation,” as appropriate, in the applicable Summary Compensation Tables, and investment earnings thereon. The amount for Dr. Dethlefs includes $206,659 that has been disclosed in the Summary Compensation Table in previous years. Dr. Dethlefs is fully vested in these amounts.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	79

Executive Compensation

Teva’s North American subsidiaries provide a tax qualified defined contribution 401(k) Retirement Savings Plan for the benefit of employees. Under this plan, contribution amounts have been determined based on specified percentages of pay. The Code limits the benefits that may be contributed into the 401(k) plan. As a complement to this plan, the Company maintains a supplemental retirement plan, the Supplemental Deferred Compensation Plan, to bridge the gap between legally mandated limits on qualified plan benefits and the retirement benefits offered at comparable public companies, and to provide participants with supplemental benefits. While the Company has formally funded the 401(k) plan match contribution, the Supplemental Deferred Compensation Plan is not formally funded.

Supplemental Deferred Compensation Plan

The Supplemental Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan under which certain eligible employees may defer up to 75% of base salary, annual bonuses and sales bonuses. The Company matches 100% of the first 6% of all eligible compensation deferred above the IRS qualified compensation limit, and makes restorative matching contributions to restore the Company match that were lost to the participant under the Retirement Savings Plan. Participants are vested in 100% of Company contributions once three years of service are completed. There are 26 investment options within the Supplemental Deferred Compensation Plan, and participants may change their investment allocations. Contributions plus earnings are paid out of the general assets of the Company. Participants that are age 55 with at least 15 years of service or age 65 with five years of service are retirement eligible, and may receive payment from the Plan in a lump sum or in annual installments for up to 20 years beginning on the first distribution date (January or July) that is at least 13 months after their retirement. Participants that terminate employment prior to retirement receive a lump sum beginning on the first distribution date that is at least six months after termination. Participants may change their distribution election at least 12 months prior to the originally scheduled payment date and as long as the change results in the payment date being delayed at least five years.

2022 Potential Payments Upon Termination or Change in Control

In connection with any termination of employment, including if there is a termination in connection with a change in control of the Company, our NEOs would be eligible to receive certain payments, benefits and treatment of the various forms of equity that the NEO holds (provided, in some cases, that certain conditions are met).

The amounts that the NEOs would receive are set forth below for the following types of termination of employment: termination for cause, death, disability, retirement, termination without cause, resignation for good reason, resignation without good reason and a change in control of the Company.

In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or change in control occurred on December 31, 2022, and that the value of a Teva share on that day was $9.12, the closing price on the NYSE on December 30, 2022, the last trading day of 2022.

Under these SEC rules, the potential payments upon termination do not include certain distributions or benefits which are not enhanced by a qualifying termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:

∎	Amounts payable when employment terminates under programs generally applicable to the Company’s salaried employees;

∎	Vested benefits accrued under the 401(k) and pension plans; and

∎	Vested benefits under the Supplemental Deferred Compensation Plan provided to the NEOs, as previously described in the section entitled “2022 Nonqualified Deferred Compensation.”

80	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Executive Compensation

Eli Kalif

Mr. Kalif’s employment terms generally require the Company and Mr. Kalif to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Kalif’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Kalif’s employment terms provide that in connection with his termination of employment, Mr. Kalif will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Kalif with good reason, Mr. Kalif will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to twice his monthly base salary multiplied by the number of years of employment, up to a maximum payment of 18 times his monthly base salary (or the minimum amount required under applicable law, if greater). In the event that his employment is terminated by the Company without cause within one year following a change in control event (as such term is defined in the Compensation Policy as in effect on the date hereof), Mr. Kalif will be entitled to an additional lump sum cash payment equal to $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Mr. Kalif shall repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants, including an undertaking not to compete with Teva for six months following termination.

Dr. Sven Dethlefs

Dr. Dethlefs’ employment terms generally require the Company and Dr. Dethlefs to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Dr. Dethlefs’ services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause or by Dr. Dethlefs for good reason, Dr. Dethlefs will generally be entitled to receive cash severance equal to the product of six times his monthly base salary and payment of certain costs associated with continued medical insurance for 18 months. Dr. Dethlefs is also entitled to receive an amount equal to 12 times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for one year following termination and other restrictive covenants. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Dr. Dethlefs will be entitled to an additional lump sum cash payment of $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Dr. Dethlefs shall promptly repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants.

Mark Sabag

Mr. Sabag’s employment terms generally require the Company and Mr. Sabag to provide nine months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Sabag’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	81

Executive Compensation

Mr. Sabag’s employment terms provide that in connection with his termination of employment, Mr. Sabag will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law. In the event of retirement to pension at the statutory age, termination due to death or disability, termination without cause, or resignation for good reason, Mr. Sabag will be entitled to a make-up payment equal to his then monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed twice his then monthly base salary multiplied by the number of his years of service. In the event of a resignation without good reason, the make-up payment will be equal to half his then monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed 1.5 times his then monthly base salary multiplied by the number of his years of service.

Mr. Sabag is also entitled to receive an amount equal to 12 times his monthly base salary, in consideration for and conditioned upon his undertaking not to compete with Teva for one year following termination. In the event of a material breach, payment will cease and the Company will be entitled to reclaim amounts already paid. This amount would not be paid upon termination upon death and the Company has the sole discretion to determine if it is paid upon termination for cause. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Sabag will be entitled to an additional lump sum payment of $1.5 million.

Mr. Sabag is also entitled to continued vesting of equity-based awards for 24 months following termination without cause. In addition, in the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Sabag will be entitled to accelerated vesting of unvested equity upon termination.

Eric Drapé

Mr. Drapé’s employment terms generally require the Company and Mr. Drapé to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Drapé’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Drapé’s employment terms provide that in connection with his termination of employment, Mr. Drapé will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Drapé with good reason, Mr. Drapé will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to the product of 15 times his monthly base salary (or the minimum amount required under applicable law, if greater). Mr. Drapé is also entitled to receive an amount equal to three times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for six months following termination and other restrictive covenants, and his compliance with such undertaking, which amount would be paid in connection with terminations other than in the event of his termination by the Company for cause, his death or disability. In the event that his employment is terminated by the Company without cause within one year following a change in control event (as such term is defined in the Compensation Policy as in effect on the date hereof), Mr. Drapé will be entitled to an additional lump sum cash payment equal to $1.5 million.

Because Mr. Drapé meets the requirements for a qualifying retirement and termination under the Company’s policy pursuant to its 2015 and 2020 Long-Term Equity-Based Incentive Plan, if he is terminated without cause and the current retirement policy is in effect, he will be entitled to one year of continued vesting of his outstanding awards.

82	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Executive Compensation

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Mr. Drapé shall repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants.

Potential Payments Upon Termination or Change In Control

The following tables summarize the payments the NEOs would receive upon termination and completion of the required notice period at December 31, 2022. The U.S. dollar amounts in the tables below were converted from local currency, where needed, using the December monthly average exchange rate of 3.45 Israeli shekels per U.S. dollar and 0.95 euros per U.S. dollar.

Payments Resulting From Termination without Cause or Resignation with Good Reason

Category	Eli Kalif	Dr. Sven Dethlefs	Mark Sabag	Eric Drapé
Severance payments (1)	213,757	420,250	978,883	714,486
Non-compete payments (2)	0	840,500	723,984	175,782
Accrued vacation	136,152	0	203,180	96,030
Health benefits continuation	0	48,337	0	0
Post-termination equity vesting (3)(4)	0	0	2,987,074	1,232,477
Total amount without change in control	$349,909	$1,309,087	$4,893,121	$2,218,775
Post-change in control cash termination payment (5)	1,500,000	1,500,000	1,500,000	1,500,000
Additional post-change in control equity acceleration (6)	0	0	2,186,347	0
Total amount with change in control	$1,849,909	$2,809,087	$8,579,468	$3,718,775
(1)

In addition to the amounts reported above, Mr. Kalif would receive $178,808, Mr. Drapé would receive $164,421, and Mr. Sabag would receive $995,049, which amounts are already held in severance accounts on their behalf. For Mr. Sabag, the severance amount in the table would also be payable upon retirement to pension at the statutory age, or termination due to death or disability. Upon resignation without good reason, Mr. Sabag would be entitled to a severance payment amount of $485,400 in addition to the amount accumulated in his severance accounts.

(2)

For Mr. Drapé, the non-compete payment would be paid, assuming his compliance with the non-compete covenant, in connection with terminations other than termination by the Company for cause, death or disability. For Mr. Sabag, the non-compete payment is also paid upon retirement to pension at the statutory age, termination due to disability, or resignation without good reason, and the Company has the sole discretion to determine if it is paid upon termination for cause.

(3)

Amounts reported are based on the price of a Teva share on December 30, 2022, the last trading day of 2022 ($9.12) and, with respect to PSUs, target performance, except for 2020-2022 PSUs, for which actual performance was used.

(4)	For Mr. Sabag, the equity vesting does not apply to resignation with good reason.
(5)

For Dr. Dethlefs and Mr. Sabag, change in control is defined as certain mergers followed by a termination without cause. For Mr. Kalif and Mr. Drapé, change in control is defined in the Compensation Policy as in effect on the date thereof.

(6)

Mr. Sabag’s employment agreement provides for equity acceleration upon a post-merger involuntary termination without cause, which is the only change in control trigger for this equity acceleration. Amounts reported are based on the end of year stock price ($9.12) and, with respect to PSUs, target performance. The amount reported would be in addition to the amount reported under post-termination equity vesting.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	83

Executive Compensation

Accelerated Equity Vesting Upon Death or Disability

Under our 2015 and 2020 Long-Term Equity-Based Incentive Plan, upon death or disability, performance awards, such as PSUs, will immediately vest and pay out based on the target level of performance as of the date of termination, RSUs will immediately be vested and settled and options will immediately vest and remain exercisable through the original expiration date.

Category	Eli Kalif	Dr. Sven Dethlefs	Mark Sabag	Eric Drapé
Value (1)	$4,900,021	$5,491,389	$5,173,420	$5,012,553
(1)

Amounts reported are based on the price of a Teva share on December 30, 2022, the last trading day of 2022 ($9.12) and, with respect to PSUs, target performance, except for 2020-2022 PSUs, for which actual performance was used.

Kåre Schultz

Pursuant to Mr. Schultz’s employment terms, in connection with his termination of employment which was treated as a termination without cause, Mr. Schultz was entitled to receive three months’ notice, payments associated with termination as required pursuant to applicable Israeli law, certain previously accrued obligations, including payout of accrued vacation ($49,890) and his 2022 annual cash incentive as already disclosed in the Summary Compensation Table, a cash severance payment that, together with severance amounts accumulated in his severance account, equal the product of 12 times his monthly base salary ($2,000,000 of which approximately $861,381 was already held in a severance account), and a prorated 2023 annual cash incentive at target ($383,562). Mr. Schultz is also receiving an amount equal to 24 times his monthly base salary ($4,000,000) in monthly installments in consideration for, and conditioned upon, his undertaking not to compete with Teva for two years following termination and other restrictive covenants, and his compliance with such undertaking. Mr. Schultz is also entitled to continued vesting of outstanding equity awards in accordance with their terms ($39,529,692 based on the price of a Teva share on February 21, 2023, the first trading day following termination date and, with respect to PSUs, target performance, except for 2020-2022 PSUs, for which actual performance was used).

All termination payments and benefits in excess of those required to be paid pursuant to applicable law were subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, in the event that he breaches his restrictive covenants. In addition, in the event of continuous and willful breach of his restrictive covenants, the Company shall be entitled to a repayment of such termination payments, including forfeiture of any post-termination equity vesting.

2022 Pay Ratio

We have estimated the compensation of the 2022 median employee to be $74,779. The annual total compensation of our CEO was $15,529,138. The ratio of the annual total compensation of our CEO to that of the annual total compensation of our median employee was 208 to 1.

Our “median employee” is a full-time, salaried employee located in Israel. We totaled all of the elements of the employee’s compensation for 2022 in the same manner as the CEO and in accordance with SEC Summary Compensation Table disclosure requirements, which resulted in an annual total compensation of $74,779, of which $34,149 is base salary, $5,906 is non-equity incentive compensation, and $34,723 is comprised of Company contributions to a pension fund, as is required by Israeli law, other compensation such as overtime pay and other cash allowances, and Company contributions to a study fund, as is common practice for Israel-based employees of the Company.

84	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Executive Compensation

The CEO pay ratio rule permits the use of a median employee for up to three years unless there has been a meaningful change to a company’s employee population. We determined that there was no meaningful change to our employee population and therefore we used the same median employee as was used in 2020 for pay ratio purposes.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	85

Executive Compensation

Pay Versus Performance Disclosure
In
accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation paid to our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company financial performance for each of the fiscal years ended December 31, 2020, 2021 and 2022. The HR and Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Kåre Schultz ($) (1)	Compensation Actually Paid to Kåre Schultz ($) (1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)(2)(3)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Non-GAAP Operating Profit ($ Millions) (5)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	15,529,138	17,214,057	3,977,166	4,426,020	93.06	123.43	(2,406)	4,139
2021	14,681,772	7,570,056	3,740,840	3,075,466	81.73	129.31	456	4,401
2020	15,724,518	10,866,321	3,997,258	3,783,167	98.47	114.32	(4,099)	4,388
(1)	Kåre Schultz was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022

Eli Kalif	Eli Kalif	Eli Kalif

Dr. Hafrun Fridriksdottir	Dr. Sven Dethlefs	Dr. Sven Dethlefs

Brendan O’Grady	Eric Drapé	Mark Sabag

Eric Drapé	Mark Sabag	Eric Drapé
(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Kåre Schultz ($)	Exclusion of Stock Awards and Option Awards for Kåre Schultz ($)	Inclusion of Equity Values for Kåre Schultz ($)	Compensation Actually Paid to Kåre Schultz ($)

2022	15,529,138	(9,999,990)	11,684,909	17,214,057

2021	14,681,772	(9,999,994)	2,888,278	7,570,056

2020	15,724,518	(9,999,970)	5,141,773	10,866,321

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2022	3,977,166	(2,074,994)	2,523,848	4,426,020

2021	3,740,840	(1,949,990)	1,284,616	3,075,466

2020	3,997,258	(2,012,487)	1,798,396	3,783,167

86	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Executive Compensation

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Kåre Schultz ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Kåre Schultz ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Kåre Schultz ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Kåre Schultz ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Kåre Schultz ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Kåre Schultz ($)	Total - Inclusion of Equity Values for Kåre Schultz ($)
2022	12,225,190	(546,605)	0	6,324	0	0	11,684,909
2021	7,614,065	(5,298,346)	0	572,559	0	0	2,888,278
2020	8,077,067	(2,209,566)	0	(725,728)	0	0	5,141,773

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	2,536,721	9,389	0	(22,262)	0	0	2,523,848
2021	1,484,735	(409,621)	0	209,502	0	0	1,284,616
2020	1,680,018	36,926	0	81,452	0	0	1,798,396
(4)
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Select Pharmaceuticals Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Dow Jones U.S. Select Pharmaceuticals Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined
Non-GAAP
Operating Profit to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2022. For a description of how
Non-GAAP
Operating Profit is determined, please see “Executive Compensation—Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Long-Term Incentive Equity-Based Compensation” above. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Pay Versus Performance Comparative Disclosure
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between the information presented in the table above.
Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	87

Executive Compensation

The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and
Non-GAAP
Operating Profit

88	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

Executive Compensation

The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our
Non-GAAP
Operating Profit during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following graph compares our cumulative TSR over the three most recently completed fiscal years to that of the Dow Jones U.S. Select Pharmaceuticals Index over the same period.

Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement	89

Executive Compensation

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for fiscal year 2022 to Company performance. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures
Non-GAAP Operating Profit Net Revenue Relative TSR Non-GAAP Earnings Per Share
Free Cash Flow

90	Teva Pharmaceutical Industries Ltd. 2023 Proxy Statement

HR and Compensation Committee Interlocks and Insider Participation

The HR and Compensation Committee currently consists of Rosemary A. Crane (chair), Gerald M. Lieberman, Nechemia (Chemi) J. Peres and Janet S. Vergis. During fiscal year 2022, no member of the HR and Compensation Committee was an employee, officer or former officer of Teva or any of its subsidiaries. During fiscal year 2022, no member of the HR and Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. During fiscal year 2022, none of our executive officers served on the Board of Directors or compensation committee of any entity that had one or more of its executive officers serving on Teva’s Board of Directors or HR and Compensation Committee.

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Proposal 2: Advisory Vote on Compensation of Named Executive Officers

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with the opportunity to approve, by advisory vote, the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation or any specific NEOs, but rather the overall compensation of our NEOs and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our shareholders to approve the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act in the section entitled “Executive Compensation” of this Proxy Statement, including the CD&A, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Teva Pharmaceutical Industries Limited approve, on a non-binding advisory basis, the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the HR and Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives and program. Our Board and the HR and Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program. Following our 2023 Annual Meeting, the next advisory vote on named executive officer compensation is expected to occur at the 2024 annual meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that shareholders vote FOR the approval, on a non-binding advisory basis, of the compensation of Teva’s named executive officers, as disclosed in this Proxy Statement.

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Proposal 3: Appointment of Independent Registered Public Accounting Firm

The Audit Committee recommends that, as required under Israeli law, shareholders appoint Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited (“PwC”), as Teva’s independent registered public accounting firm until Teva’s 2024 annual meeting of shareholders. PwC has been our independent registered public accounting firm since at least 1976.

Pursuant to Teva’s Articles of Association, the Board of Directors is authorized to determine the remuneration of Teva’s independent registered public accounting firm.

Representatives of PwC are expected to be present at the Annual Meeting and will also be available to respond to questions from shareholders. They also will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The Audit Committee has reviewed and discussed with management Teva’s audited consolidated financial statements as of and for the year ended December 31, 2022.

The Audit Committee has also discussed with Kesselman & Kesselman the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Kesselman & Kesselman required by the applicable requirements of the PCAOB regarding Kesselman & Kesselman’s communication with the Audit Committee concerning independence and has discussed with Kesselman & Kesselman their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Audit Committee of the Board of Directors

Gerald M. Lieberman, Chair

Amir Elstein

Roberto A. Mignone

Dr. Tal Zaks

Policy on Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Teva’s Audit Committee is responsible for overseeing the work of its independent auditors. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by PwC and other members of PricewaterhouseCoopers International Limited. These services may include audit services, audit-related services, tax services and other services, as further described below. The Audit Committee sets forth the basis for its pre-approval in detail, listing the particular services or categories of services which are pre-approved, and setting forth a specific budget for such services. Other services are approved by the Audit Committee on an individual basis. Once services have been pre-approved, PwC and management then report to the Audit Committee on a periodic basis regarding the extent of services actually provided in accordance with the applicable pre-approval, and regarding the fees for the services performed. Such fees for 2022 and 2021 were pre-approved by the Audit Committee in accordance with these procedures.

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Proposal 3: Appointment of Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

Teva incurred the following fees for professional services rendered by Kesselman & Kesselman and other PwC member firms, for the years ended December 31, 2022 and 2021:

	2022	2021
	(U.S. $ in thousands)
Audit fees	$13,152	$13,488
Audit-related fees	331	180
Tax fees	2,693	2,588
All other fees	68	20
Total	$16,244	$16,276

The audit fees for the years ended December 31, 2022 and 2021 included professional services rendered for the integrated audit of Teva’s annual consolidated financial statements and internal control over financial reporting as of December 31, 2022 and 2021, review of consolidated quarterly financial statements, statutory audits of Teva and its subsidiaries, review of securitization and other management actions, consents and assistance with review of documents filed with the SEC and other services that can only be provided by the independent auditor.

The audit-related fees for the years ended December 31, 2022 and 2021 included accounting consultations, employee benefit plan audits, issuance of comfort letters, agreed upon procedures that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2022 and 2021 included services related to tax compliance including the preparation of tax returns and claims for refund, tax planning and tax advice including assistance with tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans and assistance with respect to requests for rulings from tax authorities.

All other fees for the years ended December 31, 2022 and 2021 were mainly for providing benchmarking data, as well as for license fees for the use of accounting research tools and training regarding general financial reporting developments.

The Audit Committee believes that the provision of all non-audit services rendered is compatible with maintaining PwC’s independence.

The Board of Directors recommends that shareholders vote FOR the approval of the appointment of Kesselman & Kesselman, a member of PwC, as Teva’s independent registered public accounting firm until Teva’s 2024 annual meeting of shareholders.

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Presentation of 2022 Financial Statements

The Board of Directors has approved, and is presenting to shareholders for receipt and consideration at the Annual Meeting, Teva’s annual consolidated financial statements for the year ended December 31, 2022, which are included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2022, available on Teva’s website at www.tevapharm.com.

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Security Ownership

The following table describes, as of April 1, 2023, the beneficial ownership of Teva ordinary shares (and ADSs representing ordinary shares) by:

∎	each person we believe beneficially holds more than 5% of the outstanding ordinary shares based solely on our review of SEC filings;

∎	each of our NEOs;

∎	each of our directors and director nominees; and

∎	all of our directors and executive officers as a group.

Beneficial Owner	Ordinary Shares Beneficially Owned***		Percent of Ordinary Shares Outstanding****
Beneficial Owners of More than 5% of Our Ordinary Shares
Capital Research Global Investors (1)	114,793,989		10.25%
Named Executive Officers, Directors and Director Nominees:*
Dr. Sol J. Barer	343,354		*	*
Richard D. Francis	—		*	*
Michal Braverman-Blumenstyk	—		*	*
Rosemary A. Crane	66,697		*	*
Amir Elstein	2,057,413		*	*
Jean-Michel Halfon	63,707		*	*
Gerald M. Lieberman	69,107		*	*
Roberto A. Mignone	1,558,765	(2)	*	*
Dr. Perry D. Nisen	58,765		*	*
Nechemia (Chemi) J. Peres	58,765		*	*
Prof. Ronit Satchi-Fainaro	51,359		*	*
Janet S. Vergis	27,147		*	*
Dr. Tal Zaks	12,222		*	*
Eli Kalif	134,287		*	*
Mark Sabag	837,026		*	*
Dr. Sven Dethlefs	379,574		*	*
Eric Drapé	443,770		*	*
Kåre Schultz (3)	2,794,908		*	*
All directors and executive officers as a group (21 persons)	6,911,325		*	*
*	The address of each named executive officer and director is c/o Teva Pharmaceutical Industries Limited, 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel.
**	Represents less than 1%.
***

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

****	Percentage of beneficial ownership is based on 1,120,405,816 ordinary shares outstanding at April 1, 2023.

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Security Ownership

(1)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2023, by Capital Research Global Investors, a division of Capital Research and Management Company, which is deemed to be the beneficial owner of 114,793,989 ordinary shares. Capital Research Global Investors listed its address as 333 South Hope Street, Los Angeles, CA 90071.

(2)

1,500,000 ordinary shares are held of record by Swiftcurrent Partners, L.P. and Swiftcurrent Offshore Master, Ltd. Bridger Management, LLC is the investment adviser to these funds and Mr. Mignone is the manager of Bridger Management, LLC. Mr. Mignone disclaims beneficial ownership of the 1,500,000 ordinary shares held of record by these funds, except to the extent of his indirect pecuniary interest therein.

(3)

Based solely on company shareholder information as of April 1, 2023, with respect to equity compensation and any ordinary shares with respect to which such person has (or has the right to acquire within 60 days from April 1, 2023) sole or shared voting power or investment power.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2022, certain information related to our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
2020 Long-Term Equity-Based Incentive Plan	26,087,296	—	74,007,541	(1)
2015 Long-Term Equity-Based Incentive Plan	24,321,838	$31.36	—	(2)
2010 Long-Term Equity-Based Incentive Plan	6,012,121	$53.28	—	(2)
2008 Employee Stock Purchase Plan For U.S. Employees (“ESPP”)	—	—	1,809,416	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	56,421,255	$36.82	75,809,958	(1)
(1)	Includes awards that were cancelled or forfeited under the 2010 and 2015 Long-Term Equity-Based Incentive Plans.
(2)	This plan expired and no future grants are available thereunder.
(3)

A total of 8,500,000 shares have been authorized for purchase at a discount under the plan. The total amounts of securities remaining available for future issuances that were reported in column (c) under the ESPP for December 31, 2019, 2020 and 2021, inadvertently reflected the amount of shares purchased under the ESPP per each year, instead of the amount that remains available for future issuances, as is now reflected in the table above.

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Related Party Transactions

Certain Relationships and Related Party Transactions

In November 2019, Teva entered into two collaborative research agreements with Tel Aviv University pursuant to which Teva provided funding in the amounts of €250,000 and $94,500, respectively, and worked with the Tel Aviv University scientists to advance cancer and brain studies. Following finalization of the research plans, in May 2021, Teva entered into two continuation research agreements (of the two collaborative research agreements entered into in November 2019) with Tel Aviv University, to conduct additional and further research plans, to which Teva provided funding in the amount of NIS 1,238,490 and NIS 313,275, respectively. In November 2022, Teva extended these two continuation research agreements with Tel Aviv University for an additional one-year period, in a total amount of $600,000. Prof. Ronit Satchi-Fainaro, a member of our Board of Directors, has been a professor at Tel Aviv University since 2015. Prof. Ronit Satchi-Fainaro holds various other positions at Tel Aviv University, including Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, The Kurt and Herman Lion Chair in Nanosciences and Nanotechnologies since 2017, Director of the Cancer Biology Research Center since 2020 and a member of the Preclinical Dean’s Committee since 2015.

The related party transaction described above was reviewed and approved in accordance with the provisions of the Israeli Companies Law, Teva’s Articles of Association and Teva’s written policy regarding transactions with related parties (the “Related Party Transactions Policy”), as described below. Any extensions to these agreements will also be reviewed accordingly.

Approval of Related Party Transactions

The Israeli Companies Law requires that an “office holder” (as defined in the Israeli Companies Law) of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company. Each of our directors and executive officers is an ‘office holder’ under the Israeli Companies Law and Teva’s Related Party Transactions Policy. Teva’s Related Party Transactions Policy also applies to any director nominees (“Director Nominees”), any holders of 5% or more of Teva’s outstanding share capital or voting rights (“5% Holders” and collectively with Teva’s office holders and Director Nominees, the “Covered Persons”) and with respect to transactions in which a Covered Person has a direct or indirect personal interest, including a personal interest of a relative of such Covered Person and a personal interest of an entity in which such Covered Person or a relative of such Covered Person is an interested party (as defined in the Israeli Companies Law).

Pursuant to the Israeli Companies Law and Teva’s Related Party Transactions Policy, the Audit Committee shall determine whether any transaction with a Covered Person in which the Covered Person has a personal interest (other than, with respect to a Covered Person who is an office holder, such office holder’s Terms of Office and Employment, see “Executive Compensation—Compensation Discussion and Analysis—Compensation-Related Requirements of the Israeli Companies Law”) is an “extraordinary transaction” (defined as a transaction not in the ordinary course of business, not on market terms or likely to have a material impact on the company’s profitability, assets or liabilities).

Pursuant to the Israeli Companies Law, the Articles of Association and Teva’s Related Party Transactions Policy, in the event that the Audit Committee determines that the transaction is an extraordinary transaction, Audit Committee and Board approval are required and, in some circumstances, shareholder approval may also be required; if however, it is determined that the transaction is not an extraordinary transaction, the transaction will not require Board or shareholder approval. A related party transaction may only be approved if it is determined to be in the best interests of Teva. The Company should normally not commit to a Related Party Transaction for a term of more than three years without the right to review and re-negotiate its terms and provisions at least once every three years.

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Related Party Transactions

A person with a personal interest in the matter generally may not be present at meetings of the Board or certain committees where the matter is being considered and, if a member of the Board or a committee, may generally not vote on the matter.

Transactions with Controlling Shareholders

Under Israeli law, extraordinary transactions with a controlling shareholder, or in which the controlling shareholder has a personal interest, and any engagement with a controlling shareholder, or a controlling shareholder’s relative, with respect to the provision of services to the company or their Terms of Office and Employment as an office holder or their employment, if they are not an office holder, generally require the approval of the Audit Committee (or with respect to Terms of Office and Employment, the HR and Compensation Committee), the Board of Directors and the shareholders. If required, shareholder approval must include (i) at least a majority of the shareholders who do not have a personal interest in the transaction and are present and voting at the meeting (abstentions are disregarded), or, alternatively, that (ii) the total shareholdings of the disinterested shareholders who vote against the transaction do not represent more than two percent of the voting rights in the company. Transactions for a period of more than three years generally need to be brought for approval in accordance with the above procedures every three years. A shareholder who holds 25% or more of the voting rights in a company is considered a controlling shareholder for these purposes if no other shareholder holds more than 50% of the voting rights. If two or more shareholders are interested parties in the same transaction, their shareholdings are combined for the purposes of calculating percentages.

Change of Control

Subject to certain exceptions, the Israeli Companies Law generally requires that a merger between two Israeli companies be approved by both the board of directors and by the shareholders of each of the merging companies by a simple majority (unless a higher majority is required by the articles of association).

Furthermore, the Israeli Companies Law generally requires that an acquisition of shares in a public company be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights of the company if there is no other holder of 25% or more of the company’s voting rights, or more than 45% of the voting rights of the company if there is no other holder of more than 45% of the company’s voting rights. The Israeli Companies Law generally further requires that such offer be consummated only if at least 5% of the company’s voting rights will be acquired, and that subject to certain exceptions, the majority of the offerees who responded to the offer accepted the offer.

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Shareholder Proposals for the 2023 Annual Meeting and the 2024 Annual Meeting

Under Israeli law, one or more shareholders holding 1% or more of the voting rights of Teva may propose to include any matter appropriate for deliberation at a shareholders meeting to be included on the agenda of a shareholders meeting (including proposing the nomination of a candidate to the Board of Directors which will be brought for consideration by Teva’s Corporate Governance and Nominating Committee) by submitting such proposal within seven days of publication of Teva’s notice with respect to its general meeting of shareholders, unless Teva publishes a preliminary notice at least twenty-one days prior to a publication of the notice of the meeting, stating its intention to convene such meeting and the agenda thereof, in which case the shareholder proposal should be submitted within fourteen days of such preliminary notice. Accordingly, any one or more shareholders holding 1% or more of the voting rights of Teva may request to include a proposal on the agenda of the Annual Meeting by submitting such proposal in writing to Teva no later than April 26, 2023, at its executive offices located at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Dov Bergwerk, Company Secretary.

Any such shareholder proposal must comply with the requirements of applicable law and Teva’s Articles of Association. The requirements under Teva’s Articles of Association include providing information such as: (i) the number of ordinary shares held by the proposing shareholder, directly or indirectly, and, if any such ordinary shares are held indirectly, an explanation of how they are held and by whom; (ii) the shareholder’s purpose in making the request; and (iii) any agreements, arrangements, understandings or relationships between the shareholder and any other person with respect to any securities of Teva or the subject matter of the request. If the proposal is to nominate a candidate for election to the Board of Directors, the proposing shareholder must also provide (a) a declaration signed by the nominee and any other information required under the Israeli Companies Law, (b) additional information in respect of the nominee as would be required in response to the applicable law, regulation and/or stock exchange rules, including disclosure requirements in Israel and/or abroad, (c) a representation made by the nominee of whether the nominee meets the objective criteria for independence under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, and (d) details of all relationships and understandings between the proposing shareholder and the nominee.

In addition to satisfying the requirements of Teva’s Articles of Association, to comply with the requirements set forth in the Exchange Act, (i) shareholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, in connection with Teva’s 2024 annual general meeting of shareholders must provide written notice to the Company’s Secretary that sets forth all the information required by Rule 14a-19 of the Exchange Act, postmarked or transmitted electronically to the Company at the Company’s executive offices located at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Dov Bergwerk, Company Secretary, no later than April 16, 2024, and (ii) shareholders who seek to include other shareholder proposals in the proxy statement and proxy card for Teva’s 2024 annual general meeting of shareholders pursuant to Rule 14a-8 must provide written notice postmarked to the Company at the Company’s executive offices, on or before December 23, 2023 and must comply with Rule 14a-8.

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Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings made by Teva under those statutes, the information included under the caption “HR and Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Teva under those statutes, except to the extent we specifically incorporate these items by reference.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. Teva will promptly deliver a separate copy of the proxy statement, as well as its Annual Report, to you if you write or call the Company at: TevaIR@tevapharm.com or mailing address: Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Investor Relations, or phone: +972 (3) 914-8262. If you want to receive copies of Teva’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone numbers.

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Questions and Answers about the Annual Meeting

The Meeting

When and where will the Annual Meeting be held?

The Annual Meeting will be held at Teva’s executive offices at Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, on Thursday, June 15, 2023, at 4:00 p.m. Israel time / 9:00 a.m. Eastern time.

Shareholders will also have the option to listen to the Annual Meeting through an audio webcast, as detailed below, although by listening via the audio webcast, you will not be considered for legal quorum purposes and will not be able to vote during the Annual Meeting.

For additional information on how to vote and participate at the Annual Meeting see below under “Participating and Voting.”

Who may attend the Annual Meeting?

Attendance at the Annual Meeting, including any adjournments or postponements thereof, will be limited to holders of record as of the close of business on May 8, 2023 (the “Record Date”) who hold ordinary shares or American Depositary Shares (“ADSs”), directly in their own name, and beneficial owners who hold ordinary shares or ADSs through a broker, bank or other nominee rather than directly in their own name, and each of their legal proxy holders or their authorized persons. To gain admission to the Annual Meeting, one must have a form of government-issued photograph identification and proof of ownership as of the Record Date. Legal proxy holders and authorized persons will also need to submit a document of appointment, in accordance with Teva’s Articles of Association. In addition, shareholders will have the option to listen to the Annual Meeting through an audio webcast and provide questions in advance, as detailed above and below.

What is a quorum for the Annual Meeting?

A minimum of two holders of ordinary shares (or ADSs representing such ordinary shares) who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares (or ADSs representing such ordinary shares), will constitute a legal quorum. At the close of business on April 1, 2023, 1,120,405,816 ordinary shares were outstanding and entitled to vote. Ordinary shares held in treasury will not be included in the calculation to determine if a quorum is present. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining the presence of a quorum. Should no legal quorum be present one half hour after the scheduled time, the Annual Meeting will be adjourned to one week from that day, at the same time and place. Should such legal quorum not be present one half hour after the time set for the Annual Meeting, as adjourned, any two holders of ordinary shares present, in person or by proxy, who jointly hold twenty percent or more of such ordinary shares (or ADSs representing ordinary shares) will then constitute a legal quorum.

Who may vote at the Annual Meeting?

Ordinary Shares

Holders of record of ordinary shares as of the Record Date may vote at the Annual Meeting.

Beneficial owners who hold ordinary shares through a nominee company pursuant to Section 177(1) of the Israeli Companies Law, as of the Record Date (a “Non-Registered Holder”), rather than directly in their own name, have the right to direct their broker, bank or other nominee how to vote using the instructions provided by the broker, bank or other nominee, but may not vote their shares at the Annual Meeting unless they obtain a proof of share ownership as of the Record Date (“Proof of Ownership”), which must be approved by a member of the Tel Aviv Stock Exchange (“TASE”).

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Questions and Answers about the Annual Meeting

ADSs

As an ADS holder, you will not be entitled to vote at the Annual Meeting, unless you obtain a legal proxy. To the extent you provide the Depositary (as defined below) or your broker, bank or other nominee, as applicable, with voting instructions, the Depositary has advised us that it will vote the ordinary shares underlying your ADSs in accordance with your instructions.

You also may exercise the right to vote the ordinary shares underlying your ADSs by surrendering your ADSs to Citibank, N.A., as depositary for the ADSs (the “Depositary”) for cancellation and withdrawal of the corresponding ordinary shares pursuant to the terms described in the Second Amended and Restated Deposit Agreement (the “Deposit Agreement”), dated as of December 4, 2018, by and among the Company, the Depositary, and the holders and beneficial owners of ADSs. In order to be able to vote at the Annual Meeting, you must complete the ADS cancellation process and become a holder of the corresponding ordinary shares by the Record Date. However, it is possible that you may not have sufficient time to withdraw your ordinary shares and vote them at the upcoming Annual Meeting as a holder of record of ordinary shares as of the Record Date. Holders of ADSs may incur additional costs associated with the ADS cancellation process. In order to vote in person at the Annual meeting, you must submit a legal proxy and either complete the ADS cancellation process and become a holder of the corresponding ordinary shares by the Record Date or provide proof of your ownership of your ADSs by the Record Date and confirmation from your broker or bank that your ADSs were not previously voted.

The Israeli Companies Law does not permit shareholders of public companies to act by written consent.

Participating and Voting

How can I vote my ordinary shares or ADSs?

Your vote is very important and we encourage you to vote your shares and submit your proxy regardless of whether or not you plan to attend the Annual Meeting. Each issued and outstanding ordinary share (or ADS representing an ordinary share) shall entitle its holder to one vote on each matter properly submitted at the Annual Meeting. Ordinary shares held in treasury by Teva do not entitle Teva to vote in respect thereof at the Annual Meeting.

Ordinary Shares

Record holders of ordinary shares: If you are the record holder of ordinary shares as of the Record Date, you have the right to (i) vote at the Annual Meeting, (ii) vote by submitting your proxy card by mail or by email to TevaAGM2023@tevapharm.com, or (iii) grant your voting proxy to an authorized person.

If you choose to submit your proxy card by mail or by email to TevaAGM2023@tevapharm.com, mark the enclosed proxy card in accordance with the instructions, date, sign and return it to Teva. To be taken into account, your proxy card must be received by Teva, by 4:00 p.m., Israel time, on June 12, 2023, unless determined otherwise by the chairman of the Annual Meeting.

If you appoint another person to act as your authorized proxy, such proxy must be submitted in writing by mail or by email to TevaAGM2023@tevapharm.com (in a form approved by the Company Secretary) from the record holder of ordinary shares, including such record holder’s Israeli identification number or company registration number, along with the authorized proxy’s name, Israeli identification number, proof of identification and email address, and must be received by Teva by 4:00 p.m., Israel time, on June 12, 2023, unless determined otherwise by the chairman of the Annual Meeting.

Record holders of ordinary shares may submit questions to the Annual Meeting by email to TevaAGM2023@tevapharm.com, up to 24 hours prior to the Annual Meeting, with their name and identification number.

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Questions and Answers about the Annual Meeting

In order to listen to the Annual Meeting via audio webcast, record holders of ordinary shares must register in advance. To register, record holders of ordinary shares must submit their registration request via email to Teva at TevaAGM2023@tevapharm.com, with their name and identification number. Requests for registration must be received no later than June 13, 2023 at 4:00 p.m., Israel time.

Record holders of ordinary shares will then receive a confirmation of registration from the Company along with an invitation code to access the audio webcast of the Annual Meeting. Record holders of ordinary shares that will listen to the Annual Meeting via audio webcast will not be able to vote during the Annual Meeting and will not be counted for legal quorum purposes, unless they have provided their vote by other means prior to the Annual Meeting as discussed above.

Non-registered holders of ordinary shares: If you are a Non-Registered Holder, you may (i) direct your broker, bank or other nominee how to vote using the instructions provided by such broker, bank or other nominee; (ii) vote through the electronic voting system of the Israeli Securities Authority at least a day prior to the Annual Meeting (i.e., before 4:00 p.m., Israel time, on June 14, 2023); or (iii) if you obtain a Proof of Ownership as detailed above, submit your vote (a) by submitting your proxy card by mail or by email to TevaAGM2023@tevapharm.com, together with the Proof of Ownership, by 4:00 p.m., Israel time, on June 12, 2023, unless determined otherwise by the chairman of the Annual Meeting; or (b) vote at the Annual Meeting according to the instructions discussed above.

If a Non-Registered Holder would like to appoint another person to act as his/her authorized proxy, such proxy must be submitted to Teva along with the Proof of Ownership, following the instructions set forth above.

Non-Registered Holders may submit questions to the Annual Meeting by email to TevaAGM2023@tevapharm.com, up to 24 hours prior to the Annual Meeting, with their name and Proof of Ownership.

In order to listen to the Annual Meeting via the audio webcast, Non-Registered Holders must register in advance. To register, Non-Registered Holders must submit the Proof of Ownership (including Israeli identification number or company registration number) reflecting the number of ordinary shares beneficially owned as of the Record Date, along with their name and email address, to Teva at TevaAGM2023@tevapharm.com. Requests for registration must be received no later than June 13, 2023 at 4:00 p.m., Israel time.

Non-Registered Holders will then receive a confirmation of registration from the Company along with an invitation code to access the audio webcast of the Annual Meeting.

Non-Registered Holders that will listen to the Annual Meeting via audio webcast will not be able to vote during the Annual Meeting and will not be counted for legal quorum purposes, unless they have provided their vote by other means prior to the Annual Meeting as discussed above.

ADSs

The Deposit Agreement sets out the rights of ADS holders as well as the rights and obligations of the Depositary. Each ADS represents the right to receive one ordinary share deposited with Citibank Tel Aviv, as custodian for the Depositary under the Deposit Agreement or any successor custodian.

Record holders of ADSs: If you are a record holder of ADSs as of the Record Date, you will receive instructions from the Depositary for the ordinary shares underlying your ADSs to be voted. If you held ADSs directly as of the Record Date, you have the right to instruct the Depositary how to vote. So long as the Depositary receives your voting instructions by 8:00 a.m., Eastern time, on June 14, 2023, it will, to the extent practicable and subject to Israeli law and the terms of the Deposit Agreement, vote the underlying ordinary shares as you instruct.

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Questions and Answers about the Annual Meeting

Record holders of ADSs may submit questions to the Annual Meeting by email to TevaAGM2023@tevapharm.com, up to 24 hours prior to the Annual Meeting, with their name and Proof of Ownership.

To listen to the Annual Meeting through the audio webcast, record holders of ADSs should enter the 15-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials received.

Record holders of ADSs that will listen to the Annual Meeting via audio webcast will not be able to vote during the Annual Meeting and will not be counted for legal quorum purposes unless they have provided their vote by other means prior to the Annual Meeting as discussed above.

Beneficial owners of ADSs that are registered in the name of a broker, bank or other agent: If you beneficially own ADSs as of the Record Date through a broker, bank or other nominee, such intermediary will provide you instructions on how you may vote the ordinary shares underlying your ADSs. Please check with your broker, bank or other nominee, as applicable, and carefully follow the voting procedures provided to you.

Beneficial holders of ADSs may submit questions to the Annual Meeting by email to TevaAGM2023@tevapharm.com, up to 24 hours prior to the Annual Meeting, with their name and Proof of Ownership.

To listen to the Annual Meeting through the audio webcast, beneficial holders of ADSs that are registered in the name of a broker, bank or other agent must register in advance.

To register, beneficial holders of ADSs must submit proof of ownership reflecting the number of ADSs beneficially owned as of the Record Date, along with their name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “TEVA MEETING REQUEST” and must be received no later than Wednesday, June 14, 2023 at 8:00 a.m., Eastern time. Beneficial holders of ADSs will then receive a confirmation of registration with a 15-digit control number by email from Computershare.

Beneficial holders of ADSs that will listen to the Annual Meeting via audio webcast will not be able to vote during the Annual Meeting and will not be counted for legal quorum purposes unless they have provided their vote by other means prior to the Annual Meeting as discussed above.

How will my ordinary shares or ADSs be voted if I do not vote?

Ordinary Shares

If you hold ordinary shares and do not (i) vote at the Annual Meeting, (ii) vote by submitting your proxy card by mail or by email, (iii) grant your voting proxy to an authorized person or (iv) as a Non-Registered Holder, vote by submitting your proxy card and Proof of Ownership by mail, by email or through the electronic voting system of the Israeli Securities Authority, your ordinary shares will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

ADSs

If you are a record holder of ADSs and do not instruct the Depositary how to vote the ordinary shares underlying your ADSs, the ordinary shares underlying your ADSs will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

If you are a beneficial owner whose ADSs are held of record by a broker, your broker has “discretionary voting” authority under the New York Stock Exchange (“NYSE”) rules to vote the shares represented by your ADSs on “routine” matters, such as the ratification of appointment of Kesselman & Kesselman, an

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independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Ltd., as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority absent specific instructions from you to vote on the following “non-routine” matters: the election of directors and the advisory vote on the compensation of our named executive officers, in which case a broker non-vote will occur and the shares represented by your ADSs will not be voted on these matters.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal 1, Proposal 2 and Proposal 3—each require a simple majority for approval, with a simple majority requiring the affirmative vote of the holders of a majority of Teva’s ordinary shares participating and voting at the Annual Meeting, in person or by proxy or through their representatives. Abstentions and broker non-votes are disregarded. Broker discretionary voting is permitted only for Proposal 3.

Under the terms of the Deposit Agreement, the Depositary shall endeavor (insofar as is practicable and in accordance with our Articles of Association) to vote or cause to be voted the number of ordinary shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to the Depositary by the deadline set. If instructions are not received by the Depositary by the deadline, the ordinary shares represented by such uninstructed ADSs shall not be voted at the Annual Meeting. If instructions are signed and timely returned to the Depositary, but no specific voting instruction is marked for a proposal, the holder shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked proposal.

Can I change my vote?

Ordinary Shares

If you hold ordinary shares of record and submit your proxy card to vote by mail, by email, or appoint a proxy in advance of the Annual Meeting, you may change your vote by delivering a valid later-dated proxy within the time limitations set forth above, or by voting at the Annual Meeting.

If you are a Non-Registered Holder of ordinary shares and vote through the electronic voting system of the Israeli Securities Authority, you may revoke your vote through such voting system before 4:00 p.m., Israel time, on June 14, 2023, or by voting at the Annual Meeting. If you are a Non-Registered Holder and submit your proxy card to vote by mail, by email, or appoint an authorized proxy in advance of the Annual Meeting, you may change your vote by delivering a valid later-dated proxy within the time limitations set forth above, or by voting at the Annual Meeting, subject to the instructions set forth above.

Attendance at the Annual Meeting will not cause your previous vote to be revoked, unless you specifically so request as detailed above.

ADSs

If you are the record owner of ADSs, you must follow the instructions provided by the Depositary in order to change your vote. If you hold your ADSs through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee, in order to change your vote. The last instructions you submit prior to the deadline indicated by the Depositary or the broker, bank or other nominee, as applicable, will be used to instruct the Depositary how to vote the ordinary shares underlying your ADSs. Attendance at the Annual Meeting will not cause your previous vote to be revoked.

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Questions and Answers about the Annual Meeting

Additional information for holders of ordinary shares and ADSs on how to listen to the audio webcast of the Annual Meeting

∎

To access and listen to the audio webcast of the Annual Meeting go to www.meetnow.global/MUYXPL4 and enter your 15-digit control number (for holders of ADSs) or invitation code (for holders of ordinary shares) beginning on Thursday, June 15, 2023 at 3:45 p.m., Israel time, 8:45 a.m., Eastern time.

∎

To submit a question to the Annual Meeting, send your question via email to TevaAGM2023@tevapharm.com up to 24 hours prior to the Annual Meeting with your name and additional information and/or documents as detailed above.

∎

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance by one of the methods described above and in the other proxy materials for the Annual Meeting.

∎	No recording of the Annual Meeting is allowed, including audio and video recording.

Proxy Materials

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report (collectively, the “proxy materials”) to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or by April 21, 2023, we expect to have mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders containing instructions on how to access the proxy materials on the Internet.

Can I access the proxy materials on the Internet?

The proxy materials are available on our website at www.tevapharm.com/2023proxymaterials. Information on our website is not part of the proxy materials and is not incorporated into the proxy statement by reference. Record owners of our ADSs may also access the proxy materials at www.investorvote.com/teva by following the instructions provided by the Depositary. Beneficial owners of our ADSs may also access the proxy materials at www.proxyvote.com by following the instructions provided by their broker, bank or other nominee. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders and ADS holders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you. The proxy materials are also available through Teva’s public filing on MAGNA (the Israeli Securities Authority’s electronic filing system) at www.magna.isa.gov.il, on the TASE’s website at www.maya.tase.co.il, or on the SEC’s website at www.sec.gov.

How do I request paper copies of the proxy materials at no charge?

You may contact Investor Relations by sending an email to TevaIR@tevapharm.com, or you may contact our proxy solicitor, MacKenzie Partners, Inc., by sending an email to proxy@mackenziepartners.com, by May 25, 2023.

If you are a record owner of ADSs, you may request proxy materials at www.investorvote.com/teva, by calling toll-free within the U.S. at (866) 641-4276 or by sending an email to investorvote@computershare.com, by May 25, 2023 and following the instructions provided by the Depositary.

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Questions and Answers about the Annual Meeting

If you are a beneficial owner of ADSs, you may request proxy materials by following the instructions at www.proxyvote.com or by calling toll free within the U.S. at (800) 579-1639 or by sending an email to sendmaterial@proxyvote.com by May 25, 2023 and following the instructions provided by your broker, bank or other nominee.

Other Questions

Could other matters be decided at the Annual Meeting?

The only items of business that our Board of Directors intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matter to be presented at the Annual Meeting. For more information, please see “Shareholder Proposals for the 2023 Annual Meeting and the 2024 Annual Meeting” above.

Who will pay for the cost of this proxy solicitation?

Teva will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the voting instruction card and any additional information furnished to shareholders. Teva may reimburse brokerage firms and other persons representing beneficial owners of ordinary shares or ADSs for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. We retained MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee in the amount of $23,500, plus reimbursable expenses. In addition to solicitation by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile or personal contact.

Who can I contact if I require further assistance?

If you need assistance in submitting your proxy or have questions regarding the Annual Meeting, please contact our Investor Relations department by email at TevaIR@tevapharm.com or by mail at Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020 Israel, attention: Investor Relations, or by telephone at +972-3-914-8262. You may also contact our proxy solicitor, MacKenzie Partners, Inc., by email at proxy@mackenziepartners.com or by calling toll free within the U.S. at +1 (800) 322-2885 or outside the U.S. at + 1 (212) 929-5500.

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Thursday, June 15, 2023 4:00 p.m. Israel time 9:00 a.m. Eastern time The 2023 Annual Meeting will be held at our Tel Aviv headquarters. See inside for further details. If you need assistance or have questions regarding the 2023 Annual Meeting, please contact our Investor Relations department: TevalR@tevapharm.com Teva Pharmaceutical Industries Ltd. 124 Dvora HaNevi’a Street, Tel Aviv, 6944020 Israel

TEVA PHARMACEUTICAL INDUSTRIES LIMITED (“TEVA”)

2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2023

PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TEVA

Teva’s Board of Directors recommends that you vote FOR all proposals. If you execute and return this proxy card without indicating any directions with respect to any matter, this proxy card will be voted FOR all proposals.

Information in respect of the undersigned:

Shareholder name:

Number of identity card or passport (country) or corporation number (country):

Number of Teva ordinary shares being voted:

The undersigned hereby constitutes and appoints each of DOV BERGWERK, DIKLA TADMOR, SHIRA ARAN-PORAT and MATAN KIMCHI, acting individually, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution, to vote with respect to the number of shares set forth above, standing in the name of the undersigned at the close of trading on the Record Date, at the 2023 Annual General Meeting of Shareholders, and at any and all adjournments thereof, with all the power that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as instructed on the reverse side.

In order to be counted, a duly executed proxy must be received by Teva by 4:00 p.m., Israel time, on June 12, 2023 (if not revoked prior to such time), unless determined otherwise by the chairman of the meeting, by submitting this proxy card to Teva’s executive offices at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel to the attention of the Company Secretary or by email to TevaAGM2023@tevapharm.com.

In order to be counted, in addition to this proxy card: (i) shareholders registered in Teva’s shareholder register (Registered Holders) must also provide Teva with a copy of such Registered Holder’s identity card, passport or certificate of incorporation, as the case may be; and (ii) a shareholder registered pursuant to Section 177(1) of the Israeli Companies Law, 5759-1999, through a nominee company (Non-Registered Holders) must also provide Teva with an ownership certificate confirming such Non-Registered Holder’s ownership of Teva’s ordinary shares on the Record Date, which certificate must be approved by a member of the Tel Aviv Stock Exchange, as required by the Israeli Companies Regulations (Proof of Share Ownership for Voting at a General Meeting), 5760-2000. Non-Registered Holders may alternatively submit their votes through the electronic voting system of the Israeli Securities Authority at https//:votes.isa.gov.il.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY

Matter on the Agenda:		Please vote by marking “X” in the correct box
		For	Against	Abstain
1.	ELECTION OF DIRECTORS:
(a) Dr. Sol J. Barer
(b) Michal Braverman-Blumenstyk
(c) Janet S. Vergis
2.	TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION FOR TEVA’S NAMED EXECUTIVE OFFICERS
3.	TO APPOINT KESSELMAN & KESSELMAN, A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LTD., AS TEVA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNTIL TEVA’S 2024 ANNUAL MEETING OF SHAREHOLDERS

Signature	Date